Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MEDIA GENERAL, INC.,

GENERAL MERGER SUB 1, INC.,

GENERAL MERGER SUB 2, INC.,

GENERAL MERGER SUB 3, LLC

And

NEW YOUNG BROADCASTING HOLDING CO., INC.

DATED AS OF June 5, 2013

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Exhibit A – Form of Plan of Merger for Reclassification Merger

Exhibit B – Form of Surviving General Certificate of Incorporation

Exhibit C – Form of Surviving General Bylaws

Exhibit D – Phoenix Designees to General Board

Exhibit E – Form of Letter of Transmittal

Exhibit F – Form of General Charter Amendment

Phoenix Disclosure Letter
General Disclosure Letter

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INDEX OF DEFINED TERMS

Term	Section

Acquisition Inquiry	Section 8.3(a)
Acquisition Proposal	Section 8.3(b)
Acquisition Transaction	Section 8.3(c)
Action	Section 2.8
Affiliate	Section 8.3(d)
Agreement	Preamble
Approval Time	Section 5.10(b)
Articles of Reclassification Merger	Section 1.2(a)
Audited Phoenix Financial Statements	Section 2.5(a)
Barter Agreement	Section 8.3(e)
BH Persons	Section 1.6(a)
Business Day	Section 8.3(f)
Capitalization Date	Section 3.2(a)
Certificate of Combination Merger	Section 1.4(a)
Certificate of Conversion Merger	Section 1.5(a)
Claim Expenses	Section 5.6(a)
Closing	Section 1.1
Closing Date	Section 1.1
Code	Recitals
Combination Merger	Recitals
Combination Merger Effective Time	Section 1.4(a)
Combination Transaction	Recitals
Communications Act	Section 8.3(g)
Confidentiality Agreement	Section 5.4(b)
Continuing Employees	Section 5.5(a)
Contracting Parties	Section 8.12
Continuing Employees	Section 5.5(a)
Contracts	Section 2.2(c)
control	Section 8.3(b)
controlled by	Section 8.3(d)
Conversion Merger	Recitals
D&O Claim	Section 5.6(a)
D&O Indemnified Parties	Section 5.6(a)
D&O Indemnifying Parties	Section 5.6(a)
Debevoise	Section 5.8(a)
DGCL	Section 1.4(a)
DGCL Notices	Section 1.8(b)
DLLCA	Section 1.5(a)
DSS	Section 1.4(a)

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Environmental Claims	Section 8.3(h)
Environmental Law	Section 8.3(i)
Environmental Permits	Section 8.3(j)
ERISA	Section 8.3(l)
ERISA Affiliate	Section 8.3(m)
Exchange Act	Section 8.3(n)
Exchange Ratio	Section 1.6(c)(i)
Excluded Class A Holders	Section 3.24
FCC	Section 8.3(o)
FCC Applications	Section 8.3(p)
FCC Consent	Section 8.3(q)
FCC Licenses	Section 8.3(r)
FCC Rules	Section 8.3(s)
Form S-4	Section 5.1(a)
Fried Frank	Section 5.8(a)
Fully Diluted Shares of Phoenix	Section 8.3(t)
GAAP	Section 8.3(t)
General	Preamble
General Adverse Recommendation Change	Section 5.10(c)
General Benefit Plan	Section 8.3(v)
General Board	Recitals
General Board Recommendation	Section 5.2(c)
General Bylaws	Section 8.3(w)
General Cancelled Shares	Section 1.6(a)(ii)
General Charter	Section 8.3(x)
General Charter Amendment	Section 8.3(y)
General Class A Common Stock	Recitals
General Class B Common Stock	Recitals
General Common Stock	Recitals
General Contingent Worker	Section 3.11(k)
General Continuing Employees	Section 5.5(a)
General Credit Facility	Section 8.3(z)
General Designees	Section 1.2(e)
General Directors’ Deferred Compensation Plan	Section 8.3(aa)
General Disclosure Letter	Article III
General Dissenting Shareholders	Section 1.10(b)
General DSUs	Section 3.2(b)
General Employment Agreement	Section 8.3(bb)
General Equity Grants	Section 3.2(b)
General Exchange Option	Section 1.7(a)(i)
General Exchange Ratio	Section 1.6(c)(iii)
General Exchange Stock-Based Award	Section 1.7(a)(ii)
General FCC Licenses	Section 8.3(cc)

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General Indenture	Section 8.3(dd)
General IP	Section 3.20(a)
General Labor Agreements	Section 3.11(i)
General Leased Property	Section 3.16(a)(ii)
General Lessee Agreements	Section 3.16(a)(ii)
General Lessor Agreements	Section 3.16(a)(iii)
General LTIP	Section 8.3(ee)
General Material Contracts	Section 3.13(a)
General Maximum Premium	Section 5.6(c)
General NOL Carryforwards	Section 3.10(h)
General Non-Voting Common Stock	Recitals
General Notes	Section 8.3(ff)
General Owned Property	Section 3.16(a)(i)
General Preferred Stock	Section 3.2(a)
General Qualified Plans	Section 3.11(e)
General Real Property	Section 3.16(a)(ii)
General Related Party Transaction	Section 3.21
General Restricted Stock	Section 3.2(b)
General SEC Documents	Section 3.4
General Shareholder	Section 8.3(gg)
General Shareholder Meeting	Section 5.2(a)
General Stations	Section 8.3(hh)
General Stock Consideration	Section 1.6(c)(ii)
General Stock Options	Section 3.2(b)
General Stock-Based Award	Section 1.7(a)(ii)
General Subsidiary	Section 8.3(www)
General Superior Offer	Section 8.3(ii)
General Support Agreement	Recitals
General Termination Fee	Section 7.3(a)
General Triggering Event	Section 8.3(jj)
General Voting Common Stock	Recitals
Governmental Entity	Section 2.4
Hazardous Materials	Section 8.3(kk)
HSR Act	Section 2.4
Indebtedness	Section 8.3(ll)
Independent Director	Section 8.3(mm)
Intellectual Property	Section 8.3(nn)
Intentional Breach	Section 8.3(oo)
Intermediate Common Stock	Section 1.6(b)(iii)
Knowledge	Section 8.3(pp)
Law	Section 2.11(a)
Laws	Section 2.11(a)
Letter of Transmittal	Section 1.8(b)

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Liability	Section 8.3(qq)
Liens	Section 2.2(c)
Market	Section 8.3(rr)
Material Adverse Effect on General	Section 8.3(tt)
Material Adverse Effect on Phoenix	Section 8.3(ss)
Media Trust	Recitals
Merger Benefit Plan	Section 5.5(a)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Sub 3	Preamble
Merger Sub 2 Stockholder Approval	Section 5.9(c)
Merger Sub 3 Member Approval	Section 5.9(c)
Mergers	Recitals
Multiemployer Plan	Section 8.3(uu)
Multiple Employer Plan	Section 2.10(f)
MVPD	Section 8.3(vv)
New Benefit Plan	Section 5.5(a)
Nonparty Affiliates	Section 8.12
Notice of General Superior Offer	Section 5.10(c)
Notice Period	Section 5.10(c)
NYSE	Section 8.3(ww)
Orders	Section 2.8
Organizational Documents	Section 5.6(a)
Outside Date	Section 7.1(c)
parties	Preamble
party	Preamble
Permit	Section 8.3(xx)
Permitted Liens	Section 8.3(yy)
Person	Section 8.3(zz)
Phoenix	Preamble
Phoenix Approvals	Section 2.23
Phoenix Benefit Plan	Section 8.3(aaa)
Phoenix Board	Recitals
Phoenix Book-Entry Securities	Section 1.8(b)
Phoenix Bylaws	Section 2.1(b)
Phoenix Cancelled Shares	Section 1.6(b)(ii)
Phoenix Certificates	Section 1.8(b)
Phoenix Charter	Section 2.1(b)
Phoenix Class A Common Stock	Recitals
Phoenix Class B Common Stock	Recitals
Phoenix Common Stock	Recitals
Phoenix Contingent Worker	Section 2.10(k)
Phoenix Continuing Employees	Section 5.5(a)

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Phoenix Conversion Stockholder Approval	Section 5.9(d)
Phoenix Credit Facilities	Section 8.3(bbb)
Phoenix Designees	Section 1.2(e)
Phoenix Disclosure Letter	Article II
Phoenix Dissenting Stockholders	Section 1.10(a)
Phoenix Employment Agreement	Section 8.3(ccc)
Phoenix Equityholder	Section 8.3(ddd)
Phoenix Equityholders Agreement	Section 8.3(eee)
Phoenix Equityholders Approval	Recitals
Phoenix FCC Licenses	Section 8.3(ggg)
Phoenix Financial Statements	Section 2.5(a)
Phoenix Information Statement	Section 1.8(b)
Phoenix IP	Section 2.19(a)
Phoenix Labor Agreements	Section 2.10(i)
Phoenix Leased Property	Section 2.14(a)(ii)
Phoenix Lessee Agreements	Section 2.14(a)(ii)
Phoenix Lessor Agreements	Section 2.14(a)(iii)
Phoenix Material Contracts	Section 2.12(a)
Phoenix Maximum Premium	Section 5.6(c)
Phoenix NOL Carryforwards	Section 2.9(h)
Phoenix Owned Property	Section 2.14(a)(iii)
Phoenix Qualified Plans	Section 2.10(e)
Phoenix Real Property	Section 2.14(a)(i)
Phoenix Registration Rights Agreement	Section 8.3(ggg)
Phoenix Related Party Transaction	Section 2.20
Phoenix Senior Credit Facility	Section 8.3(ggg)
Phoenix Stations	Section 8.3(iii)
Phoenix Subsidiary	Section 8.3(www)
Phoenix Support Agreement	Recitals
Phoenix Warrant Agreement	Section 8.3(jjj)
Phoenix Warrants	Section 8.3(kkk)
Phoenix WLAJ Credit Facility	Section 8.3(lll)
Phoenix WXXA Credit Facility	Section 8.3(mmm)
Program Rights	Section 8.3(nnn)
Proxy Statement	Section 5.1(a)
RBC	Section 3.7
Reclassification Merger	Recitals
Reclassification Merger Effective Time	Section 1.2(a)
Reclassification Plan of Merger	Recitals
Refinancing	Section 8.3(ooo)
Registration Rights Agreement	Recitals
Release	Section 8.3(ppp)
Renewal Application	Section 8.3(qqq)

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Representatives	Section 8.3(rrr)
Required Class A Vote	Section 3.24
Required General Charter Amendment Votes	Section 3.24
Required General Votes	Section 3.24
Required Reclassification Merger Vote	Section 3.24
Required Stock Issuance Vote	Section 3.24
SEC	Section 8.3(sss)
Securities Act	Section 8.3(ttt)
SG Parties	Recitals
Shield Agreement	Section 5.16
Shield Companies	Section 8.3(uuu)
Standstill Agreement	Recitals
Station	Section 8.3(vvv)
Subsidiary	Section 8.3(www)
Surviving Intermediate Corporation	Recitals
Surviving Company	Recitals
Surviving Company LLC Agreement	Section 1.5(d)
Surviving General	Recitals
Tax Return	Section 8.3(yyy)
Taxes	Section 8.3(xxx)
Transaction Document	Section 2.3(b)
Transaction Documents	Section 2.3(b)
Unaudited Phoenix Financial Statements	Section 2.5(a)
under common control with	Section 8.3(d)
VSCA	Section 1.2(a)
VSCC	Section 1.2(a)
Wells Fargo Securities	Section 2.6

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2013 (this “Agreement”), by and among Media General, Inc., a Virginia corporation (“General”), General Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of General (“Merger Sub 1”), General Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned subsidiary of General (“Merger Sub 2”), General Merger Sub 3, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of General (“Merger Sub 3”), and New Young Broadcasting Holding Co., Inc., a Delaware corporation (the “Phoenix”). Each of General, Merger Sub 1, Merger Sub 2, Merger Sub 3 and Phoenix may be referred to herein as a “party” and collectively as the “parties.”

W I T N E S S E T H:

WHEREAS, in connection with the transactions contemplated by this Agreement, General wishes to reclassify each outstanding share of Class A Common Stock, par value $5.00 per share, of General (the “General Class A Common Stock”) and of Class B Common Stock, par value $5.00 per share, of General (the “General Class B Common Stock”) into one (1) share of either a newly-created class of Voting Common Stock of General (the “General Voting Common Stock”), or a newly-created class of Non-Voting Common Stock of General (the “General Non-Voting Common Stock”, and together with the General Voting Common Stock, the “General Common Stock”), in each case by means of a merger of Merger Sub 1 with and into General (the “Reclassification Merger”), on the terms and subject to the conditions set forth in this Agreement, with General being the surviving company in the Reclassification Merger (sometimes referred to herein as “Surviving General”);

WHEREAS, General and Phoenix wish, immediately following the consummation of the Reclassification Merger, to effect a strategic business combination by means of a merger of Merger Sub 2 with and into Phoenix (the “Combination Merger”), on the terms and subject to the conditions set forth in this Agreement, with Phoenix being the surviving company in the Combination Merger (sometimes referred to herein as the “Surviving Intermediate Corporation”) pursuant to which the Surviving Intermediate Corporation will continue as a wholly owned Subsidiary of General and each outstanding share of Class A Common Stock, par value $0.01 per share, of Phoenix (the “Phoenix Class A Common Stock”) and each outstanding share of Class B Non-Voting Common Stock, par value $0.01 per share, of Phoenix (“Phoenix Class B Common Stock”, and together with the Phoenix Class A Common Stock, the “Phoenix Common Stock”) will be converted into the right to receive a number of shares of General Voting Common Stock or General Non-Voting Common Stock determined as set forth herein;

WHEREAS, General, Phoenix and Merger Sub 3 wish, immediately following the consummation of the Combination Merger, to effect a business combination by means of a merger of the Surviving Intermediate Corporation with and into Merger Sub 3 (the “Conversion Merger” and together with the Combination Merger, the “Combination Transaction”, and the Conversion Merger together with the Reclassification Merger and the Combination Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement, with Merger Sub 3 being the surviving limited liability company in the Conversion Merger (sometimes referred to herein as the “Surviving Company”) pursuant to which the Surviving Company will continue as a wholly owned Subsidiary of Surviving General.

WHEREAS, the Board of Directors of General (the “General Board”) has unanimously adopted resolutions in good faith (a) determining that this Agreement, the General Charter Amendment (as defined below), the plan of merger with respect to the Reclassification Merger attached as Exhibit A hereto (the “Reclassification Plan of Merger”) and the transactions contemplated hereby and thereby, including the Mergers and the issuance of shares of General Common Stock pursuant to the Reclassification Merger and the Combination Merger, are advisable, fair to, and in the best interests of, General and the General Shareholders, (b) approving and adopting this Agreement, the General Charter Amendment and the Reclassification Plan of Merger and the transactions contemplated hereby and thereby, including the Mergers and the issuance of shares of General Common Stock pursuant to the Reclassification Merger and the Combination Merger, and (c) subject to the terms and conditions of Section 5.10 of this Agreement, recommending that the holders of shares of General Class B Common Stock vote to approve and adopt this Agreement, the General Charter Amendment, the Reclassification Plan of Merger, the Reclassification Merger and the transactions contemplated hereby and thereby, the holders of shares of General Class A Common Stock and the holders of shares of General Class B Common Stock, voting together as a single class, vote to approve the issuance of shares of General Common Stock pursuant to the Reclassification Merger and the Combination Merger, and the holders of shares of General Class A Common Stock vote to approve the General Charter Amendment and approve and ratify this Agreement, the Reclassification Plan of Merger, the Reclassification Merger and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Phoenix (the “Phoenix Board”) has unanimously adopted resolutions (a) determining that this Agreement and the transactions contemplated hereby, including the Combination Merger and the Conversion Merger, are advisable, fair to, and in the best interests of, the Phoenix Equityholders, (b) approving this Agreement and the transactions contemplated hereby, including the Combination Merger, and (c) recommending that the Phoenix Equityholders execute written consents and vote to approve and adopt this Agreement and the transactions contemplated hereby, including the Combination Merger;

WHEREAS, as a condition to General’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, (a) General, Phoenix, Phoenix Equityholders holding shares of Phoenix Class A Common Stock and Phoenix Warrants representing at least 66⅔% of the Fully Diluted Equity (as defined in the Phoenix Equityholders Agreement) of Phoenix (and at least a majority of the outstanding shares of Phoenix Class A Common Stock), and Holders (as such term is defined in the Phoenix Warrant Agreement) of at least a majority of the Phoenix Warrants are entering into a Written Consent and Voting Agreement (the “Phoenix Support Agreement”) pursuant to which (i) such Phoenix Equityholders are agreeing, among other things, subject to the terms and conditions of the Phoenix Support Agreement, to execute irrevocable written consents immediately after the execution and delivery of this Agreement pursuant to which such Phoenix Equityholders will approve and adopt this Agreement and the Combination Merger (such written consents being collectively referred to herein as the “Phoenix Equityholders Approval”), and (ii)  such Holders of Phoenix Warrants are agreeing, at the Combination Merger Effective Time, and subject to the terms and conditions set forth herein and in the Phoenix Support Agreement, that each then-outstanding Phoenix Warrant will be automatically exchanged for a number of shares of General Voting Common Stock or General Non-Voting Common Stock determined as set forth herein; (c) Standard General Fund LP and Standard General Communications LLC (the “SG Parties”), are entering into a Standstill and Lock-up Agreement (the “Standstill Agreement”) with General setting forth certain obligations of Surviving General and the SG Parties with respect to Surviving General; and (d) Phoenix, General and Holders (as such term is defined in the Phoenix Registration Rights Agreement) of at least a majority of the Registrable Securities (as such term is defined in the Phoenix Registration Rights Agreement) are entering into an amendment to the Phoenix Registration Rights Agreement (the “Phoenix Registration Rights Amendment”), pursuant to which, at the Combination Merger Effective Time, and subject to the terms and conditions set forth herein and in such amendment, the Phoenix Registration Rights Agreement shall be amended and restated into a Registration Rights Agreement (the “Registration Rights Agreement”) with General pursuant to which the Phoenix Equityholders party thereto will be entitled, among other things, subject to the terms and conditions of the Registration Rights Agreement to require Surviving General to register under the Securities Act shares of General Voting Common Stock they are entitled to receive pursuant to the Combination Merger (and shares of General Voting Common Stock they receive upon conversion of the General Non-Voting Common Stock they receive pursuant to the Combination Merger) under the Securities Act for resale in underwritten public offerings or otherwise, and the Phoenix Equityholders shall be party to the Registration Rights Agreement after the date hereof unless they elect otherwise in their respective Letters of Transmittal or otherwise pursuant to notice to General;

WHEREAS, as a condition to Phoenix’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the D. Tennant Bryan Media Trust dated May 28, 1987, as amended and restated as of April 21, 1994, between D. Tennant Bryan and J. Stewart Bryan, III, as initial trustees (such trust, the “Media Trust”), J. Stewart Bryan, III, and Phoenix are entering into a Voting Agreement (the “General Support Agreement”) pursuant to which the Media Trust and J. Stewart Bryan, III are agreeing, among other things, subject to the terms and conditions of the General Support Agreement, to vote all of the shares of General Common Stock that they hold in favor of the approval and adoption of this Agreement (or any amendment hereto), the General Charter Amendment, the Reclassification Merger, the Reclassification Plan of Merger and the issuance of shares of General Common Stock pursuant to the Reclassification Merger and the Combination Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that each of the Reclassification Merger and the Combination Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement will be, and hereby is, adopted as a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CLOSING; MERGERS

Section 1.1     Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 10:00 a.m., New York time on the date that is two (2) Business Days after the satisfaction or valid waiver (subject to applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to such satisfaction or valid waiver), unless such time or date is changed by mutual agreement of General and Phoenix (the “Closing Date”).

Section 1.2     Reclassification Merger.

(a)     Reclassification Merger Effective Time. As soon as practicable on the Closing Date, General shall (1) cause articles of merger in customary form (the “Articles of Reclassification Merger”) with respect to the Reclassification Merger, together with the Reclassification Plan of Merger, to be filed with the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”) in accordance with the Virginia Stock Corporation Act (the “VSCA”) and (2) duly make all other filings and recordings required by the VSCA in order to effectuate the Reclassification Merger. The Reclassification Merger shall become effective upon the issuance of a certificate of merger by the VSCC or at such later date and time as is agreed between General and Phoenix in writing and specified in the Articles of Reclassification Merger (such date and time of the effectiveness of the Articles of Reclassification Merger being hereinafter referred to as the “Reclassification Merger Effective Time”).

 (b)     Reclassification Merger. Subject to the terms and conditions of this Agreement, in accordance with the VSCA, at the Reclassification Merger Effective Time, Merger Sub 1 shall merge with and into General. General shall be the surviving corporation in the Reclassification Merger, and shall continue its existence as a corporation under the Laws of the Commonwealth of Virginia. As of the Reclassification Merger Effective Time, the separate corporate existence of Merger Sub 1 shall cease.

(c)     Effects of Reclassification Merger. The Reclassification Merger shall have the effects set forth in this Agreement and Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, at the Reclassification Merger Effective Time, the property owned by, and every contract right possessed by, General and Merger Sub 1 will be vested in Surviving General without reversion or impairment, and all liabilities of General and Merger Sub1 will be vested in Surviving General.

(d)     Articles of Incorporation and Bylaws of Surviving General. At the Reclassification Merger Effective Time by virtue of the Reclassification Merger, the articles of incorporation of General shall be amended and restated to be in the form of Exhibit B hereto, and as so amended and restated shall be the articles of incorporation of Surviving General until thereafter amended in accordance with the provisions thereof and applicable Law. Prior to the Reclassification Merger Effective Time, the General Board shall take all actions necessary to amend the bylaws of General as of the Reclassification Merger Effective Time to be substantially in the form of Exhibit C hereto, which, as so amended, shall be the bylaws of Surviving General until thereafter amended in accordance with the provisions thereof and applicable Law.

(e)     Directors and Officers of Surviving General. From and after the Reclassification Merger Effective Time, the directors of General serving immediately prior to the Reclassification Merger Effective Time shall be the directors of Surviving General, until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified in accordance with the articles of incorporation and bylaws of Surviving General. Prior to the Reclassification Merger Effective Time, the General Board shall take all action necessary (i) to fix the size of the General Board at 14 and appoint as directors of General the five individuals set forth on Exhibit D (or if any of such individuals is unwilling or unable to serve as a director of General, or as otherwise requested by Phoenix, a replacement designated by Phoenix who is not an employee of General, Phoenix or any of their respective Subsidiaries reasonably acceptable to the General Board; provided that at least four (4) of the aggregate number of all such individuals designated by Phoenix whether or not set forth on Exhibit D shall qualify as Independent Directors of General (such five individuals, including any such replacements, the “Phoenix Designees,” and all other directors of General as of Reclassification Merger Effective Time, the “General Designees”) to fill such vacancies effective as of the Combination Merger Effective Time, (ii) to disband the Executive Committee of the General Board, (iii)  so that the size of the nominating committee of the General Board is fixed at five and comprised of three Phoenix Designees selected by Phoenix prior to the Reclassification Merger Effective Time (it being agreed that Phoenix may only select for this purpose Phoenix Designees who will be Independent Directors of General as of the Combination Merger Effective Time) (one of such Phoenix Designees selected by Phoenix to be appointed as Chairman of the nominating committee) and two General Designees selected by the General Board (it being agreed that General Board may only select for this purpose General Designees who are Independent Directors of General), and (iv) so that the chair of the compensation committee of the General Board is a Phoenix Designee selected by Phoenix prior to the Reclassification Merger Effective Time (it being agreed that Phoenix may only select for this purpose a Phoenix Designee who will be an Independent Director of General as of the Combination Merger Effective Time) and the chair of the audit committee of the General Board is a General Designee selected by the General Board prior to the Reclassification Merger Effective Time (it being agreed that the General Board may only select for this purpose a General Designee who is an Independent Director of General (provided that the actions pursuant to clauses (i), (ii), (iii) and (iv) shall in each case be conditioned and effective upon the occurrence of the Combination Merger Effective Time). As of the Reclassification Merger Effective Time, the Chairman of the General Board as of the date hereof shall continue to be the Chairman of the General Board and the Vice Chairman of the General Board as of the date hereof shall continue to be the Vice Chairman of the General Board. From and after the Reclassification Merger Effective Time, the officers of General serving immediately prior to the Reclassification Merger Effective Time shall be the officers of Surviving General until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified. Prior to the Reclassification Merger Effective Time, the General Board shall take all actions necessary to appoint the Chief Executive Officer of Phoenix as of the date hereof as Senior Vice President of Broadcast Stations of General effective as of the Combination Merger Effective Time (provided that such appointment shall be conditioned and effective upon the occurrence of the Combination Merger Effective Time).

Section 1.3     Headquarters of General; Name. From and after the Combination Merger Effective Time, the headquarters and principal executive offices of Surviving General shall continue to be located in Richmond, Virginia, and the name of Surviving General shall continue to be “Media General, Inc.”.

Section 1.4     Combination Merger.

(a)     Combination Merger Effective Time. At the Closing, General and Phoenix shall (1) cause a certificate of merger in customary form (the “Certificate of Combination Merger”) with respect to the Combination Merger to be executed and filed with the Secretary of State of the State of Delaware (the “DSS”) in accordance with the Delaware General Corporation Law (the “DGCL”) and (2) duly make all other filings and recordings required by the DGCL in order to effectuate the Combination Merger. The Combination Merger shall become effective immediately after the Reclassification Merger Effective Time or at such other time on the Closing Date after the Reclassification Merger Effective Time as is agreed between General and Phoenix and specified in the Certificate of Combination Merger (such date and time of the effectiveness of the Certificate of Combination Merger being hereinafter referred to as the “Combination Merger Effective Time”).

(b)     The Combination Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Combination Merger Effective Time, Merger Sub 2 shall merge with and into Phoenix. Phoenix shall be the surviving corporation in the Combination Merger, and shall continue its existence as a corporation under the Laws of the State of Delaware. As of the Combination Merger Effective Time, the separate corporate existence of Merger Sub 2 shall cease.

(c)     Effects of Combination Merger. The Combination Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, from and after the Combination Merger Effective Time, the Surviving Intermediate Corporation shall possess all properties, rights, privileges, powers and franchises of Phoenix and Merger Sub 2, and all of the claims, obligations, liabilities, debts and duties of Phoenix and Merger Sub 2 shall become the claims, obligations, liabilities, debts and duties of the Surviving Intermediate Corporation.

(d)     Certificate of Incorporation and Bylaws of Surviving Intermediate Corporation. From and after the Combination Merger Effective Time, by virtue of the Combination Merger, the certificate of incorporation and bylaws of Merger Sub 2 shall be the certificate of incorporation and bylaws, as applicable, of the Surviving Intermediate Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(e)     Directors and Officers of Surviving Intermediate Corporation. From and after the Combination Merger Effective Time, (i) the directors of Merger Sub 2 serving immediately prior to the Combination Merger Effective Time shall be the directors of the Surviving Intermediate Corporation until the Conversion Merger Effective Time, and (ii) the officers of Merger Sub 2 serving immediately prior to the Combination Merger Effective Time shall be the officers of the Surviving Intermediate Corporation until the Conversion Merger Effective Time.

Section 1.5     Conversion Merger

(a)     Conversion Merger Effective Time. At the Closing, General and Phoenix shall (1) cause a certificate of merger in customary form (the “Certificate of Conversion Merger”) with respect to the Conversion Merger to be executed and filed with the DSS in accordance with the DGCL and Delaware Limited Liability Company Act (the “DLLCA”) and (2) duly make all other filings and recordings required by the DGCL in order to effectuate the Conversion Merger. The Conversion Merger shall become effective immediately following the Combination Merger Effective Time or at such other time on the Closing Date after the Combination Merger Effective Time as is agreed between General and Phoenix and specified in the Certificate of Conversion Merger.

(b)     The Conversion Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL and the DLLCA, at the Conversion Merger Effective Time, the Surviving Intermediate Corporation shall merge with and into Merger Sub 3. Merger Sub 3 shall be the surviving limited liability company in the Conversion Merger, and shall continue its existence as a limited liability company under the Laws of the State of Delaware. As of the Conversion Merger Effective Time, the separate corporate existence of Surviving Intermediate Corporation shall cease.

(c)     Effects of the Conversion Merger. The Conversion Merger shall have the effects set forth in Section 259 of the DGCL and Section 18-209 of the DLLCA. Without limiting the foregoing, from and after the Conversion Merger Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Surviving Intermediate Corporation and Merger Sub 3, and all of the claims, obligations, liabilities, debts and duties of Surviving Intermediate Corporation and Merger Sub 3 shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

(d)     From and after the Conversion Merger Effective Time, by virtue of the Conversion Merger, the certificate of formation and limited liability company agreement of Merger Sub 3 (the “Surviving Company LLC Agreement”), shall be the certificate of formation and the limited liability company agreement, as applicable, of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(e)     Officers of the Surviving Company. From and after the Conversion Merger Effective Time, the officers of Merger Sub 3 serving immediately prior to the Conversion Merger Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 1.6     Conversion of Stock in Mergers.

(a)     At the Reclassification Merger Effective Time, by virtue of the Reclassification Merger and without any action on the part of General, Merger Sub 1 or any General Shareholder,

(i)     subject to Section 1.10, each share of General Class A Common Stock issued and outstanding immediately prior to the Reclassification Merger Effective Time, and each share of General Class B Common Stock issued and outstanding immediately prior to the Reclassification Merger Effective Time, in each case other than any General Cancelled Shares (as defined below), shall automatically be cancelled and retired and shall cease to exist and be converted into one (1) fully paid, validly issued and nonassessable share of General Voting Common Stock; provided, that the shares of General Class A Common Stock issued and outstanding immediately prior to the Reclassification Merger Effective Time held by Berkshire Hathaway Inc. or any of its Affiliates (the “BH Persons”) as of such time shall be converted on a one-for-one basis into fully paid, validly issued and nonassessable shares of General Non-Voting Common Stock to the extent (but only to such extent) necessary to ensure that, immediately following the Combination Merger Effective Time, the BH Persons will hold no more than four and ninety-nine hundredths percent (4.99%) of the then outstanding shares of General Voting Common Stock;

(ii)     each share of capital stock of General owned, directly or indirectly, by General or any of General’s Subsidiaries or by Phoenix or any of Phoenix’s Subsidiaries immediately prior to the Reclassification Merger Effective Time (collectively, “General Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii)     each share of Common Stock, par value $0.01 per share, of Merger Sub 1 issued and outstanding immediately prior to the Combination Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)     At the Combination Merger Effective Time, by virtue of the Combination Merger and without any action on the part of Surviving General, Merger Sub 2, Phoenix or any Phoenix Equityholder,

(i)     subject to Section 1.8 and Section 1.10, each share of Phoenix Class A Common Stock issued and outstanding immediately prior to the Combination Merger Effective Time, and each share of Phoenix Class B Common Stock issued and outstanding immediately prior to the Combination Merger Effective Time, in each case other than any Phoenix Cancelled Shares (as defined below), shall automatically be cancelled and retired and shall cease to exist and be converted into the right to receive a number of fully paid, validly issued and nonassessable shares of General Voting Common Stock equal to the Exchange Ratio; provided, that in the event that a Phoenix Equityholder elects that all or a portion of such holder’s shares of Phoenix Class A Common Stock and/or shares of Phoenix Class B Common Stock be converted at the Combination Merger Effective Time into shares of General Non-Voting Common Stock by so indicating in a duly executed and properly completed Letter of Transmittal delivered to General prior to the Closing, each of the shares of Phoenix Class A Common Stock and/or shares of Phoenix Class B Common Stock of such holder in respect of which such election is duly made shall instead be automatically cancelled and retired and shall cease to exist and be converted into the right to receive a number of fully paid, validly issued and nonassessable shares of General Non-Voting Common Stock equal to the Exchange Ratio;

(ii)     each share of capital stock of Phoenix held in the treasury of Phoenix or owned, directly or indirectly, by Phoenix or any of Phoenix’s Subsidiaries or General or any of General’s Subsidiaries immediately prior to the Combination Merger Effective Time (collectively, “Phoenix Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)     each share of Common Stock, par value $0.01 per share, of Merger Sub 2 issued and outstanding immediately prior to the Combination Merger Effective Time shall be one (1) fully paid, validly issued and nonassessable share of Common Stock, par value $0.01 per share (the “Intermediate Common Stock”), of the Surviving Intermediate Corporation; and

(iv)     in accordance with the Phoenix Warrant Agreement (as amended by the Phoenix Support Agreement), each Phoenix Warrant issued and outstanding immediately prior to the Combination Merger Effective Time shall be automatically exchanged for a number of fully paid, validly issued and nonassessable shares of General Voting Common Stock equal to the number of shares of Phoenix Class A Common Stock subject to issuance pursuant to the terms of such Phoenix Warrant immediately prior to the Combination Merger Effective Time multiplied by the Exchange Ratio, subject to Section 1.8; provided, that in the event that a Phoenix Equityholder elects that all or a portion of such holder’s Phoenix Warrants be exchanged at the Combination Merger Effective Time for shares of General Non-Voting Common Stock by so indicating in a duly executed and properly completed Letter of Transmittal delivered to General prior to the Closing, each of the Phoenix Warrants of such holder in respect of which such election is duly made shall instead be automatically exchanged for a number of fully paid, validly issued and nonassessable shares of General Non-Voting Common Stock equal to the number of shares of Phoenix Class A Common Stock subject to issuance pursuant to the terms of such Phoenix Warrant immediately prior to the Combination Merger Effective Time multiplied by the Exchange Ratio, subject to Section 1.8.

(c)     For purposes of this Agreement:

(i)     “Exchange Ratio” means 730.6171.

(ii)     “General Stock Consideration” means, with respect to any Phoenix Equityholder, the whole number of shares of General Voting Common Stock and/or General Non-Voting Common Stock which a Phoenix Equityholder has the right to receive pursuant to Section 1.6(b) in respect of such holder’s shares of Phoenix Common Stock and Phoenix Warrants.

(iii)     “General Exchange Ratio” means one (1), reflecting the number of shares of General Voting Common Stock (or General Non-Voting Common Stock, as the case may be) to be retained in connection with the Combination Merger by former holders of General Class A Common Stock and General Class B Common Stock in respect of each such share (other than General Cancelled Shares).

(d)     At the Conversion Merger Effective Time, by virtue of the Conversion Merger and without any action on the part of Surviving General (other than in respect of the Phoenix Conversion Stockholder Approval), Merger Sub 3, the Surviving Intermediate Corporation, or any shareholder or member thereof, all of the shares of Intermediate Common Stock issued and outstanding immediately prior to the Conversion Merger Effective Time shall be converted, in the aggregate, into a one hundred percent (100%) limited liability company interest of the Surviving Company.

 (e)     In the event that, at any time during the period from the date hereof to the Reclassification Merger Effective Time or the Combination Merger Effective Time, as applicable, Phoenix or General, as applicable, changes (or establishes a record date for changing) the number of shares of Phoenix Common Stock or Phoenix Warrants issued and outstanding, or the number of shares of Phoenix Common Stock subject to the issued and outstanding Phoenix Warrants, or the number of shares of General Class A Common Stock or General Class B Common Stock issued and outstanding, or the number of shares of General Common Stock issued and outstanding (as compared to the number of shares of General Class A Common Stock and General Class B Common Stock outstanding immediately prior to the Reclassification Merger Effective Time) as a result of a stock-split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or Phoenix Warrants, anti-dilution or other adjustment to the terms of the Phoenix Warrants or any similar transaction, in each case other than pursuant to transactions contemplated by this Agreement, then the Exchange Ratio shall be appropriately and proportionally adjusted to reflect fully the effect of such change.

Section 1.7     General Stock Options and Other Stock-Based Awards.

(a)     Prior to the Reclassification Merger Effective Time, General and the General Board and the Compensation Committee of the General Board shall take all actions necessary so that:

(i)     each General Stock Option that is outstanding immediately prior to the Reclassification Merger Effective Time shall become, as of the Reclassification Merger Effective Time, an option (a “General Exchange Option”) to purchase, on the same terms and conditions (including applicable vesting requirements) as applied to each such General Stock Option immediately prior to the Reclassification Merger Effective Time, the number of shares of General Voting Common Stock that is equal to the number of shares of General Class A Common Stock subject to such General Stock Option immediately prior to the Reclassification Merger Effective Time, at an exercise price per share of General Voting Common Stock equal to the exercise price for each such share of General Class A Common Stock subject to such General Stock Option immediately prior to the Reclassification Merger Effective Time (including applicable vesting, exercise and expiration provisions); and

(ii)     each share of General Restricted Stock and each right of any kind, contingent or accrued, to receive shares of General Class A Common Stock or benefits measured in whole or in part by the value of a number of shares of General Class A Common Stock granted by General outstanding immediately prior to the Reclassification Merger Effective Time (including General DSUs, restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than General Stock Options (each, other than General Stock Options, a “General Stock-Based Award”), shall become, as of the Reclassification Merger Effective Time, an award, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such General Stock-Based Award immediately prior to the Reclassification Merger Effective Time, with respect to the number of shares of General Voting Common Stock that is equal to the number of shares of General Class A Common Stock subject to the General Stock-Based Award immediately prior to the Reclassification Merger Effective Time (a “General Exchange Stock-Based Award”). For the avoidance of doubt, shares of General Class A Common Stock issued in connection with the settlement of General Stock-Based Awards which vest on or prior to the Reclassification Merger Effective Time (including vested General Restricted Stock) shall be treated in the manner set forth in Section 1.6(a)(i).

(b)     Surviving General agrees, from and after the Reclassification Merger Effective Time, to use its reasonable efforts to maintain on file with the SEC an effective registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of General Voting Common Stock issuable upon exercise of the General Exchange Options and settlement of General Exchange Stock-Based Awards.

Section 1.8     Stock Certificates; Book Entry Shares; Letters of Transmittal, Etc.

(a)     Each certificate that immediately prior to the Reclassification Merger Effective Time represented shares of General Class A Common Stock or shares of General Class B Common Stock and all shares of General Class A Common Stock and General Class B Common Stock held in book-entry form immediately prior to the Reclassification Merger Effective Time, in each case other than General Cancelled Shares and shares of General Class B Common Stock in respect of which appraisal rights are properly demanded and perfected in accordance with the VSCA, shall from and after the Reclassification Merger Effective Time represent an equal number of shares of General Voting Common Stock, except that certificates representing shares of General Class A Common Stock of the BH Persons that are converted into shares of General Non-Voting Common Stock in accordance with Section 1.6(a)(i) shall from and after the Reclassification Merger Effective Time represent an equal number of shares of General Non-Voting Common Stock.

(b)     As promptly as practicable after the date hereof, Phoenix shall (i) mail or otherwise deliver to each Phoenix Equityholder a Letter of Transmittal, substantially in the form attached hereto as Exhibit E (a “Letter of Transmittal”), for use in making the election to receive shares of General Non-Voting Common Stock as contemplated by Section 1.6(b)(i) and 1.6(b)(iv), and effecting the surrender of the certificates representing shares of Phoenix Common Stock or Phoenix Warrants (“Phoenix Certificates”) or shares of Phoenix Common Stock or Phoenix Warrants held in book-entry form (“Phoenix Book-Entry Securities”) in exchange for certificates or evidence of shares in book-entry form representing the General Stock Consideration (together with any cash in lieu of fractional shares pursuant to Section 1.8(f) that such Phoenix Equityholder will have the right to receive upon the Combination Merger Effective Time), and (ii) prepare and mail or otherwise deliver to each holder of shares of Phoenix Common Stock the notices, if any, required to be delivered to such holder pursuant to Sections 228(e) and 262(d)(2) of the DGCL (the “DGCL Notices”), together with any required information statement describing the Combination Merger and this Agreement (a “Phoenix Information Statement”). General shall, upon request, furnish to Phoenix all information concerning General, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably requested by Phoenix for inclusion in the DGCL Notices and/or any Phoenix Information Statement. In preparing the DGCL Notices and any Phoenix Information Statement, Phoenix shall consult with General, and prior to mailing or otherwise delivering any DGCL Notice or Phoenix Information Statement to any holder or holders of shares of Phoenix Common Stock, Phoenix shall provide General with a an opportunity to review and comment on such documents (including the proposed final version of such documents).

(c)     Promptly following the Combination Merger Effective Time, Surviving General shall (i) issue to each former Phoenix Equityholder that has surrendered prior to the Combination Merger Effective Time Phoenix Certificates and/or Phoenix Book-Entry Securities, in each case together with a duly executed and properly completed Letter of Transmittal, certificates or evidence of shares in book-entry form representing the General Stock Consideration that such former Phoenix Equityholder is entitled to receive pursuant to Section 1.6(b), and (ii) shall make to such Phoenix Equityholder any cash payment that such former Phoenix Equityholder is entitled to receive pursuant to Section 1.8(f).

(d)     Upon Surviving General’s receipt from a former Phoenix Equityholder at any time following the Combination Merger Effective Time of Phoenix Certificates and/or Phoenix Book-Entry Securities, in each case together with a duly executed and properly completed Letter of Transmittal, Surviving General shall promptly (i) issue to such former Phoenix Equityholder certificates or evidence of shares in book-entry form representing the General Stock Consideration that such former Phoenix Equityholder is entitled to receive pursuant to Section 1.6(b), and (ii) shall make to such Phoenix Equityholder any cash payment that such former Phoenix Equityholder is entitled to receive pursuant to Section 1.8(f).

(e)     From and after the Combination Merger Effective Time, until surrendered as contemplated by Section 1.8(d), each Phoenix Certificate and/or Phoenix Book-Entry Security shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed Letter of Transmittal, certificates or evidence of shares in book-entry form representing the General Stock Consideration that the holder of such Phoenix Certificate and/or Phoenix Book-Entry Security is entitled to receive pursuant to Section 1.6(b), and any cash payment that such holder is entitled to receive pursuant to Section 1.8(f). No interest will be paid or will accrue on any such consideration. The issuance of General Stock Consideration and the payment of any cash payment required to be made pursuant to Section 1.8(f) in respect of shares of Phoenix Common Stock and/or Phoenix Warrants in accordance with the terms of this Agreement shall be deemed issued and paid in full satisfaction of all rights pertaining to such shares of Phoenix Common Stock and or Phoenix Warrants (other than the right to receive dividends or other distributions, if any, in accordance with Section 1.8(h)).

(f)     No certificates or book-entry securities representing less than one share of General Voting Common Stock or General Non-Voting Common Stock shall be issued in the Combination Merger as a result of the conversion provided for in Section 1.6(b), but in lieu thereof each Phoenix Equityholder otherwise entitled to a fractional share of General Voting Common Stock (after aggregating the total number of shares of General Voting Common Stock that such Phoenix Equityholder has the right to receive pursuant to Section 1.6(b)) and/or a fractional share of General Non-Voting Common Stock (after aggregating the total number of shares of General Non-Voting Common Stock that such Phoenix Equityholder has the right to receive pursuant to Section 1.6(b)) shall be entitled to receive from Surviving General, in accordance with the provisions of this Section 1.8(f), a cash payment in lieu of such fractional shares equal to (i) the fraction of a share of General Voting Common Stock or General Non-Voting Common Stock, as applicable, that such Phoenix Equityholder would otherwise be entitled to multiplied by (ii) the closing price of the General Class A Common Stock on the NYSE on the trading day immediately prior to the Closing Date. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Surviving General that would otherwise be caused by the issuance of fractional shares.

(g)     After the Combination Merger Effective Time, there shall be no further transfer on the records of Phoenix of shares of Phoenix Common Stock or Phoenix Warrants which have been converted, pursuant to this Agreement, into the right to receive the consideration set forth herein, and if any Phoenix Certificates and/or Phoenix Book-Entry Securities are presented to Surviving General or the Surviving Company for transfer, together with a duly executed and properly completed Letter of Transmittal, they shall be cancelled against delivery of shares of General Common Stock representing the General Stock Consideration of the applicable former Phoenix Equityholder in respect of such shares or Phoenix Warrants (together with any cash in lieu of fractional shares pursuant to Section 1.8(f)).

(h)     No dividends or other distributions declared or made with respect to shares of General Common Stock with a record date after the Combination Merger Effective Time shall be paid to the holder of any unsurrendered Phoenix Certificate and/or Phoenix Book-Entry Securities, unless and until the former Phoenix Equityholder shall surrender such Phoenix Certificate and/or Phoenix Book-Entry Securities. Subject to the effect of abandoned property, escheat or other applicable Laws, following Surviving General’s receipt from a former Phoenix Equityholder of a Phoenix Certificate and/or Phoenix Book-Entry Securities, in each case together with a duly executed and properly completed Letter of Transmittal, there shall be paid to the holder thereof the General Stock Consideration issuable in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Combination Merger Effective Time theretofore paid with respect to such General Stock Consideration and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Combination Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such General Stock Consideration.

(i)     None of Surviving General, Merger Sub 1, Merger Sub 2, Merger Sub 3 nor Phoenix shall be liable to any Person in respect of any shares of Phoenix Common Stock (or dividends or distributions with respect thereto) or Phoenix Warrants for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(j)     If any consideration is to be paid to a Person other than the Person in whose name the applicable Phoenix Certificate and/or Phoenix Book-Entry Security surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to General any transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Phoenix Certificate and/or Phoenix Book-Entry Security so surrendered, or such Person shall establish to the reasonable satisfaction of General that such Tax has been paid or is not applicable.

(k)     If any Phoenix Certificate shall have been lost, stolen or destroyed, upon such Person’s (i) making of an affidavit of that fact claiming such certificate to be lost, stolen or destroyed, (ii) delivery to General of a bond of indemnity in an amount and upon terms reasonably satisfactory to General, and (iii) execution and delivery of a Letter of Transmittal, General will pay, in exchange for such lost, stolen or destroyed certificate, the amount and type of consideration to be paid in respect of each share of Phoenix Common Stock or Phoenix Warrant represented by such certificate in accordance with the terms of this Agreement.

(l)     Legends. Each certificate representing General Stock Consideration shall bear a legend in the following form (in addition to any other legend required under applicable state and foreign securities Laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

In addition, with respect to any General Stock Consideration, including any General Stock Consideration issued in book-entry form, a notation comparable to the foregoing legend shall be reflected on the books and records of Surviving General (in addition to any other notation required under applicable state and foreign securities Laws).

Section 1.9     Withholding Rights.  Each of Surviving General, the Surviving Intermediate Corporation and the Surviving Company (and any agent acting on behalf of any of them) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Law. To the extent that amounts are so withheld or deducted and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.10     Dissenters’ Rights.

(a)     Shares of Phoenix Common Stock in respect of which the holders thereof have complied with all requirements for demanding and perfecting appraisal rights as set forth in Section 262 of the DGCL (such holders, “Phoenix Dissenting Stockholders”) shall not be converted into or represent the right to receive the consideration provided for in Section 1.6(b). Phoenix Dissenting Stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL. Each share of Phoenix Common Stock held by holders who shall have failed to timely perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, as of the Combination Merger Effective Time, the right to receive the consideration provided for in Section 1.6(b), without any interest thereon, upon surrender, in the manner provided in Section 1.8, of such shares together with delivery of a duly executed and properly completed Letter of Transmittal. Phoenix shall give General prompt written notice of any assertions of, or withdrawals of assertions of, appraisal rights by holders of shares of Phoenix Common Stock in connection with the Combination Merger and any instrument in respect thereof received by Phoenix, and Phoenix shall provide General the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Combination Merger Effective Time, except as required by Law, Phoenix shall not without the prior written consent of General make any payment with respect to, or settle or offer to settle, any such demands, or agree to any of the foregoing.

(b)     Shares of General Class B Common Stock in respect of which the holders thereof have complied with all requirements for demanding and perfecting appraisal rights as set forth in Article 15 of the VSCA (such holders, “General Dissenting Shareholders”) shall not be converted into or represent the right to receive the consideration provided for in Section 1.6(a). General Dissenting Shareholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA. Each share of General Class B Common Stock held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Reclassification Merger Effective Time, the right to receive the consideration provided for in Section 1.6(a), without any interest thereon. General shall give Phoenix prompt written notice of any assertions of, or withdrawals of assertions of, appraisal rights by holders of General Class B Common Stock in connection with the Reclassification Merger and any instrument in respect thereof received by General. General shall provide Phoenix the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the VSCA. Prior to the Combination Merger Effective Time, except as required by Law, General shall not without the prior written consent of Phoenix make any payment with respect to, or settle or offer to settle, any such demands, or agree to any of the foregoing.

(c)     The parties hereto agree that, if General determines that it would be advantageous to do so, the parties will work together in good faith to restructure the business combination of General and Phoenix contemplated hereby (provided that such restructured business combination shall provide the General Shareholders and Phoenix Equityholders with the same relative economic ownership in the combined company as provided by the business combination contemplated by this Agreement as in effect on the date hereof), and the parties hereto shall enter into such amendments as are necessary or appropriate to reflect any such restructuring. Without limiting the generality of the foregoing, such restructured business combination may be effected by means of (i) an amendment to the Phoenix Charter, (ii) the creation of a holding company that would acquire 100% of the outstanding shares of capital stock of Phoenix pursuant to a merger effected in accordance with Section 251(g) of the DGCL and (iii) the merger of a wholly owned subsidiary of such holding company with and into General.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PHOENIX

Except as specifically disclosed in a correspondingly numbered section of the disclosure letter (the “Phoenix Disclosure Letter”) delivered by Phoenix to General prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Phoenix Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), Phoenix hereby represents and warrants to General as follows:

Section 2.1     Corporate Organization.

(a)     Phoenix is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Phoenix has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, except where the failure to have such power or authority or to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Phoenix.

(b)     True, correct and complete copies of the certificate of incorporation of Phoenix (the “Phoenix Charter”), the bylaws of Phoenix (the “Phoenix Bylaws”), the Phoenix Equityholders Agreement, the Phoenix Registration Rights Agreement, the Phoenix Warrant Agreement, and any similar agreements relating to the shares of Phoenix Common Stock or Phoenix Warrants to which Phoenix or any of its Subsidiaries is a party, as in effect as of the date of this Agreement, have previously been made available to General, and none of such documents or agreements has been amended after the date hereof except as expressly permitted by this Agreement (including pursuant to the Phoenix Support Agreement and the Phoenix Registration Rights Amendment).

(c)     Each of Phoenix’s Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate or comparable power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except where the failure to be so duly organized, validly existing, duly licensed or qualified or to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Phoenix. Section 2.1(c) of Phoenix Disclosure Letter sets forth as of the date of this Agreement the name of each Phoenix Subsidiary, the number of shares or other equity interests and classes of capital stock or other equity ownership interests held in such Phoenix Subsidiary by Phoenix, the percentage ownership represented by such capital stock or other equity ownership interest and the jurisdiction of incorporation or formation of such Phoenix Subsidiary.

(d)     Other than Phoenix’s Subsidiaries, Phoenix does not hold any interests, either directly or indirectly, in any other entities.

Section 2.2     Capitalization.

(a)     The authorized capital stock of Phoenix consists solely of 500,000 shares of Phoenix Class A Common Stock, of which, as of the date of this Agreement and as of immediately prior to the Combination Merger Effective Time, 65,428 shares are issued and outstanding (other than any increase as a result of exercise of Phoenix Warrants outstanding on the date hereof after the date hereof, or any decrease as a result of conversions into Phoenix Class B Common Stock), and 500,000 shares of Phoenix Class B Common Stock, of which, as of the date of this Agreement and as of immediately prior to the Combination Merger Effective Time, 0 shares are issued and outstanding (other than any increase as a result of conversions of Phoenix Class A Common Stock). As of the date of this Agreement and as of immediately prior to the Combination Merger Effective Time, no shares of Phoenix Common Stock are held in Phoenix’s treasury or owned, directly or indirectly, by Phoenix or any of Phoenix’s Subsidiaries. All of the issued and outstanding shares of Phoenix Common Stock have been duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights, and have been issued in compliance with all applicable securities Laws. Except for Phoenix Warrants exercisable for 16,959 shares of Phoenix Class A Common Stock (subject to reduction in the event of any exercise after the date hereof resulting in an equivalent increase in the number of outstanding shares of Phoenix Class A Common Stock) and for the right of holders of Phoenix Class A Common Stock to convert to Phoenix Class B Common Stock and vice versa, none of Phoenix nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of Phoenix Common Stock or any other equity securities of Phoenix or any rights to purchase or otherwise receive any shares of Phoenix Common Stock or any other equity securities of Phoenix, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. Phoenix has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Phoenix Benefit Plans or otherwise, and there are no options, restricted stock or other equity-based awards issued by Phoenix or any Phoenix Subsidiary currently outstanding under the Phoenix Benefit Plans or otherwise. There are no outstanding bonds, debentures, notes or other Indebtedness of Phoenix having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Phoenix Common Stock may vote. Other than the Phoenix Registration Rights Agreement, there are no outstanding agreements or other obligations of Phoenix or any of its Subsidiaries requiring the registration for sale of any shares of Phoenix Class A Common Stock, Phoenix Class B Common Stock, or other equity interests in Phoenix or any of its Subsidiaries.

(b)     Section 2.2(b) of the Phoenix Disclosure Letter sets forth, as of the date hereof, each record owner, and to the Knowledge of Phoenix, each beneficial owner, of any shares of Phoenix Common Stock and of any Phoenix Warrants, including (i) with respect to shares of Phoenix Common Stock, the number and class of shares owned of record and, to the Knowledge of Phoenix, beneficially by such owner, and (ii) with respect to Phoenix Warrants, the number and class of shares for which each such Phoenix Warrant is exercisable and the exercise price therefor.

(c)     As of the date hereof, no claim has been made or, to the Knowledge of Phoenix, threatened, against Phoenix or any Subsidiary of Phoenix asserting that any Person other than a Person listed on Section 2.2(b) of the Phoenix Disclosure Letter is the record and/or beneficial owner of, or has the right to acquire record and/or beneficial ownership of, any shares of Phoenix Common Stock or any other equity securities of Phoenix. To the Knowledge of Phoenix, as of the date hereof, each Phoenix Equityholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Surviving General and is able to bear such risks and will be acquiring General Common Stock pursuant to the Combination Merger without a view to any resale or distribution thereof, other than pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements under the Securities Act. Except as would not be, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Phoenix, other than in respect of the Shield Companies, (x) all of the issued and outstanding shares of capital stock or other equity ownership interests of each Phoenix Subsidiary are owned by Phoenix, either directly or through ownership of another wholly owned Phoenix Subsidiary, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”) (other than Permitted Liens), and all of such shares or equity ownership interests are duly authorized and validly issued, are fully paid, nonassessable, are free of preemptive rights, and have been issued in compliance with all applicable securities Laws and (y) none of Phoenix or any Phoenix Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity security of any Phoenix Subsidiary or any rights to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities.

Section 2.3     Authority; No Violation.

(a)     Phoenix has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Phoenix Board. Except for the Phoenix Approvals, no corporate proceedings on the part of Phoenix or vote, consent or approval of the Phoenix Equityholders are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Phoenix and (assuming due authorization, execution and delivery by General, Merger Sub 1, Merger Sub 2 and Merger Sub 3) constitutes the valid and binding obligation of Phoenix, enforceable against Phoenix in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). The Phoenix Board has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Combination Merger and the Conversion Merger, are advisable, fair to, and in the best interests of, the Phoenix Equityholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Combination Merger and the Conversion Merger, and (iii) recommending that the Phoenix Equityholders execute written consents approving and adopting this Agreement and the transactions contemplated hereby, including the Combination Merger.

(b)     None of the execution and delivery of this Agreement, the Phoenix Support Agreement, the Standstill Agreement, the Phoenix Registration Rights Amendment, the Registration Rights Agreement or the General Support Agreement (collectively, the “Transaction Documents” and each, a “Transaction Document”), nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any of the parties to such agreements with any of the terms or provisions hereof or thereof will (i) violate any provision of the Phoenix Charter or the Phoenix Bylaws or (ii) assuming that the consents, approvals and filings referred to in clauses (i) through (iv) of Section 2.4 are duly obtained and/or made, (A) violate any Law or Order applicable to Phoenix, any of its Subsidiaries or any of their respective properties or assets, (B) violate, conflict with, require any consent under, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or change adversely any right or obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other binding instrument or obligation, whether written or unwritten (collectively, “Contracts”), to which Phoenix or any of its Subsidiaries is a party, or (C) result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Phoenix or any of its Subsidiaries, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Phoenix.

Section 2.4     Consents and Approvals.  None of the execution and delivery of this Agreement or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any of the parties to such agreements with any of the terms or provisions hereof or thereof will require Phoenix or any of its Affiliates to make, deliver or obtain any filing, notice, registration, consent, approval, authorization or Permit with, to or from any court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization (each a “Governmental Entity”), except for (i) the filing by Phoenix of the Certificate of Combination Merger with, and the acceptance of the Certificate of Combination Merger by, the DSS, (ii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports, or informational filings required in connection therewith under the Communications Act and the FCC Rules, and (iv) any such filing, notice, registration, consent, approval, authorization or Permit the failure of which to make, deliver or obtain would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Phoenix and would not be reasonably likely to prevent or materially delay the consummation by Phoenix of the Combination Merger. To the Knowledge of Phoenix, there are no facts or circumstances related to Phoenix or any of its Affiliates, including their respective FCC qualifications, which might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent, (b) materially delay obtaining the FCC Consent or (c) cause the FCC to impose any material condition on its granting of the FCC Consent.

Section 2.5     Financial Statements.

(a)      Section 2.5(a) of the Phoenix Disclosure Letter contains true, correct and complete copies of (i) the audited consolidated financial statements of Phoenix and its Subsidiaries consisting of the audited consolidated balance sheets of Phoenix and its Subsidiaries as of December 31, 2012 and 2011, and the related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows for Phoenix and its Subsidiaries for the years ended December 31, 2012 and 2011, (ii) the audited consolidated financial statements of Phoenix and its Subsidiaries consisting of audited consolidated balance sheets of Phoenix and its Subsidiaries as of December 31, 2011 and 2010, and the related audited consolidated statements of operations, stockholders’ (deficit) equity and cash flows for Phoenix and its Subsidiaries for the year ended December 31, 2011 and the six months ended December 31, 2010 and for Young Broadcasting Inc. and its Subsidiaries for the six months ended June 30, 2010, (iii) the audited consolidated financial statements of Phoenix and its Subsidiaries consisting of audited consolidated balance sheets of Phoenix and its Subsidiaries as December 31, 2010 and of Young Broadcasting Inc. and its Subsidiaries as of December 31, 2009, and the related audited consolidated statements of operations, stockholders’ (deficit) equity and cash flows for Phoenix and its Subsidiaries for the six months ended December 31, 2010 and for Young Broadcasting Inc. and its Subsidiaries for the six months ended June 30, 2010 and for the year ended December 31, 2009 (the financial statements referred to in clauses (i), (ii) and (iii) being referred to herein as the “Audited Phoenix Financial Statements”), and (iv) the unaudited consolidated financial statements of Phoenix and its Subsidiaries consisting of the unaudited consolidated balance sheet of Phoenix and its Subsidiaries as of March 31, 2013, and the related unaudited consolidated statement of operations and cash flows for the three-month period ended March 31, 2013 (the “Unaudited Phoenix Financial Statements” and, together with the Audited Phoenix Financial Statements, including the related notes and schedules the “Phoenix Financial Statements”). The Phoenix Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods presented, except as otherwise noted therein and, subject, in the case of interim unaudited financial statements, to the absence of footnotes and normal year-end adjustments which will not be material, either individually or in the aggregate. The Phoenix Financial Statements fairly present, in all material respects, the consolidated financial position of Phoenix (or Young Broadcasting, Inc. as applicable) and its subsidiaries as of the dates thereof and the results of their operations, their cash flow and changes in their stockholders equity for the periods reflected therein, except as otherwise noted therein and, subject, in the case of interim unaudited financial statements, to the absence of footnotes and normal year-end adjustments which will not be material, either individually or in the aggregate. The Phoenix Financial Statements have been prepared from, and are in accordance with, the books and records of Phoenix and its Subsidiaries (or, where applicable, Young Broadcasting, Inc. and its Subsidiaries).

(b)     To the Knowledge of Phoenix, Section 2.5(b) of the Phoenix Disclosure Letter sets forth a materially accurate statement of the revenue and expense information described therein for the stations represented thereon for the years ended December 31, 2011 and December 31, 2012.

Section 2.6     Broker’s Fees.  Neither Phoenix nor any Phoenix Subsidiary nor any of their respective officers or directors has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or other similar fees or commissions in connection with the Combination Merger or other transactions contemplated by this Agreement or the other Transaction Documents, other than Wells Fargo Securities, LLC (“Wells Fargo Securities”); and a true and complete copy of the agreement with respect to such engagement has previously been made available to General.

Section 2.7     Absence of Certain Changes or Events.  Since December 31, 2012 through the date hereof, (i) Phoenix and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, (ii) there has not been any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Phoenix, and (iii) none of Phoenix or its Subsidiaries has taken any action (other than entry into agreements, transactions or other actions described in the Phoenix Disclosure Letter) that would require the consent of General pursuant to Section 4.2 had such action occurred after the date of this Agreement and prior to the Closing.

Section 2.8     Legal Proceedings.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Phoenix, there are no (i) actions, claims, suits, arbitrations, investigations or proceedings (each, an “Action”) pending (or, to the Knowledge of Phoenix, threatened) against or affecting Phoenix or any of its Subsidiaries, or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”), against or affecting Phoenix or any of its Subsidiaries or any of their respective properties.

Section 2.9     Taxes.

(a)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix: (i) Phoenix and each of its Subsidiaries have timely filed all Tax Returns that were required to be filed, and all such Tax Returns were correct and complete in all respects and prepared in compliance with applicable Laws; (ii) Phoenix and each of its Subsidiaries have paid in full on a timely basis all Taxes due and payable, whether or not shown on any Tax Return; (iii) all Taxes that Phoenix and each of its Subsidiaries were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Entity; (iv) no examination or audit of any Tax Return of Phoenix or any of its Subsidiaries, or with respect to any Taxes due from Phoenix or any of its Subsidiaries, by any taxing authority is in progress or, to the Knowledge of Phoenix, threatened; (v) there is no outstanding assessment or deficiency of Tax asserted in writing against Phoenix or any of its Subsidiaries; (vi) neither Phoenix nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Phoenix or the Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction; (vii) there are no Liens with respect to Taxes upon any of the assets or properties of Phoenix or any of its Subsidiaries, other than Permitted Liens; (viii) neither Phoenix nor any of its Subsidiaries is a party to, is bound by or has an obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement; and (ix) neither Phoenix nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date or (E) election by Phoenix or any Phoenix Subsidiary under Section 108(i) of the Code.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix, neither Phoenix nor any of its Subsidiaries has: (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect; (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed; (iii) executed or filed any power of attorney with any taxing authority, which is still in effect; or (iv) any liability for any Taxes of any Person (other than Phoenix or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), as a transferee or successor, by contract or otherwise.

(c)     Phoenix and each of its Subsidiaries have made available to General complete and accurate copies of all U.S. federal and applicable state and local income and other material Tax Returns filed for taxable years ending on or after, and other material reports or agreements to the extent they relate to Taxes (which could include examination reports, closing agreements, settlement agreements and statements of deficiencies assessed against or agreed to by Phoenix or any of its Subsidiaries) received or entered into since, December 31, 2010.

(d)     Neither Phoenix nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Phoenix).

(e)     Phoenix has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)     Neither Phoenix nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Phoenix or its Subsidiaries been distributed in a transaction to which Section 355 of the Code applies.

(g)     This Agreement sets forth the complete terms of the Combination Transaction. Neither Phoenix nor any Phoenix Subsidiary has taken any other action or knows of any other fact relating to the Combination Transaction that would reasonably be expected to prevent the Combination Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)     As of December 31, 2012, Phoenix has net operating loss carryforwards of approximately $226 million for U.S. federal income tax purposes (the “Phoenix NOL Carryforwards”). None of the Phoenix NOL Carryforwards are currently subject to any limitation under Section 382 or 384 of the Code, Treasury Regulation Sections 1.1502-15 or 1.1502-21, or otherwise.

Section 2.10     Employee Benefits.

(a)     Section 2.10(a) of the Phoenix Disclosure Letter includes a complete list of all material Phoenix Benefit Plans and all Phoenix Employment Agreements that provide for annual compensation in excess of $100,000.

(b)     With respect to each Phoenix Benefit Plan, Phoenix has delivered or made available to General a true, correct and complete copy of: (i) each writing constituting a part of such Phoenix Benefit Plan; (ii) the current summary plan description, if any (in each case, whether or not required to be furnished under ERISA); (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent determination letter from the IRS, if any; (vi) each trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance policy relating to any such Phoenix Benefit Plan, if any; (vii) the most recent nondiscrimination test reports for each applicable Phoenix Benefit Plan; and (viii) all material communications received in writing from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, or any other Governmental Entity. Phoenix has delivered or made available to General a correct and complete copy of each Phoenix Employment Agreement.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix, all contributions required to be made to any Phoenix Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable prior to the Closing with respect to insurance policies funding any Phoenix Benefit Plan have been, or by the Closing will have been, timely made or paid in full.

(d)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Phoenix, (i) with respect to each Phoenix Benefit Plan, Phoenix and its Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Phoenix Benefit Plans, (ii) each Phoenix Benefit Plan has been administered in all respects in accordance with its terms, (iii) none of Phoenix, its Subsidiaries and its ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Phoenix Benefit Plans or their related trusts, Phoenix, any of its Subsidiaries, any of its ERISA Affiliates or any person that Phoenix or any of its Subsidiaries or ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and (iv) Phoenix does not have any liability for any excise tax imposed by any Section of Chapter 43 of the Code.

(e)     Section 2.10(e) of the Phoenix Disclosure Letter identifies each Phoenix Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Phoenix Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Phoenix Qualified Plan and the related trust that has not been revoked or Phoenix is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of Phoenix, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Phoenix Qualified Plan or the related trust that cannot be corrected without material liability to Phoenix.

(f)     (i) Section 2.10(f) of the Phoenix Disclosure Letter lists each Phoenix Benefit Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code (each, a “Phoenix Pension Plan”). With respect to each Phoenix Pension Plan, (i) such plan is not in “at risk status” as defined in Section 430(i) of the Code; (ii) as of the most recent valuation date, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) of such plan is at least 80%; (iii) each such plan satisfies the minimum funding standards under Sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained; and (iv) no reportable event (as defined in Section 4043 of ERISA) has occurred or, to the Knowledge of Phoenix, is reasonably expected to occur. No liability under Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Code has been or is reasonably expected to be incurred by Phoenix or any of its ERISA Affiliates (other than for the payment of premiums), and there are no premium payments which have become due that are unpaid. No Phoenix Benefit Plan is a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) and none of Phoenix and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g)     Phoenix and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Phoenix and its Subsidiaries. No Phoenix Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Any Phoenix Benefit Plan that provides deferred compensation that is subject to Section 409A of the Code has been operated and maintained in substantial compliance with, and the document(s) evidencing such plan substantially comply with, Section 409A of the Code, including all guidance and regulations issued thereunder.

(h)     Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Phoenix or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any payment or benefit that will or may be made by Phoenix or its Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Phoenix or any of its Subsidiaries as a result of the imposition of excess taxes required by section 4999 of the Code or any taxes required by section 409A of the Code

(i)     Section 2.10(i) of the Phoenix Disclosure Letter contains a true and complete list of all collective bargaining agreements, memoranda of understanding or other tariff, trade, union, collective or similar agreements or arrangements to which Phoenix or any of its Subsidiaries is a party or to which any of their current or former employees is subject (collectively, the “Phoenix Labor Agreements”). Phoenix has provided or made available to General true and complete copies of each Phoenix Labor Agreement. No material labor strike or organized work stoppage against Phoenix or any of its Subsidiaries has occurred during the past two (2) years, is currently occurring, or, to the Knowledge of Phoenix, is threatened. There are no material disputes pending or, to the Knowledge of Phoenix, threatened, between Phoenix or any of its Subsidiaries and any of their employees, directors, consultants or independent contractors. No labor organization or group of employees of Phoenix or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Phoenix, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Phoenix, there are no current union organization activities or representation questions involving employees, of Phoenix or any of its Subsidiaries.

(j)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Phoenix, each of Phoenix and its Subsidiaries is in compliance with all Phoenix Labor Agreements and applicable Laws respecting employment and employment practices, immigration, terms and conditions of employment, discrimination, workers’ compensation, wages and hours, the collection and payment of withholding or social security taxes, and occupational safety and health. To the Knowledge of Phoenix, Phoenix and its Subsidiaries are not currently subject to any investigation by any Governmental Entity charged with policing fair employment, discrimination, equal pay, minimum wage or other similar Laws relating to any of the foregoing.

(k)     None of Phoenix or any of its Subsidiaries has any material liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Phoenix or any of its Subsidiaries (each, a “Phoenix Contingent Worker”) and no Phoenix Contingent Worker has been improperly excluded from any Phoenix Benefit Plan.

(l)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix, there are no pending or, to the Knowledge of Phoenix, threatened, actions, suits or claims with respect to any Phoenix Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Phoenix Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries. There are no audits, inquiries or proceedings pending or, to the Knowledge of Phoenix, threatened, by the IRS, Department of Labor, or other Governmental Entity with respect to any Phoenix Benefit Plan.

(m)     There has been no material adverse change in the aggregate funding status of the Phoenix Benefit Plans that are defined benefit pension plans or that provide post-retirement health and welfare benefits from the funding status as of December 31, 2012 as disclosed on Section 2.10(m) of the Phoenix Disclosure Letter.

Section 2.11     Compliance with Law; Permits.

(a)     Phoenix and each of its Subsidiaries is in compliance with and is not in default under or in material violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity (collectively, “Laws” and each, a “Law”), except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix, (i) Phoenix and its Subsidiaries have all Permits that are necessary for Phoenix and its Subsidiaries to carry on their businesses as they are now being conducted, (ii) all such Permits are in full force and effect, and (iii) Phoenix and its Subsidiaries are not in violation or breach of, or default under, any of its Permits.

(c)     The Phoenix Subsidiaries identified on Section 2.11(c) of the Phoenix Disclosure Letter are the holders of the Phoenix FCC Licenses identified thereon, which constitute all of the Phoenix FCC Licenses of the Phoenix Stations. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix, the Phoenix FCC Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix, Phoenix and the Phoenix Subsidiaries (i) operate each Phoenix Station and have operated each Phoenix Station in compliance with the Communications Act and the FCC Rules and the applicable Phoenix FCC Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Phoenix FCC Licenses, (iii) have paid or caused to be paid all FCC regulatory fees due in respect to each Phoenix Station, and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Phoenix FCC Licenses or construction Permits issued to modify the Phoenix FCC Licenses. To the Knowledge of Phoenix, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or, to the Knowledge of Phoenix, threatened before the FCC relating to the Phoenix Stations, other than proceedings affecting broadcast stations generally. Except as may be permitted by Section 5.3(c)(iii), none of Phoenix or the Phoenix Subsidiaries, nor any of the Phoenix Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Phoenix Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding. There is not (i) pending, or, to the Knowledge of Phoenix, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such Phoenix FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Phoenix Stations, Phoenix or any Phoenix Subsidiary with respect to the Phoenix Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Phoenix FCC Licenses. The Phoenix FCC Licenses have been issued for the terms expiring as indicated on Section 2.11(c) of the Phoenix Disclosure Letter and the Phoenix FCC Licenses are not subject to any material condition except for those conditions appearing on the face of the Phoenix FCC Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 2.11(c) of the Phoenix Disclosure Letter.

Section 2.12     Certain Contracts.

(a)     As of the date hereof, neither Phoenix nor any of its Subsidiaries is a party to or bound by:

(i)     any Contract relating to Indebtedness of Phoenix or any of its Subsidiaries (other than such Contracts between Phoenix and its wholly owned Subsidiaries);

(ii)     any Contract under which Phoenix or any of its Subsidiaries has directly, or indirectly, made any loan, capital contribution or other investment in, any Person (other than (x) extensions of credit in the ordinary course of business, (y) investments in marketable securities in the ordinary course of business, and (z) investments by Phoenix or its wholly owned Subsidiaries in wholly owned Subsidiaries of Phoenix);

(iii)     any Contract that limits or purports to limit or restrict in any material respect the ability of Phoenix or any of its Subsidiaries or Affiliates (including General and its Subsidiaries after the Combination Merger) to compete in any business or geographic area;

(iv)     any material partnership, joint venture, limited liability company or similar Contract;

(v)     any Contract that is a local marketing agreement, joint sales agreement or similar agreement;

(vi)     any Contract relating to Program Rights under which it would reasonably be expected that Phoenix and its Subsidiaries would make annual payments of $100,000 or more;

(vii)     any network affiliation Contract or similar Contract;

(viii)     any Contract relating to cable or satellite transmission or retransmission with MVPDs with more than 10,000 paid subscribers with respect to each Phoenix Station;

(ix)     any material Barter Agreement;

(x)     any Contract with a Governmental Entity;

(xi)     any Contract for the acquisition, sale, lease or license of material properties or assets of or by Phoenix or any of its Subsidiaries outside of the ordinary course of business (by merger, purchase or sale of assets or stock) entered into since June 24, 2010;

(xii)     any Contract governing a Phoenix Related Party Transaction;

(xiii)     any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of Phoenix; or

(xiv)     any other Contract or series of related Contracts under which it would reasonably be expected that Phoenix and its Subsidiaries would receive or make annual payments of $750,000 or more;

(the Contracts of the type described in clauses (i) through (xiv) above being referred to herein as the “Phoenix Material Contracts”). A true, correct and complete copy of each Phoenix Material Contract (including all amendments and supplements thereto) as in effect as of the date hereof has heretofore been made available to General.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix, with respect to each of the Phoenix Material Contracts, (i) such Phoenix Material Contract is valid and binding on Phoenix or the Phoenix Subsidiaries, as applicable, (ii) none of Phoenix or any of the Phoenix Subsidiaries or, to the Knowledge of the Phoenix, any other party to such Phoenix Material Contract, is in material breach or material violation of, or in material default under, such Phoenix Material Contract, and (iii) to the Knowledge of Phoenix, no event has occurred which would result in such a material breach or material violation of, or a material default under, such Phoenix Material Contract.

Section 2.13     Undisclosed Liabilities.  Neither Phoenix nor any of its Subsidiaries has any Liabilities, except for (i) those Liabilities that are reflected, accrued or reserved against in the most recent consolidated balance sheet of Phoenix included in the Phoenix Financial Statements (including any notes thereto), (ii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course since March 31, 2013, (iv) Liabilities under the terms of any Contracts (excluding any Liabilities arising from breaches of any such Contracts), Permits or applicable Law binding on Phoenix or any of its Subsidiaries, and (v) Liabilities which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Phoenix.

Section 2.14     Property.

(a)     Section 2.14(a) of the Phoenix Disclosure Letter identifies, as of the date hereof:

(i)     all material real properties (by name and location) owned by Phoenix or any Phoenix Subsidiary (the “Phoenix Owned Property”);

(ii)     all material leases, subleases and occupancy agreements for real properties and interests in real properties leased, subleased, occupied or operated by Phoenix or any Phoenix Subsidiary as lessee, sublessee or occupant (such properties, the “Phoenix Leased Property” and such leases, subleases and occupancy agreements, the “Phoenix Lessee Agreements”). The Phoenix Owned Property and the Phoenix Leased Property are referred to herein collectively as the “Phoenix Real Property”; and

(iii)     all material leases, subleases and occupancy agreements for Phoenix Real Property to which Phoenix or any Phoenix Subsidiary is a party as lessor, sublessor or other party granting an occupancy right (the “Phoenix Lessor Agreements”).

A true, correct and complete copy of each Phoenix Lessee Agreement and Phoenix Lessor Agreement (including all amendments and supplements thereto) as in effect on the date hereof has heretofore been made available to General.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix, (i) (x) Phoenix or the Phoenix Subsidiaries have good and valid title to the Phoenix Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Phoenix Leased Property, sufficient to allow each of Phoenix and the Phoenix Subsidiaries to conduct their business as currently conducted, and (y) there are no existing, pending, or to the Knowledge of Phoenix, threatened condemnation, eminent domain or similar proceedings affecting any of the Phoenix Real Property, and (ii) with respect to each of the Phoenix Lessee Agreements and Phoenix Lessor Agreements, (x) such Phoenix Lessee Agreement or Phoenix Lessor Agreement is valid and binding on Phoenix or the Phoenix Subsidiaries, as applicable, (y) none of Phoenix or any of the Phoenix Subsidiaries or, to the Knowledge of the Phoenix, any other party to such Phoenix Lessee Agreement or Phoenix Lessor Agreement, is in breach or violation of, or in default under, such Phoenix Lessee Agreement or Phoenix Lessor Agreement and (z) to the Knowledge of Phoenix, no event has occurred which would result in such a breach or violation of, or a default under, such Phoenix Lessee Agreement or Phoenix Lessor Agreement.

(c)     Each of Phoenix and the Phoenix Subsidiaries, in respect of all of its material properties, assets and other rights that do not constitute the Phoenix Real Property (other than Intellectual Property), (i) has good and valid title thereto free and clear of all Liens (other than Permitted Liens) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Liens.

Section 2.15     Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix, (i) Phoenix and each of the Phoenix Subsidiaries (1) is in compliance in all respects with all applicable Environmental Laws and (2) has obtained or applied for all Environmental Permits necessary for their operations as currently conducted, each of which is valid and in good standing, and has timely made all appropriate filings for issuance or renewal of such Environmental Permits; (ii) there have been no Releases of any Hazardous Materials at any real property currently owned, leased, operated or controlled by Phoenix or any of the Phoenix Subsidiaries or, to the Knowledge of Phoenix, at any real property formerly owned, leased, operated or controlled by Phoenix or any of the Phoenix Subsidiaries, in each case, that are reasonably likely to impose liability or other obligations on Phoenix or any of the Phoenix Subsidiaries under any Environmental Laws for any investigation, corrective action, remediation or monitoring with respect to such Releases; (iii) there are no Environmental Claims pending or, to the Knowledge of Phoenix, threatened against Phoenix or any of the Phoenix Subsidiaries; (iv) neither Phoenix nor any of the Phoenix Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on Phoenix or any Phoenix Subsidiary under any Environmental Law; and (v) neither Phoenix nor any of the Phoenix Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim, or any liability under any Environmental Law, against Phoenix or any of the Phoenix Subsidiaries.

Section 2.16     State Takeover Laws.  Assuming the accuracy of the representation and warranty set forth in Section 3.27, the Phoenix Board has taken all action required to be taken by the Phoenix Board to exempt this Agreement and the transactions contemplated hereby from any applicable “business combination” or any other takeover or anti-takeover statute under Delaware Law.

Section 2.17     Internal Controls.

(a)     The books and records of Phoenix and its Subsidiaries are and have been, since January 1, 2010, properly prepared and maintained in all material respects in form and substance adequate for preparing audited financial statements in accordance with GAAP, and fairly and accurately reflect in all material respects all of the assets and liabilities of Phoenix and its Subsidiaries and all contracts and transactions to which Phoenix or any of its Subsidiaries is or was a party or by which any of their respective assets were affected. Phoenix and its Subsidiaries have established and maintain systems of internal accounting controls which provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, and (ii) access to their property and assets is permitted only in accordance with management’s general or specific authorization. None of Phoenix or any of its Subsidiaries has received any advice or notification from its independent accountants that Phoenix or any of its Subsidiaries have used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of Phoenix and its Subsidiaries any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts. No material weaknesses or significant deficiencies in the internal control environment of Phoenix and its Subsidiaries have been identified. The minute books of the meetings of the board of directors, members and/or stockholders of Phoenix and each of its Subsidiaries (including the committees thereof), as applicable, as previously made available to General, contain complete and correct records of all such meetings and accurately reflect all material corporate or limited liability company actions of the board of directors, members, and/or stockholders of Phoenix or applicable Subsidiary.

(b)     Since January 1, 2010, (i) neither Phoenix nor any of its Subsidiaries nor any of their respective directors or officers has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Phoenix or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Phoenix or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Phoenix or any of its Subsidiaries, whether or not employed by Phoenix or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Phoenix or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Phoenix Board or any committee thereof or to any director or officer of Phoenix.

Section 2.18     Insurance.  Phoenix has made available to General true and complete copies of all material insurance policies covering the assets, businesses, equipment, properties, operations, employees, officers and directors of Phoenix and its Subsidiaries as of the date of this Agreement, a list of which is set forth on Section 2.18 of the Phoenix Disclosure Letter. Each such policy is in full force and effect and enforceable in accordance with its terms. All premiums payable under all such policies have been paid or accrued, when due or within applicable grace periods, and Phoenix and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies.

Section 2.19     Intellectual Property.

(a)     Section 2.19 of the Phoenix Disclosure Letter sets forth a true, correct and complete list of patents and trademarks that are owned by and material to Phoenix or the Phoenix Subsidiaries and that are registered or subject to pending applications for registration. Phoenix or the Phoenix Subsidiaries own all right, title and interest in and to, free of all Liens other than Permitted Liens, or have a right to use, all Intellectual Property necessary for the conduct of the businesses of Phoenix and the Phoenix Subsidiaries taken as a whole as now being conducted (the “Phoenix IP”). To the Knowledge of Phoenix, each item of Phoenix IP set forth in Section 2.19 of the Phoenix Disclosure Letter is valid, subsisting and enforceable.

(b)     (i) To the Knowledge of Phoenix, no Phoenix IP owned by Phoenix or a Phoenix Subsidiary is being infringed, misappropriated or otherwise violated by any third party and (ii) neither Phoenix nor any Phoenix Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), that would reasonably be expected to result in a material liability for Phoenix or any Phoenix Subsidiary. Neither Phoenix nor any Phoenix Subsidiary has received written notice of any such claims (as set forth in clauses (i) and (ii) above) during the past year and there are no claims against Phoenix or any Phoenix Subsidiary presently pending or, to the Knowledge of Phoenix, threatened, alleging infringement, misappropriation or other violation of any third-party Intellectual Property. There is no outstanding Order that restricts, in a way material to the business of Phoenix and the Phoenix Subsidiaries, the use or ownership of any Phoenix IP issued directly to Phoenix or any Phoenix Subsidiary, neither Phoenix nor any Phoenix Subsidiary is a party to any such outstanding Order and, to the Knowledge of Phoenix, Phoenix and the Phoenix Subsidiaries are not otherwise subject to any such outstanding Order.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Phoenix, there is no pending or, to the Knowledge of Phoenix, threatened claim or dispute regarding or disputing the ownership, registrability or enforceability of, or use by, Phoenix or any Phoenix Subsidiary, of any Phoenix IP owned by Phoenix or a Phoenix Subsidiary, except with respect to office actions in connection with applications in the ordinary course of prosecution of any applied for Intellectual Property.

Section 2.20     Related Party Transactions.  Except for Contracts, transactions and other arrangements that are solely among Phoenix and its wholly owned Subsidiaries, or that relate solely to director or employee compensation and/or benefits in the ordinary course of business, no (x) equityholder, officer or director of Phoenix or any of its Subsidiaries, or (y) to the Knowledge of Phoenix, Affiliate of Phoenix or any of its Subsidiaries, or equityholder, officer or director of such Affiliate, (i) is a party to any Contract, transaction or other arrangement with Phoenix or any of its Subsidiaries or has any interest in any property or asset of Phoenix or any of its Subsidiaries, or (ii) to the Knowledge of Phoenix, beneficially owns a controlling equity interest in a party of the type described in clause (i) above (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “Phoenix Related Party Transaction”). Any Phoenix Related Party Transaction is on terms that are not less favorable, in the aggregate, to Phoenix and its Subsidiaries than those that would have been obtained in a comparable transaction by Phoenix and its Subsidiaries with an unrelated Person.

Section 2.21     Disclosure.  None of the information supplied or to be supplied by or on behalf of Phoenix for inclusion or incorporation by reference in the Form S-4 (including the Proxy Statement), the DGCL Notices or any Phoenix Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, provided that no representation is made by Phoenix with respect to statements made or incorporated by reference in the Form S-4 (including the Proxy Statement), the DGCL Notices or the Phoenix Information Statement based on information supplied by General for inclusion or incorporation by reference therein.

Section 2.22     Certain Business Practices.  None of Phoenix or any of its Subsidiaries, and (to the Knowledge of Phoenix) no director, officer, employee or agent of any of Phoenix or its Subsidiaries with respect to any matter relating to any of Phoenix or its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended.

Section 2.23     Vote Required.  The affirmative vote, written consent or approval of (i) Persons holding at least 66.6% of the outstanding shares of Phoenix Class A Common Stock, outstanding shares of Phoenix Class B Common Stock, and shares of Phoenix Class A Common Stock that may be issued upon the exercise of the Phoenix Warrants, voting together as a single class, (ii) Persons holding a majority of the outstanding shares of Phoenix Class A Common Stock, voting as a single class, (iii) Holders (as such term is defined in the Phoenix Registration Rights Agreement) of at least a majority of the Registrable Securities (as such term is defined in the Phoenix Registration Rights Agreement), and (iv) Holders (as such term is defined in the Phoenix Warrant Agreement) of at least a majority of the Phoenix Warrants (such votes, consents and approvals, the “Phoenix Approvals”), are the only votes, consents or approvals of the holders of any class or series of Phoenix’s capital stock or other equity interests, or warrants or other securities convertible into or exercisable or exchangeable for capital stock or other equity securities of Phoenix, necessary to approve this Agreement, the Combination Merger, the Conversion Merger and the other transactions contemplated hereby or any of the other Transaction Documents.

Section 2.24     MVPD Matters.  Section 2.24 of the Phoenix Disclosure Letter contains, as of the date hereof, a list of all retransmission consent agreements with MVPDs with more than 10,000 paid subscribers with respect to each Phoenix Station. To the Knowledge of Phoenix, Phoenix or the applicable Phoenix Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 10,000 paid subscribers in any of the Phoenix Stations’ Markets. Since December 31, 2011 and until the date hereof, (x) no such MVPD has provided written notice to Phoenix or any Phoenix Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of Phoenix, sought any form of relief from carriage of a Phoenix Station from the FCC and (y) neither Phoenix nor any Phoenix Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a Phoenix Station from carriage or to change such Phoenix Station’s channel position.

Section 2.25     Opinion of Financial Advisor.  The Phoenix Board has received the opinion of Wells Fargo Securities, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth in the opinion, the Exchange Ratio in the Combination Merger pursuant to this Agreement was fair to the holders of Phoenix Common Stock. Phoenix will, promptly following the execution of this Agreement, make available to General, solely for informational purposes, a complete and correct copy of such opinion.

Section 2.26     Phoenix Ownership of General Capital Stock.  As of the date hereof, neither Phoenix nor any Phoenix Subsidiary “beneficially owns” (as such term is defined in Articles 14 and 14.1 of the VSCA) any shares of capital stock of General or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of General, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. During the three year period prior to the date of this Agreement, neither Phoenix nor any Phoenix Subsidiary “beneficially owned” (as such term is defined in Articles 14 and 14.1 of the VSCA) 10% or more of the outstanding shares of any class of General Common Stock.

Section 2.27     No Other Phoenix Representations and Warranties.  Except for the representations and warranties made by Phoenix in this Article II, Phoenix has not made any representation or warranty, expressed or implied, with respect to Phoenix or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Phoenix or its Subsidiaries or any other matter. Phoenix and the Phoenix Subsidiaries disclaim any other representations or warranties, whether made by the Phoenix Equityholders, Phoenix, any Phoenix Subsidiary or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article II, Phoenix hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to General or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to General by any director, officer, employee, agent, consultant, or representative of the Phoenix Equityholders, Phoenix, any Phoenix Subsidiary or any of their respective Affiliates).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GENERAL

Except (a) as specifically disclosed in a correspondingly numbered section of the disclosure letter (the “General Disclosure Letter”) delivered by General to Phoenix prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the General Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), or (b) as disclosed in the General SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2012 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), General hereby represents and warrants to Phoenix, as follows:

Section 3.1     Corporate Organization.

(a)     General is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, Merger Sub 1 is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, Merger Sub 2 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub 3 is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. General has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, except where the failure to have such power or authority or to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on General.

(b)     True, correct and complete copies of the General Charter and the General Bylaws, as in effect as of the date of this Agreement, have previously been made available to Phoenix, and neither of such documents have been amended after the date hereof except as expressly permitted by this Agreement (including pursuant to the General Charter Amendment).

(c)     Each of General’s Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except where the failure to be so duly organized, validly existing, duly licensed or qualified or to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on General. Section 3.1(c) of the General Disclosure Letter sets forth as of the date of this Agreement the name of each General Subsidiary, the number of shares or other equity interests and classes of capital stock or other equity ownership interests held in such General Subsidiary by General, the percentage ownership represented by such capital stock or other equity ownership interest and the jurisdiction of incorporation or formation of such General Subsidiary.

(d)     Each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the equity interests of Merger Sub 1, Merger Sub 2, and Merger Sub 3 are owned directly by General. For U.S. federal and applicable state income tax purposes, Merger Sub3 is, and has been at all times since its formation, disregarded as an entity separate from General within the meaning of Treasury Regulation Section 301.7701-3(b). Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, each of Merger Sub 1 and Merger Sub 2 has not, and will not have prior to the Combination Merger Effective Time, and Merger Sub 3 has not, and will not have prior to the Conversion Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(e)     Other than General’s Subsidiaries, General does not hold any interests, either directly or indirectly, in any other entities.

Section 3.2     Capitalization.

(a)     The authorized capital stock of General as of the date hereof and as of immediately prior to the Reclassification Merger Effective Time consists solely of 75,000,000 shares of General Class A Common Stock, 600,000 shares of General Class B Common Stock, and 5,000,000 shares of Preferred Stock, par value $5.00 per share (“General Preferred Stock”), of which, as of June 3, 2013 (the “Capitalization Date”) and as of immediately prior to the Reclassification Merger Effective Time, 27,312,854 shares of General Class A Common Stock were outstanding (other than any increase after the date hereof as a result of exercise of General Stock Options or settlement of General Equity Grants outstanding on the date hereof or granted or awarded after the date hereof in accordance with Section 4.3), 548,564 shares of General Class B Common Stock were outstanding and no shares of General Preferred Stock were outstanding. From the close of business on the Capitalization Date through immediately prior to the Combination Merger Effective Time, there have been no issuances of shares of capital stock or other equity interests of General or any other securities of General other than issues of General Class A Common Stock pursuant to the exercise of General Stock Options or the settlement of General Equity Grants outstanding as of the Capitalization Date or granted or awarded after the date hereof in accordance with Section 4.3. As of the Capitalization Date and as of immediately prior to the Reclassification Merger Effective Time, no shares of General Class A Common Stock or General Class B Common Stock were owned, directly or indirectly, by General or any of General’s Subsidiaries. All of the issued and outstanding shares of General Class A Common Stock and General Class B Common Stock have been duly authorized and validly issued, are fully paid, nonassessable, are free of preemptive rights, and have been issued in compliance with all applicable securities Laws. The authorized capital stock of General as of immediately prior to the Combination Merger Effective Time shall consist solely of 400,000,000 shares of General Voting Common Stock, 400,000,000 shares of Non-Voting Common Stock and 50,000,000 shares of General Preferred Stock, of which 27,861,418 shares of General Common Stock shall be outstanding (other than any increase after the date hereof as a result of exercise of General Stock Options or settlement of General Equity Grants outstanding on the date hereof or granted or awarded after the date hereof in accordance with Section 4.3) and no shares of General Preferred Stock shall be outstanding. The shares of General Common Stock to be issued pursuant to the Reclassification Merger, when issued pursuant to this Agreement, shall be validly issued, fully paid, non-assessable and free and clear of any Liens and shall not have been issued in violation of any preemptive rights. The shares of General Common Stock to be issued pursuant to the Combination Merger, when issued to Phoenix Equityholders pursuant to this Agreement, shall be validly issued, fully paid, non-assessable and free and clear of any Liens and shall not have been issued in violation of any preemptive rights. Except pursuant to this Agreement, except as set forth in Section 3.2(b) and except pursuant to the terms of the General Class B Common Stock and for any General Equity Grants issued after the date hereof in accordance with Section 4.3, none of General or any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity securities of General or any rights to purchase or otherwise receive any shares of capital stock or any other equity securities of General, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. Except as set forth in Section 3.2(b) and for any General Equity Grants issued after the date hereof in accordance with Section 4.3, there are no options, restricted stock or other equity-based awards issued by General or any General Subsidiary currently outstanding under the General Benefit Plans or otherwise. There are no outstanding bonds, debentures, notes or other Indebtedness of General having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of capital stock of General may vote. There are no outstanding agreements or other obligations of General or any of its Subsidiaries requiring the registration for sale of any shares of General Class A Common Stock, General Class B Common Stock, General Preferred Stock or other equity interests in General or any of its Subsidiaries.

(b)     Section 3.2(b) of the General Disclosure Letter sets forth, as of the date of this Agreement, the outstanding options to purchase shares of General Class A Common Stock issued under the General LTIP (“General Stock Options”), the shares of restricted General Class A Common Stock outstanding under the General LTIP (“General Restricted Stock”), and all deferred stock units outstanding under the General Directors’ Deferred Compensation Plan (“General DSUs”, and together with the General Stock Options and General Restricted Stock, the “General Equity Grants”), indicating (x) with respect to each grant of General Restricted Stock, the date of grant, the number of shares of General Restricted Stock issued and any applicable vesting schedule, (y) with respect to each General Stock Option, the date of grant, the number of shares of General Class A Common Stock that are reserved with respect to such General Stock Option and the exercise price thereof, the portion of each such General Stock Option that is vested, any applicable vesting schedule and the expiration date, and (z) with respect to each grant of General DSUs, the grant date and the number of General DSUs outstanding.

(c)     Except as would not either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on General, (x) all of the issued and outstanding shares of capital stock or other equity ownership interests of each General Subsidiary are owned by General, either directly or through ownership of another wholly owned General Subsidiary, free and clear of any Liens (other than Permitted Liens), and all of such shares or equity ownership interests are duly authorized and validly issued, are fully paid, nonassessable, are free of preemptive rights and have been issued in compliance with all applicable securities Laws and (y) none of General or any General Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity security of any General Subsidiary or any rights to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities.

Section 3.3     Authority; No Violation.

(a)     Each of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3 has full corporate power and authority to execute and deliver this Agreement, approve and adopt the Reclassification Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Reclassification Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the General Board and the Board of Directors of Merger Sub 2. Except for the Required General Votes, the Merger Sub 2 Stockholder Approval, the Merger Sub 3 Member Approval and the Phoenix Conversion Stockholder Approval, no corporate proceedings on the part of General, Merger Sub 1, Merger Sub 2 or Merger Sub 3 or vote, consent or approval of the shareholders of General, Merger Sub 1, Merger Sub 2 or Merger Sub 3 are necessary to approve this Agreement or the Reclassification Plan of Merger or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3 and (assuming due authorization, execution and delivery by Phoenix) constitutes the valid and binding obligation of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3, enforceable against each of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3 in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). The General Board has unanimously adopted resolutions (a) determining that this Agreement, the Reclassification Plan of Merger and the transactions contemplated hereby and thereby, including the Mergers and the issuance of shares of General Common Stock pursuant to the Reclassification Merger and the Combination Merger, are advisable, fair to, and in the best interests of, General and the General Shareholders, (b) approving and adopting this Agreement, the Reclassification Plan of Merger and the transactions contemplated hereby and thereby, including the Mergers and the issuance of shares of General Common Stock pursuant to the Reclassification Merger the Combination Merger, and (c) subject to the terms and conditions of Section 5.10 of this Agreement, recommending that the holders of shares of General Class B Common Stock vote to approve and adopt this Agreement, the General Charter Amendment, the Reclassification Plan of Merger, the Reclassification Merger and the transactions contemplated hereby and thereby, that the holders of shares of General Class A Common Stock and the holders of shares of General Class B Common Stock, voting together as a single class, vote to approve the issuance of shares of General Common Stock pursuant to the Reclassification Merger and the Combination Merger, and that the holders of shares of General Class A Common Stock vote to approve the General Charter Amendment and approve and ratify this Agreement, the Reclassification Plan of Merger, the Reclassification Merger and the transactions contemplated hereby and thereby.

(b)     None of the execution and delivery of this Agreement or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any of the parties to such agreements with any of the terms or provisions hereof or thereof, will (i) violate (A) any provision of the General Charter or General Bylaws, (B) any provision of Merger Sub 1’s or Merger Sub 2’s articles or certificates of incorporation or bylaws, or (C) any provision of the limited liability company agreement of Merger Sub 3, or (ii) assuming that the consents, approvals and filings referred to in clauses (i) through (iv) of Section 3.5 are duly obtained and/or made, (A) violate any Law or Order applicable to General, Merger Sub 1, Merger Sub 2, Merger Sub 3 or any of General’s other Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, require any consent under, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or change adversely any right or obligation under any of the terms, conditions or provisions of any Contracts to which General or any of General’s Subsidiaries is a party, or (C) result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of General or any of General’s Subsidiaries, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on General.

Section 3.4     SEC Filings.  Since January 1, 2011, General has filed with the SEC all required forms, reports and filings under the Securities Act and Exchange Act (the “General SEC Documents”). As of the time of filing with the SEC: (i) each of the General SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and (ii) none of the General SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.5     Consents and Approvals.  None of the execution and delivery of this Agreement or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any of the parties to such agreements with any of the terms or provisions hereof or thereof will require General or any of its Affiliates to make, deliver or obtain any filing, notice, registration, consent, approval, authorization or Permit with, to or from any Governmental Entity, except for (i) the filing by General of the Articles of Reclassification Merger with, and the issuance of a certificate of merger by, the VSCC, and the filing of the General Charter Amendment with the VSCC, (ii) the filing of the Certificate of Conversion Merger with, and the acceptance of the Certificate of Conversion Merger by, the DSS (iii) any notices or filings under the HSR Act, (iv) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports, or informational filings required in connection therewith under the Communications Act and the FCC Rules, (v) any filings under the Exchange Act, including the Proxy Statement and Form S-4, or pursuant to the rules of the NYSE, and (vi) any such filing, notice, registration, consent, approval, authorization or Permit the failure of which to make, deliver or obtain would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on General and would not be reasonably likely to prevent or materially delay the consummation by General of the Mergers. To the Knowledge of General, there are no facts or circumstances related to General or any of its Affiliates, including their respective FCC qualifications, which might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent, (b) materially delay obtaining the FCC Consent, or (c) cause the FCC to impose any material condition on its granting of the FCC Consent.

Section 3.6     Financial Statements.  The consolidated financial statements of General and its Subsidiaries contained in the General SEC Documents (including the related notes and schedules) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods presented, except as otherwise noted therein and, subject, in the case of interim unaudited financial statements, to normal year-end adjustments which will not be material, either individually or in the aggregate. Such consolidated financial statements fairly present, in all material respects the consolidated financial position of General and its subsidiaries as of the dates thereof and the results of their operations, their cash flow and changes in their stockholders equity for the periods reflected therein, except as otherwise noted therein and, subject, in the case of interim unaudited financial statements, to normal year-end adjustments which will not be material, either individually or in the aggregate. Such consolidated financial statements complied, as of their respective dates of filing with the SEC, in all material respects with published rules and regulations of the SEC with respect thereto. Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of General and its Subsidiaries.

Section 3.7     Broker’s Fees.  Neither General nor any General Subsidiary nor any of their respective officers or directors has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or other similar fees or commissions in connection with the Combination Merger or other transactions contemplated by this Agreement or the other Transaction Documents, other than RBC Capital Markets, LLC (“RBC”) and Stephens Inc., and a true and complete copy of each agreement with respect to such engagement has previously been made available to Phoenix.

Section 3.8     Absence of Certain Changes or Events.  Since December 31, 2012 through the date hereof, (i) General and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, (ii) there has not been any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on General, and (iii) none of General or its Subsidiaries has taken any action (other than entry into agreements, transactions or other actions described in the General Disclosure Letter) that would require the consent of Phoenix pursuant to Section 4.3 had such action occurred after the date of this Agreement and prior to the Closing.

Section 3.9     Legal Proceedings.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on General, there are no (i) Actions pending (or, to the Knowledge of General, threatened) against or affecting General or any of its Subsidiaries, or any of their respective properties, at law or in equity, or (ii) Orders against or affecting General or any of its Subsidiaries or any of their respective properties.

Section 3.10     Taxes.

(a)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General: (i) General and each of its Subsidiaries have timely filed all Tax Returns that were required to be filed, and all such Tax Returns were correct and complete in all respects and prepared in compliance with applicable Laws; (ii) General and each of its Subsidiaries have paid in full on a timely basis all Taxes due and payable, whether or not shown on any Tax Return; (iii) all Taxes that General and each of its Subsidiaries were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Entity; (iv) no examination or audit of any Tax Return of General or any of its Subsidiaries, or with respect to any Taxes due from General or any of its Subsidiaries, by any taxing authority is in progress or, to the Knowledge of General, threatened; (v) there is no outstanding assessment or deficiency of Tax asserted in writing against General or any of its Subsidiaries; (vi) neither General nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that General or the Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction; (vii) there are no Liens with respect to Taxes upon any of the assets or properties of General or any of its Subsidiaries, other than Permitted Liens; (viii) neither General nor any of its Subsidiaries is a party to, is bound by or has an obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement; and (ix) neither General nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) election by General or any General Subsidiary under Section 108(i) of the Code.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, neither General nor any of its Subsidiaries has: (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect; (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed; (iii) executed or filed any power of attorney with any taxing authority, which is still in effect; or (iv) any liability for any Taxes of any Person (other than General or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), as a transferee or successor, by contract or otherwise.

(c)     General and each of its Subsidiaries have made available to Phoenix complete and accurate copies of all U.S. federal and applicable state and local income and other material Tax Returns filed for taxable years ending on or after, and other material reports or agreements to the extent they relate to Taxes (which could include examination reports, closing agreements, settlement agreements and statements of deficiencies assessed against or agreed to by General or any of its Subsidiaries) received or entered into since, December 31, 2009.

(d)     Neither General nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is General).

(e)     General has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)     Neither General nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of General or its Subsidiaries been distributed in a transaction to which Section 355 of the Code applies.

(g)     This Agreement sets forth the complete terms of the Combination Transaction. Neither General nor any General Subsidiary has taken any other action or knows of any other fact relating to the Combination Transaction that would reasonably be expected to prevent the Combination Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)     As of December 31, 2012, General has net operating loss carryforwards of approximately $307 million for U.S. federal income tax purposes (the “General NOL Carryforwards”). None of the General NOL Carryforwards are currently subject to any limitation under Section 382 or 384 of the Code, Treasury Regulation Sections 1.1502-15 or 1.1502-21, or otherwise.

Section 3.11     Employee Benefits.

(a)     Section 3.11(a) of the General Disclosure Letter includes a complete list of all material General Benefit Plans and all General Employment Agreements that provide for annual compensation in excess of $100,000.

(b)     With respect to each General Benefit Plan, General has delivered or made available to Phoenix a true, correct and complete copy of: (i) each writing constituting a part of such General Benefit Plan; (ii) the current summary plan description, if any (in each case, whether or not required to be furnished under ERISA); (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent determination letter from the IRS, if any; (vi) each trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance policy relating to any such General Benefit Plan, if any; (vii) the most recent nondiscrimination test reports for each applicable General Benefit Plan; and (viii) all material communications received in writing from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity. General has delivered or made available to Phoenix a correct and complete copy of each General Employment Agreement.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, all contributions required to be made to any General Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable prior to the Closing with respect to insurance policies funding any General Benefit Plan have been, or by the Closing will have been, timely made or paid in full.

(d)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, (i) with respect to each General Benefit Plan, General and its Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such General Benefit Plans, (ii) each General Benefit Plan has been administered in all respects in accordance with its terms, (iii) none of General, its Subsidiaries and its ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the General Benefit Plans or their related trusts, General, any of its Subsidiaries, any of its ERISA Affiliates or any person that General or any of its Subsidiaries or ERISA Affiliates has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and (iv) General does not have any liability for any excise tax imposed by any Section of Chapter 43 of the Code.

(e)     Section 3.11(e) of the General Disclosure Letter identifies each General Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“General Qualified Plans”). The IRS has issued a favorable determination letter with respect to each General Qualified Plan and the related trust that has not been revoked or General is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of General, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any General Qualified Plan or the related trust that cannot be corrected without material liability to General.

(f)     Section 3.11(f) of the General Disclosure Letter lists each General Benefit Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code (each, a “General Pension Plan”). With respect to each General Pension Plan, (i) such plan is not in “at risk status” as defined in Section 430(i) of the Code; (ii) as of the most recent valuation date, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) of such plan is at least 80%; (iii) each such plan satisfies the minimum funding standards under Sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained; and (iv) no reportable event (as defined in Section 4043 of ERISA) has occurred or, to the Knowledge of General, is reasonably expected to occur. No liability under Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Code has been or is reasonably expected to be incurred by General or any of its ERISA Affiliates (other than for the payment of premiums, and there are no premium payments which have become due that are unpaid). No General Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan and none of General and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g)     General and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to General and its Subsidiaries. No General Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Any General Benefit Plan that provides deferred compensation that is subject to Section 409A of the Code has been operated and maintained in substantial compliance with, and the document(s) evidencing such plan substantially comply with, Section 409A of the Code, including all guidance and regulations issued thereunder.

(h)     Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of General or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any payment or benefit that will or may be made by General or its Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from General or any of its Subsidiaries as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(i)     Section 3.11(i) of the General Disclosure Letter contains a true and complete list of all collective bargaining agreements, memoranda of understanding or other tariff, trade, union, collective or similar agreements or arrangements to which General or any of its Subsidiaries is a party or to which any of their current or former employees is subject (collectively, the “General Labor Agreements”). General has provided or made available to Phoenix true and complete copies of each General Labor Agreement. No material labor strike or organized work stoppage against General or any of its Subsidiaries has occurred during the past two (2) years, is currently occurring, or, to the Knowledge of General, is threatened. There are no material disputes pending or, to the Knowledge of General, threatened, between General or any of its Subsidiaries and any of their employees, directors, consultants or independent contractors. No labor organization or group of employees of General or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the General, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of General, there are no current union organization activities or representation questions involving employees, of General or any of its Subsidiaries.

(j)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, each of General and its Subsidiaries is in compliance with all General Labor Agreements and applicable Laws respecting employment and employment practices, immigration, terms and conditions of employment, discrimination, workers’ compensation, wages and hours, the collection and payment of withholding or social security taxes, and occupational safety and health. To the Knowledge of General, General and its Subsidiaries are not currently subject to any investigation by any Governmental Entity charged with policing fair employment, discrimination, equal pay, minimum wage or other similar Laws relating to any of the foregoing.

(k)     None of General or any of its Subsidiaries has any material liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by General or any of its Subsidiaries (each, a “General Contingent Worker”) and no General Contingent Worker has been improperly excluded from any General Benefit Plan.

(l)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, there are no pending or, to the Knowledge of General, threatened, actions, suits or claims with respect to any General Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such General Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries. There are no audits, inquiries or proceedings pending or, to the Knowledge of General, threatened, by the IRS, Department of Labor, or other Governmental Entity with respect to any General Benefit Plan.

(m)     There has been no material adverse change in the aggregate funding status of the General Benefit Plans that are defined benefit pension plans or that provide post-retirement health and welfare benefits from the funding status as of December 31, 2012 as disclosed in General’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 on file with the SEC.

Section 3.12     Compliance with Law; Permits.

(a)     General and each of its Subsidiaries is in compliance with and is not in default under or in material violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, (i) General and its Subsidiaries have all Permits that are necessary for General and its Subsidiaries to carry on their businesses as they are now being conducted, (ii) all such Permits are in full force and effect, and (iii) General and its Subsidiaries are not in violation or breach of, or default under, any of its Permits.

(c)     The General Subsidiaries identified on Section 3.12(c) of the General Disclosure Letter are the holders of the General FCC Licenses identified thereon, which constitute all of the General FCC Licenses of the General Stations. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, the General FCC Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, General and the General Subsidiaries (i) operate each General Station and have operated each General Station in compliance with the Communications Act and the FCC Rules and the applicable General FCC Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the General FCC Licenses, (iii) have paid or caused to be paid all FCC regulatory fees due in respect to each General Station, and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the General FCC Licenses or construction Permits issued to modify the General FCC Licenses. To the Knowledge of General, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or, to the Knowledge of General, threatened before the FCC relating to the General Stations, other than proceedings affecting broadcast stations generally. Except as may be permitted by Section 5.3(c)(iii), none of General or the General Subsidiaries, nor any of the General Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the General Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding. There is not (i) pending or, to the Knowledge of General, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such General FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability, or (D) order of forfeiture, in each case, against the General Stations, General or any General Subsidiary with respect to the General Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such General FCC Licenses. The General FCC Licenses have been issued for the terms expiring as indicated on Section 3.12(c) of the General Disclosure Letter and the General FCC Licenses are not subject to any material condition except for those conditions appearing on the face of the General FCC Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 3.12(c) of the General Disclosure Letter.

Section 3.13     Certain Contracts.

(a)     As of the date hereof, neither General nor any of its Subsidiaries is a party to or bound by:

(i)     any Contract relating to Indebtedness of General or any of its Subsidiaries (other than such Contracts between General and its wholly owned Subsidiaries);

(ii)     any Contract under which General or any of its Subsidiaries has directly, or indirectly, made any loan, capital contribution or other investment in, any Person (other than (x) extensions of credit in the ordinary course of business, (y) investments in marketable securities in the ordinary course of business, and (z) investments by General or its wholly owned Subsidiaries in wholly owned Subsidiaries of General);

(iii)     any Contract that limits or purports to limit or restrict in any material respect the ability of General or any of its Subsidiaries or Affiliates (including Phoenix and its Subsidiaries after the Combination Merger) to compete in any business or geographic area;

(iv)     any material partnership, joint venture, limited liability company or similar Contract;

(v)     any Contract that is a local marketing agreement, joint sales agreement or similar agreement;

(vi)     any Contract relating to Program Rights under which it would reasonably be expected that General and its Subsidiaries would make annual payments of $100,000 or more;

(vii)     any network affiliation Contract or similar Contract;

(viii)     any Contract relating to cable or satellite transmission or retransmission with MVPDs with more than 10,000 paid subscribers with respect to each General Station;

(ix)     any material Barter Agreement;

(x)     any Contract with a Governmental Entity;

(xi)     any Contract for the acquisition, sale, lease or license of material properties or assets of or by General or any of its Subsidiaries outside of the ordinary course of business (by merger, purchase or sale of assets or stock) entered into since January 1, 2010;

(xii)     any Contract governing a General Related Party Transaction;

(xiii)     any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of General; or

(xiv)     any other Contract or series of related Contracts under which it would reasonably be expected that General and its Subsidiaries would receive or make annual payments of $750,000 or more;

(the Contracts of the type described in clauses (i) through (xiv) above being referred to herein as the “General Material Contracts”). A true, correct and complete copy of each General Material Contract (including all amendments and supplements thereto) as in effect as of the date hereof has heretofore been made available to Phoenix.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, with respect to each of the General Material Contracts, (i) such General Material Contract is valid and binding on General or the General Subsidiaries, as applicable, (ii) none of General or any of the General Subsidiaries or, to the Knowledge of the General, any other party to such General Material Contract, is in material breach or material violation of, or in material default under, such General Material Contract, and (iii) to the Knowledge of the General, no event has occurred which would result in such a material breach or material violation of, or a material default under, such General Material Contract.

Section 3.14     Undisclosed Liabilities.  Neither General nor any of its Subsidiaries has any Liabilities, except for (i) those Liabilities that are reflected, accrued or reserved against in the most recent consolidated balance sheet of General included in the General SEC Documents filed prior to the date hereof (including any notes thereto), (ii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course since March 31, 2013, (iv) Liabilities under the terms of any Contracts (excluding any Liabilities arising from breaches of any such Contracts), Permits or applicable Law binding on General or any of its Subsidiaries, and (v) Liabilities which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on General.

Section 3.15     Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, (i) General and each of the General Subsidiaries (1) is in compliance in all respects with all applicable Environmental Laws and (2) has obtained or applied for all Environmental Permits necessary for their operations as currently conducted, each of which is valid and in good standing, and has timely made all appropriate filings for issuance or renewal of such Environmental Permits; (ii) there have been no Releases of any Hazardous Materials at any real property currently owned, leased, operated or controlled by General or any of the General Subsidiaries or, to the Knowledge of General, at any real property formerly owned, leased, operated or controlled by General or any of the General Subsidiaries, in each case, that are reasonably likely to impose liability or other obligations on General or any of the General Subsidiaries under any Environmental Laws for any investigation, corrective action, remediation or monitoring with respect to such Releases; (iii) there are no Environmental Claims pending or, to the Knowledge of General, threatened against General or any of the General Subsidiaries; (iv) neither General nor any of the General Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on General or any Subsidiary under any Environmental Law; and (v) neither General nor any of the General Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim, or any liability under any Environmental Law, against General or any of the General Subsidiaries.

Section 3.16     Property.

(a)     Section 3.16(a) of the General Disclosure Letter identifies, as of the date hereof:

(i)     all material real properties (by name and location) owned by General or any General Subsidiary (the “General Owned Property”);

(ii)     all material leases, subleases and occupancy agreements for real properties and interests in real properties leased, subleased, occupied or operated by General or any General Subsidiary as lessee, sublessee or occupant (such properties, the “General Leased Property” and such leases, subleases and occupancy agreements, the “General Lessee Agreements”). The General Owned Property and the General Leased Property are referred to herein collectively as the “General Real Property”; and

(iii)     all material leases, subleases and occupancy agreements for General Real Property to which General or any General Subsidiary is a party as lessor, sublessor or other party granting an occupancy right (the “General Lessor Agreements”).

A true and complete copy of each General Lessee Agreement and General Lessor Agreement (including all amendments and supplements thereto) as in effect on the date hereof has heretofore been made available to Phoenix.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, (i) (x) General or the General Subsidiaries have good and valid title to the General Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the General Leased Property, sufficient to allow each of General and the General Subsidiaries to conduct their business as currently conducted, and (y) there are no existing, pending, or to the Knowledge of General, threatened condemnation, eminent domain or similar proceedings affecting any of the General Real Property and (ii) with respect to each of the General Lessee Agreements and General Lessor Agreements, (x) such General Lessee Agreement or General Lessor Agreement is valid and binding on General or the General Subsidiaries, as applicable, (y) none of General or any of the General Subsidiaries or, to the Knowledge of the General, any other party to such General Lessee Agreement or General Lessor Agreement, is in breach or violation of, or in default under, such General Lessee Agreement or General Lessor Agreement, and (z) to the Knowledge of General, no event has occurred which would result in such a breach or violation of, or a default under, such General Lessee Agreement or General Lessor Agreement.

(c)     Each of General and the General Subsidiaries, in respect of all of its material properties, assets and other rights that do not constitute the General Real Property (other than Intellectual Property), (i) has good and valid title thereto free and clear of all Liens (other than Permitted Liens), and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Liens.

Section 3.17     State Takeover Laws.  Assuming the accuracy of the representation and warranty of Phoenix set forth in the second sentence of Section 2.26, the General Board has taken all action required to be taken by the General Board to exempt this Agreement and the Reclassification Plan of Merger and the transactions contemplated by each of them from the provisions of Articles 14 and 14.1 of the VSCA.

Section 3.18     Internal Controls.

(a)     The books and records of General and its Subsidiaries are and have been since January 1, 2010, properly prepared and maintained in all material respects in form and substance adequate for preparing audited financial statements in accordance with GAAP, and fairly and accurately reflect in all material respects all of the assets and liabilities of General and its Subsidiaries and all contracts and transactions to which General or any of its Subsidiaries is or was a party or by which any of their respective assets were affected. General and its Subsidiaries have established and maintain systems of internal accounting controls which provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, and (ii) access to their property and assets is permitted only in accordance with management’s general or specific authorization None of General or any of its Subsidiaries has received any advice or notification from its independent accountants that General or any of its Subsidiaries have used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of General and its Subsidiaries any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts. No material weaknesses or significant deficiencies in the internal control environment of General and its Subsidiaries have been identified. The minute books of the meetings of the board of directors, members and/or stockholders of General and each of its Subsidiaries (including the committees thereof), as applicable, as previously made available to General, contain complete and correct records of all such meetings and accurately reflect all material corporate or limited liability company actions of the board of directors, members, and/or stockholders of General or applicable Subsidiary.

(b)     Since January 1, 2010, (i) neither General nor any of its Subsidiaries nor any of their respective directors or officers has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of General or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that General or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing General or any of its Subsidiaries, whether or not employed by General or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by General or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the General Board or any committee thereof or to any director or officer of General.

Section 3.19     Insurance.  General has made available to Phoenix true and complete copies of all material insurance policies covering the assets, businesses, equipment, properties, operations, employees, officers and directors of General and its Subsidiaries as of the date of this Agreement, a list of which is set forth on Section 3.19 of the General Disclosure Letter. Each such policy is in full force and effect and enforceable in accordance with its terms. All premiums payable under all such policies have been paid or accrued, when due or within applicable grace periods, and General and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies.

Section 3.20     Intellectual Property.

(a)     Section 3.20 of the General Disclosure Letter sets forth a true, correct and complete list of patents and trademarks that are owned by and material to General or the General Subsidiaries and that are registered or subject to pending applications for registration. General and the General Subsidiaries own all right, title and interest in and to, free of all Liens other than Permitted Liens, or have a right to use, all Intellectual Property necessary for the conduct of the businesses of General and the General Subsidiaries taken as a whole as now being conducted (the “General IP”). To the Knowledge of General, each item of General IP set forth in Section 3.20 of the General Disclosure Letter is valid, subsisting and enforceable.

(b)     (i) To the Knowledge of General, no General IP owned by General or a General Subsidiary is being infringed, misappropriated or otherwise violated by any third party, and (ii) neither General nor any General Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), that would reasonably be expected to result in a material liability for General or any General Subsidiary. Neither General nor any General Subsidiary has received written notice of any such claims (as set forth in clauses (i) and (ii) above) during the past year and there are no claims against General or any General Subsidiary presently pending or, to the Knowledge of General, threatened, alleging infringement, misappropriation or other violation of any third-party Intellectual Property. There is no outstanding Order that restricts, in a way material to the business of General and the General Subsidiaries, the use or ownership of any General IP issued directly to General or any General Subsidiary, neither General nor any General Subsidiary is a party to any such outstanding Order and, to the Knowledge of General, General and the General Subsidiaries are not otherwise subject to any such outstanding Order.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on General, there is no pending or, to the Knowledge of General, threatened claim or dispute regarding or disputing the ownership, registrability or enforceability of, or use by, General or any General Subsidiary, of any General IP owned by General or a General Subsidiary, except with respect to office actions in connection with applications in the ordinary course of prosecution of any applied for Intellectual Property.

Section 3.21     Related Party Transactions.  Except for Contracts, transactions and other arrangements that are solely among General and its wholly owned Subsidiaries, or that relate solely to employee compensation and/or benefits in the ordinary course of business, no (x) equityholder, officer or director of General or any of its Subsidiaries, or (y) to the Knowledge of General, Affiliate of General or any of its Subsidiaries, or equityholder, officer or director of such Affiliate, (i) is a party to any Contract, transaction or other arrangement with General or any of its Subsidiaries or has any interest in any property or asset of General or any of its Subsidiaries, or (ii) to the Knowledge of General, beneficially owns a controlling equity interest in a party of the type described in clause (i) above (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “General Related Party Transaction”). Any General Related Party Transaction is on terms that are not less favorable, in the aggregate, to General and its Subsidiaries than those that would have been obtained in a comparable transaction by General and its Subsidiaries with an unrelated Person.

Section 3.22     Disclosure. None of the information supplied or to be supplied by or on behalf of General for inclusion or incorporation by reference in the Form S-4 (including the Proxy Statement), the DGCL Notices or any Phoenix Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, provided that no representation is made by General with respect to statements made or incorporated by reference in the Form S-4 (including the Proxy Statement), the DGCL Notices or the Phoenix Information Statement based on information supplied by Phoenix for inclusion or incorporation by reference therein.

Section 3.23     Certain Business Practices.  None of General or any of its Subsidiaries, and (to the Knowledge of General) no director, officer, employee or agent of any of General or its Subsidiaries with respect to any matter relating to any of General or its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended.

Section 3.24     Vote Required.  (a) (i) The affirmative vote of the holders of a majority of outstanding shares of General Class A Common Stock, and (ii) the affirmative vote of the holders of a majority of outstanding shares of General Class B Common Stock, are the only votes of the holders of any class or series of General’s capital stock necessary to approve the General Charter Amendment (the “Required General Charter Amendment Votes”); and (b) assuming that the General Charter Amendment is filed with and accepted for filing by the VSCC in accordance with the VSCA, and has become effective, prior to the taking of the Reclassification Merger Vote, the following votes are the only other votes of the holders of any class or series of General’s capital stock necessary to approve this Agreement, the Reclassification Merger, the Combination Merger, the Conversion Merger and the other transactions contemplated hereby: (i) the affirmative vote of the holders of more than two-thirds of the outstanding shares of General Class B Common Stock with respect to the approval and adoption of this Agreement, the Reclassification Plan of Merger, the Reclassification Merger and the transactions contemplated hereby and thereby (the “Required Reclassification Merger Vote”) and (ii) the affirmative vote of the holders of a majority of all votes cast by holders of shares of General Class A Common Stock and shares of General Class B Common Stock, voting together as a single class, with respect to the approval of the issuance of shares of General Common Stock pursuant to the Mergers (the “Required Stock Issuance Vote”, and together with the Required General Charter Amendment Votes and the Required Reclassification Merger Vote, the “Required General Votes”).

Section 3.25     MVPD Matters.  Section 3.25 of the General Disclosure Letter contains, as of the date hereof, a list of all retransmission consent agreements with MVPDs with more than 10,000 paid subscribers with respect to each General Station. To the Knowledge of General, General or the applicable General Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 10,000 paid subscribers in any of the General Stations’ Markets. Since December 31, 2011, and until the date hereof, (x) no such MVPD has provided written notice to General or any General Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of General, sought any form of relief from carriage of a General Station from the FCC, and (y) neither General nor any General Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a General Station from carriage or to change such General Station’s channel position.

Section 3.26     Opinions of Financial Advisors.  The General Board has received the opinion (to be confirmed in writing) of RBC, to the effect that, subject to the assumptions and limitations set forth in such the opinion, the General Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to holders of General Class A Common Stock. The General Board has received the opinion of Stephens Inc., to the effect that, subject to the assumptions and limitations set forth in such the opinion, the General Exchange Ratio under the Agreement is fair to the holders of shares of General Class A Common Stock from a financial point of view. General will make promptly available to Phoenix, solely for informational purposes, a complete and correct copy of each such opinion after receipt thereof by General.

Section 3.27     General Ownership of Phoenix Common Stock.  As of the date hereof, neither General nor any General Subsidiary “owns” (as such term is defined in Section 203 of the DGCL) any shares of capital stock of Phoenix or any rights to purchase or otherwise receive any shares of capital stock or any other equity securities of Phoenix, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. Neither General nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of Phoenix, as such term is defined in Section 203 of the DGCL.

Section 3.28     No Other Representations and Warranties.  Except for the representations and warranties made by General, Merger Sub 1, Merger Sub 2, or Merger Sub 3 in this Article III, none of General, Merger Sub 1, Merger Sub 2 or Merger Sub 3 has made any representation or warranty, expressed or implied, with respect to General or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding General or its Subsidiaries or any other matter. General and the General Subsidiaries disclaim any other representations or warranties, whether made by the General Shareholders, General, any General Subsidiary or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article III, General hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Phoenix or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Phoenix by any director, officer, employee, agent, consultant, or representative of the General Shareholders, General, any General Subsidiary or any of their respective Affiliates).

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1     Conduct of Businesses Prior to the Combination Merger Effective Time.  During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Combination Merger Effective Time, except (x) as set forth in Section 4.2 of the Phoenix Disclosure Letter or Section 4.3 of the General Disclosure Letter, (y) with the written consent of Phoenix or General, as applicable (in each case, which shall not be unreasonably withheld, conditioned or delayed), or (z) as expressly contemplated by this Agreement, each of Phoenix and General shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in all material respects in the ordinary course, (ii) use its reasonable best efforts to maintain the Phoenix FCC Licenses or the General FCC Licenses, as applicable, and the rights of it and its Subsidiaries thereunder, and (iii) use its reasonable best efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties; provided, however, that no action by Phoenix or General or any of their respective Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2 or 4.3 as applicable, shall be deemed a breach of the foregoing clauses (i), (ii) or (iii) unless such action would constitute a breach of such specific provision.

Section 4.2     Phoenix Forbearances.  During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Combination Merger Effective Time, except as set forth in Section 4.2 of the Phoenix Disclosure Letter or as expressly contemplated by this Agreement or required by Law, Phoenix shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of General, which shall not be unreasonably withheld, conditioned or delayed:

(a)     (i) other than dividends and other distributions by a direct or indirect Subsidiary of Phoenix to Phoenix or any direct or indirect wholly owned Subsidiary of Phoenix, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Phoenix or any of its Subsidiaries, except, in the case of the foregoing clauses (ii) and (iii), for acquisitions of Phoenix Warrants pursuant to the exercise thereof and the related issuances of Phoenix Class A Common Stock, and except for such purchases, redemptions and other acquisitions solely between Phoenix and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of Phoenix and another wholly owned Subsidiary of Phoenix;

(b)     issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any shares of its capital stock or other equity interests, or any rights, warrants, options or securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such shares of capital stock or other equity interests, except for issuances of Phoenix Class A Common Stock upon the exercise of Phoenix Warrants outstanding on the date hereof (provided that Phoenix shall not permit the exercise of any Phoenix Warrants to the extent that such exercise would cause Phoenix or any of its Subsidiaries to be in violation of the Communications Act or the FCC Rules);

(c)     amend (i) the Phoenix Charter or the Phoenix Bylaws, or any other comparable organizational documents of any Subsidiary of Phoenix, (ii) the Phoenix Warrant Agreement or any of the Phoenix Warrants (as amended by the Phoenix Support Agreement), or (iii) the Phoenix Equityholders Agreement;

(d)     (i) acquire or agree to acquire by merging or consolidating with, by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or (ii) outside the ordinary course of business, otherwise acquire or agree to acquire any assets or properties, in an aggregate amount (measuring clauses (i) and (ii) collectively) in excess of $25 million during the period commencing on the date hereof and ending at the Combination Merger Effective Time; provided, that any Phoenix Related Party Transaction shall require the consent of General;

(e)     sell, lease, license, subject to any Lien (other than any Permitted Lien), or otherwise dispose of any of its properties or assets (including Phoenix IP) other than such sales, leases, licenses, Liens or other dispositions that are in the ordinary course of business and are not material to the business of Phoenix and its Subsidiaries (but in no event may Phoenix or any of its Subsidiaries participate in any spectrum auction involving the sale of Phoenix’s spectrum);

(f)     except for borrowings under the Phoenix Credit Facilities that are incurred in the ordinary course of business, incur any Indebtedness;

(g)     make any loans, advances or capital contributions to, or investments in, any Person other than Phoenix or its wholly owned Subsidiaries and ordinary course advances and reimbursements to employees;

(h)     change in any respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or applicable Law or change an annual accounting period;

(i)     make, change or revoke any material Tax election, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes;

(j)     except as permitted pursuant to Section 4.2(d) other than in the ordinary course of business consistent with past practice (except with respect to Phoenix Related Party Transactions), terminate, amend, cancel, renew, assign, modify, or consent to the termination of any Phoenix Material Contract, or enter into any contract or agreement that would constitute a Phoenix Material Contract if in effect on the date hereof, or waive, release or assign any rights or claims under a Phoenix Material Contract or consent to the termination of Phoenix’s (or applicable Subsidiary’s) rights thereunder, except for the termination of any Phoenix Material Contract pursuant to the terms thereof;

(k)     modify or accede to the modification of any of the Phoenix FCC Licenses if doing so is reasonably likely to be materially adverse to the interests of Surviving General and its Subsidiaries after giving effect to the Combination Merger in the operation of television broadcast stations or fail to provide General with a copy of (and a reasonable opportunity to review and comment on) any application to modify any of the Phoenix FCC Licenses reasonably in advance of filing with the FCC;

(l)     apply to the FCC for any construction permit that would restrict the Phoenix Stations’ operations or make any material change in the assets of the Phoenix Stations that is not in the ordinary course of business, except as may be necessary or advisable to maintain or continue effective transmission of the Phoenix Stations’ signals within their respective service areas as of the date hereof;

(m)     make or authorize any new capital expenditures other than (x) capital expenditures pursuant to the budget set forth in Section 4.2 of the Phoenix Disclosure Letter, and (y) after consultation with General, any other capital expenditures to address exigent circumstances;

(n)     except to the extent required by the terms of any Phoenix Benefit Plan, Phoenix Labor Agreement or Phoenix Employment Agreement as in effect on the date hereof (i) grant or pay to any current or former director, officer or employee of Phoenix, other than in the ordinary course of business and consistent with past practice to an employee who is not a current or former executive officer or employee with an annual base salary exceeding $350,000 (any such executive officer or employee, a “Senior Manager”) or director, any (A) increase in severance or termination pay (for the avoidance of doubt, payment of severance in accordance with Phoenix’s severance policy or practice as in effect as of the date hereof shall not be considered an increase) or (B) increase in compensation or benefits, (ii) grant or award any stock options or other equity-based compensation to any director, officer or employee, (iii) accelerate the payment, funding or vesting of any payment or benefit provided or to be provided to any current or former director, officer or employee of Phoenix or (iv) enter into, adopt, amend, modify or waive any Phoenix Benefit Plan (other than amendments in the ordinary course of business and consistent with past practice), Phoenix Labor Agreement (other than entry into a new Phoenix Labor Agreement that replaces a Phoenix Labor Agreement that has expired or is expiring within a period of three months in the ordinary course of business and that does not materially increase Phoenix’s costs from those under the applicable expired or expiring Phoenix Labor Agreement, provided, that General shall have the right to consult with Phoenix with respect to any new Phoenix Labor Agreement prior to Phoenix’s entering into any such new Phoenix Labor Agreement) or any Phoenix Employment Agreement with any current or former director, officer or employee of Phoenix, except, with respect to a Phoenix Employment Agreement with any employee who is not a current or former director or Phoenix Senior Manager, in the ordinary course of business and consistent with past practice; provided, that if the Combination Merger Effective Time occurs after December 1, 2013, Phoenix may in the ordinary course of business and consistent with past practice (x) increase the annual base salaries of any Phoenix Senior Manager up to a rate of increase of up to 5% of base salary, and (y) subject to General’s right to consult with Phoenix with respect to the setting of performance goals and/or targets in respect of the annual incentive award plan prior to setting such goals and/or targets, grant cash-based annual incentive awards to Phoenix Senior Managers, so long as no such awards granted to a Phoenix Senior Manager shall have a value that is greater than the value of the cash-based annual incentive award granted by Phoenix to such Phoenix Senior Manager in 2013 (in each case, as a percentage of base salary), provided, further that the permitted individual base salary increase and cash-based annual incentive award limits in this Section 4.2(n) for any Phoenix Senior Manager who has been hired or promoted since the previous salary increases or annual incentive awards made by Phoenix shall be based on the permitted level of increase in the ordinary course of business and consistent with past practice for an individual in a similar grade or position as such Phoenix Senior Manager’s grade or position following his hiring or promotion;

(o)     purchase or otherwise acquire any shares of capital stock of General or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of General, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities;

(p)     adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification recapitalization or other reorganization;

(q)     subject to and without limitation of Section 5.14, pay, discharge, settle or satisfy any litigation, arbitration, proceeding or claim which payment, discharge, settlement or satisfaction would reasonably be expected to limit or restrict the operation of the business of Phoenix or any Phoenix Subsidiary (including after the Closing, General or any General Subsidiary) in any material respect, or would require the payment by Phoenix or any Phoenix Subsidiary of an amount in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate; or

(r)     agree to take, make any commitment to take, or cause its board of directors to adopt any resolutions in support of, any of the actions prohibited by this Section 4.2.

Section 4.3     General Forbearances.  During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Combination Merger Effective Time, except as set forth in Section 4.3 of the General Disclosure Letter or as expressly contemplated by this Agreement or required by Law, General shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Phoenix, which shall not be unreasonably withheld, conditioned or delayed:

(a)     (i) other than dividends and other distributions by a direct or indirect Subsidiary of General to General or any direct or indirect wholly owned Subsidiary of General, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of General or any of its Subsidiaries, except, in the case of this clause (iii), for such purchases, redemptions and other acquisitions solely between General and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of General and another wholly owned Subsidiary of General;

(b)     except in connection with the Reclassification Merger, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any shares of its capital stock or other equity interests, or any rights, warrants, options or securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such shares of capital stock or other equity interests, except for grants and awards of General Stock-Based Awards and General Stock Options in the ordinary course of business that are permitted by Section 4.3(n) and issuances of General Class A Common Stock upon the exercise of General Stock Options or the settlement of General Stock-Based Awards in the ordinary course of business (provided that General shall not make any grants, awards, or issuances to the extent that such grants, awards or issuances would cause General or any of its Subsidiaries to be in violation of the Communications Act or the FCC Rules);

(c)     except for the General Charter Amendment, and except in connection with the Reclassification Merger as provided herein, amend the General Charter or the General bylaws, or any other comparable organizational documents of any Subsidiary of General;

(d)     (i) acquire or agree to acquire by merging or consolidating with, by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or (ii) outside the ordinary course of business, otherwise acquire or agree to acquire any assets or properties, in an aggregate amount (measuring clauses (i) and (ii) collectively) in excess of $25 million during the period commencing on the date hereof and ending at the Combination Merger Effective Time; provided, that any General Related Party Transaction shall require the consent of Phoenix;

(e)     sell, lease, license, subject to any Lien (other than any Permitted Lien), or otherwise dispose of any of its properties or assets (including General IP) other than such sales, leases, licenses, Liens or other dispositions that are in the ordinary course of business and are not material to the business of General and its Subsidiaries (but in no event may General or any of its Subsidiaries participate in any spectrum auction involving the sale of General’s spectrum);

(f)     except for borrowings under the General Credit Facility that are incurred in the ordinary course of business, incur any Indebtedness;

(g)     make any loans, advances or capital contributions to, or investments in, any Person other than General or its wholly owned Subsidiaries and ordinary course advances and reimbursements to employees;

(h)     change in any respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or applicable Law or change an annual accounting period;

(i)     make, change or revoke any material Tax election, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes;

(j)     except as permitted pursuant to Section 4.3(d),other than in the ordinary course of business consistent with past practice (except with respect to General Related Party Transactions), terminate, amend, cancel, renew, assign, modify, or consent to the termination of any General Material Contract, or enter into any contract or agreement that would constitute a General Material Contract if in effect on the date hereof, or waive, release or assign any rights or claims under a General Material Contract or consent to the termination of the General’s (or applicable Subsidiary’s) rights thereunder, except for the termination of any General Material Contract pursuant to the terms thereof;

(k)     modify or accede to the modification of any of the General FCC Licenses if doing so is reasonably likely to be materially adverse to the interests of Surviving General and its Subsidiaries after giving effect to the Combination Merger in the operation of television broadcast stations or fail to provide Phoenix with a copy of (and a reasonable opportunity to review and comment on) any application to modify any of the General FCC Licenses reasonably in advance of filing with the FCC;

(l)     apply to the FCC for any construction permit that would restrict the General Stations’ operations or make any material change in the assets of the General Stations that is not in the ordinary course of business, except as may be necessary or advisable to maintain or continue effective transmission of the General Stations’ signals within their respective service areas as of the date hereof;

(m)     make or authorize any new capital expenditures other than (x) capital expenditures pursuant to the budget set forth in Section 4.3 of the General Disclosure Letter and (y) after consultation with Phoenix, any other capital expenditures to address exigent circumstances;

(n)     except to the extent required by the terms of any General Benefit Plan, General Labor Agreement or General Employment Agreement as in effect on the date hereof (i) grant or pay to any current or former director, officer or employee of General, other than in the ordinary course of business and consistent with past practice to an employee who is not a current or former director or General Senior Manager, any (A) increase in severance or termination pay (for the avoidance of doubt, payment of severance in accordance with General’s severance policy or practice as in effect on the date hereof shall not be considered an increase) or (B) increase in compensation or benefits, (ii) grant or award any stock options, Performance Accelerated Restricted Stock or other equity-based compensation to any director, officer or employee, except (1) the grant of options to purchase up to an aggregate of 225,000 shares or the grant of Performance Accelerated Restricted Stock up to an aggregate of 57,000 shares, in each case in the ordinary course of business and consistent with past practice to an employee who is not a director or General Senior Manager and provided that Performance Accelerated Restricted Stock may be granted only to an employee who previously received such a grant, and (2) the issuance of deferred stock units in the ordinary course of business to directors who have elected to have their director fees deferred into stock units, (iii) accelerate the payment, funding or vesting of any payment or benefit provided or to be provided to any current or former director, officer or employee of General, or (iv) enter into, adopt, amend, modify or waive any General Benefit Plan (other than amendments in the ordinary course of business and consistent with past practice), General Labor Agreement (other than entry into a new General Labor Agreement that replaces a General Labor Agreement that has expired or is expiring within a period of three months in the ordinary course and consistent with past practice and that does not materially increase General’s costs from those under the applicable expired or expiring General Labor Agreement provided, that Phoenix shall have the right to consult with General with respect to any new General Labor Agreement prior to General’s entering into any such new General Labor Agreement), or any General Employment Agreement with any director, officer or employee of General, except, with respect to a General Employment Agreement with an employee who is not a current or former director or General Senior Manager, in the ordinary course and consistent with past practice; provided, that if the Combination Merger Effective Time occurs (x) after December 1, 2013, General may, in the ordinary course of business and consistent with past practice, increase the annual base salaries of any General Senior Manager up to a rate of increase of up to 5% of base salary, and (y) after January 31, 2014, General may, in the ordinary course of business and consistent with past practice, subject to Phoenix’s right to consult with General with respect to the setting of performance goals and/or targets in respect of 2014 prior to the setting of such goals and/or targets, (1) grant cash-based annual incentive awards to General Senior Managers, so long as no such awards granted to a General Senior Manager shall have a value that is greater than the value of the cash-based annual incentive award granted by General to such General Senior Manager in 2013 (in each case, as a percentage of base salary) and (2) grant equity-based awards to General Senior Managers, so long as (aa) no equity awards other than options and Performance Accelerated Restricted Stock are granted, and (bb) no such award granted to any General Senior Manager shall have a value (determined as a percentage of base salary) that is greater than the value of the equity-based annual incentive awards granted by General to such General Senior Manager in 2013 (in the case of options) or 2012 (in the case of grants of Performance Accelerated Restricted Stock), provided, further that the permitted individual base salary increase, cash-based award and/or equity-based award limits in this Section 4.3(n) for any General Senior Manager who has been hired or promoted since the previous salary increases, or cash-based awards and/or equity-based awards made by General shall be based on the permitted level of increase in the ordinary course of business and consistent with past practice for an individual in a similar grade or position as such General Senior Manager’s grade or position following his or her hiring or promotion;

(o)     purchase or otherwise acquire any shares of capital stock of Phoenix or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of Phoenix, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities;

(p)     adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification recapitalization or other reorganization;

(q)     subject to and without limitation of Section 5.14, pay, discharge, settle or satisfy any litigation, arbitration, proceeding or claim which payment, discharge, settlement or satisfaction would reasonably be expected to limit or restrict the operation of the business of General or any General Subsidiary (including after the Closing, Phoenix or any Phoenix Subsidiary) in any material respect, or would require the payment by General or any General Subsidiary of an amount in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate; or

(r)     agree to take, make any commitment to take, or cause its board of directors to adopt any resolutions in support of, any of the actions prohibited by this Section 4.3.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1     Form S-4; NYSE Listing.

(a)     As promptly as practicable following the date of this Agreement, (i) General shall prepare a proxy statement relating to the General Shareholder Meeting (the “Proxy Statement”) in preliminary form and (ii) General shall prepare and file with the SEC a Registration Statement on Form S-4 together with all amendments thereto (the “Form S-4”) (in which the Proxy Statement will be included as a prospectus) relating to the registration of the shares of (x) General Voting Common Stock being issued in exchange for the outstanding shares of General Class A Common Stock and General Class B Common Stock in connection with the Reclassification Merger, and shares of General Non-Voting Common Stock issuable upon conversion of such General Voting Common Stock, and (y) shares of General Non-Voting Common Stock being issued in exchange for the outstanding shares of General Class A Common Stock and General Class B Common Stock in connection with the Reclassification Merger, and shares of General Voting Common Stock issuable upon conversion of such General Non-Voting Common Stock. The Form S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law. In preparing the Proxy Statement and the Form S-4, General shall consult with Phoenix. Prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, General shall provide Phoenix an opportunity to review and comment on such document or response (including the proposed final version of such document or response). Each of Phoenix and General shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Mergers. General shall use its reasonable best efforts to respond to any comments by the SEC staff in respect of the Form S-4 and to cause the definitive Proxy Statement to be mailed to General’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. General shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the VSCA and the rules of the NYSE, in connection with the filing and distribution of the Proxy Statement and the Form S-4, and the solicitation of proxies from General Shareholders thereunder.

(b)     General shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the SEC to enable the listing of the General Common Stock on the NYSE no later than the Reclassification Merger Effective Time, subject to official notice of issuance. General shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall General be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(c)     In furtherance of Section 5.1(a) and Section 5.1(b), General shall promptly notify Phoenix upon the receipt of any comments from the SEC or the NYSE or any request from the SEC for amendments or supplements to the Form S-4 or from the NYSE for amendments of supplements to the NYSE listing application, and shall, as promptly as practicable after receipt thereof, provide Phoenix with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the NYSE, on the other hand, and all written comments with respect to the Form S-4 from the SEC or to the NYSE listing application from the NYSE and advise Phoenix of any oral comments with respect to the Form S-4 received from the SEC or to the NYSE listing application from the NYSE. General shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 and to any comments from the NYSE with respect to the NYSE listing application. General shall advise Phoenix, promptly after it receives notice thereof, of the time the NYSE listing application is approved.

(d)     Phoenix shall, upon request, furnish to General all information concerning Phoenix, its Subsidiaries, directors, officers and (to the extent reasonably available to Phoenix) stockholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4. Each of General and Phoenix shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of General, Phoenix or any of their respective Subsidiaries to the NYSE or any Governmental Entity (including the Form S-4 and the Proxy Statement) in connection with the Combination Merger and the other transactions contemplated by this Agreement. In addition, Phoenix will use its reasonable best efforts to provide (i) interim financial statements (including footnotes) that are timely reviewed by Phoenix’s independent auditor, (ii) management’s discussion and analysis of interim and annual financial statements, (iii) the consent of Phoenix’s independent auditor to include annual financial statement reports in the Form S-4, (iv) information necessary to prepare selected financial data, and (v) information necessary to enable General to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit General to prepare the Form S-4.

(e)     If at any time prior to the Combination Merger Effective Time any information relating to Phoenix or General, or any of their respective Affiliates, officers or directors, should be discovered by Phoenix or General that should be set forth in an amendment or supplement to either of the Form S-4 or the Proxy Statement, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of General.

Section 5.2     General Shareholder Meeting; General Charter Amendment.

(a)     As promptly as practicable following the date of this Agreement, General shall, in consultation with Phoenix, in accordance with applicable Law and the General Charter and General Bylaws, establish a record date for (and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith), duly call, give notice of, convene and hold a meeting of the holders of General Class A Common Stock and General Class B Common Stock (the “General Shareholder Meeting”) at which meeting General shall seek the Required General Votes. Subject to Section 5.10(c), General shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause each of the Required General Votes to be received at the General Shareholder Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Section 7.1, General’s obligation to call, give notice of, convene and hold the General Shareholder Meeting in accordance with the foregoing sentence of this Section 5.2 shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal or Acquisition Inquiry to General, the General Board, its Representatives or the General Shareholders, or by a General Adverse Recommendation, and General shall not submit to the vote of its shareholders any Acquisition Proposal other than the Mergers.

(b)     At the General Shareholder Meeting, the Required Stock Issuance Vote, the Required Class A Vote and the Required General Charter Amendment Votes shall each be held prior to the Required Reclassification Merger Vote. Promptly (and in any event no later than one (1) Business Day) after obtaining all of the Required General Votes other than the Required Reclassification Merger Vote (if all such votes are obtained), General shall file, or cause to be filed, the General Charter Amendment with the VSCC in accordance with the VSCA, and the Required Reclassification Merger Vote shall not be held until such time as the General Charter Amendment has been so filed and accepted for filing by the VSCC, and is in full force and effect. From and after the time of such filing, the General Charter, as amended by the General Charter Amendment, shall be the articles of incorporation of General, until thereafter amended as provided therein and in accordance with applicable Law (including pursuant to the Reclassification Merger). General shall adjourn the General Shareholder Meeting after obtaining all of the Required General Votes other than the Required Reclassification Merger Vote, and shall reconvene the meeting promptly following such time that the General Charter Amendment has been filed and accepted for filing in the manner contemplated by this Section 5.2(b), and is in full force and effect, and General shall seek the Required Reclassification Merger Vote at such reconvened meeting.

(c)     Unless the General Board shall have made a General Adverse Recommendation Change in accordance with Section 5.10(c), the Proxy Statement shall include a statement to the effect that the General Board recommends that (i) the holders of shares of General Class B Common Stock vote to approve and adopt this Agreement, the General Charter Amendment, the Reclassification Plan of Merger, the Reclassification Merger and the transactions contemplated hereby and thereby, (ii) the holders of shares of General Class B Common Stock and General Class A Common Stock vote to approve the issuance of shares of General Common Stock pursuant to the Reclassification Merger and the Combination Merger and (iii) the holders of shares of General Class A Common Stock vote to approve the General Charter Amendment and approve and ratify this Agreement, the Reclassification Plan of Merger, the Reclassification Merger and the transactions contemplated hereby and thereby (such recommendations collectively referred to as the “General Board Recommendation”).

Section 5.3     Appropriate Action; Consents; Filings.

(a)     Subject to the terms and conditions herein provided, the parties shall (i) use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or nonactions by, and make as promptly as practicable all necessary filings and submissions with, any Governmental Entity or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement; (ii) use reasonable best efforts to (A) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a Governmental Entity or any third party, and (B) avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing with, and which material consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Closing from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, Permits, notices or authorizations, (iv) use reasonable best efforts to cause the conditions to the Mergers set forth in Article VI to be satisfied as promptly as reasonably practicable, and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In connection with the foregoing, Phoenix, on the one hand, will provide General, and General, on the other hand, will provide Phoenix, with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent permitted by applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement.

(b)     For purposes of this Section 5.3, “reasonable best efforts” shall include (i) diligently prosecuting the FCC Applications, (ii) vigorously defending, contesting and objecting to any claims, lawsuits, petitions to deny, objections, actions or other proceedings, whether judicial or administrative, by or before any Governmental Entity challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers and the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iii) executing settlements, undertakings, consent decrees, stipulations or other agreements, (iv) selling, divesting, holding separate or otherwise conveying, or agreeing to sell, divest, hold separate or otherwise convey, any particular assets or categories of assets or businesses of General, Phoenix or any of their respective Subsidiaries, (v) agreeing to terminate, relinquish, modify or waive existing, or to create new, relationships, ventures, contractual rights, obligations or other arrangements of General, Phoenix or any of their Subsidiaries, and (vi) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of action of General, Phoenix or any of their respective Subsidiaries with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets; provided, however, that (a) General, Phoenix or any of their respective Subsidiaries shall not be required to take or agree to take any such actions contemplated in clauses (i) through (vi) above which would bind General, Phoenix or any of their respective Subsidiaries in respect of any matter if the Closing does not occur, and (b) notwithstanding anything herein to the contrary, the parties hereto agree and acknowledge that this Section 5.3 shall not require, or be construed to require, any party hereto or their respective Affiliates to take or agree to take any action or agree or consent to any limitations or restrictions on freedom of action with respect to, or its ability to retain, or make changes in, any such businesses, assets, licenses, services or operations of General, Phoenix or any of their respective Subsidiaries that individually or in the aggregate, are reasonably likely to have a material adverse effect on the financial condition, business or results of operations of General and its Subsidiaries after giving effect to the Combination Merger.

(c)     Without limiting the generality of Section 5.3(a) and Section 5.3(b) above:

(i)     Within twelve (12) Business Days of the date of this Agreement, General and Phoenix shall, and as necessary or advisable cause their respective Subsidiaries (excluding the Shield Companies) to, file the FCC Applications relating to those FCC Licenses issued under Part 73 of Title 47 of the Code of Federal Regulations. As promptly as practicable from the date of this Agreement, General and Phoenix shall, and as necessary or advisable cause their respective Subsidiaries (excluding the Shield Companies) to, file the remainder of the FCC Applications. General and Phoenix shall use reasonable best efforts to obtain the FCC Consent as promptly as practicable. General and Phoenix shall each pay 50% of the FCC filing fees relating to the transactions contemplated hereby required by the Communications Act and the FCC Rules to be paid by General, Phoenix or any of their respective Subsidiaries, irrespective of whether the transactions contemplated by this Agreement are consummated. Except as otherwise contemplated by Section 5.3(b), no party hereto shall take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of materially delaying the grant of the FCC Consent.

(ii)     As promptly as practicable following the date of this Agreement, General and Phoenix shall, and/or shall cause their respective ultimate parent entities to file Notification and Report Forms with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act, with respect to the transactions contemplated hereby, and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. General and Phoenix shall each pay 50% of the filing fees payable under the HSR Act by General, Phoenix or any of their respective ultimate parent entities relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.

(iii)     To avoid disruption or delay in the processing of the FCC Applications, General and Phoenix shall, and shall cause their respective Subsidiaries (other than the Shield Companies) to, agree (i) as part of the FCC Applications, to request that the FCC apply its policy of permitting the assignment or transfer of control of the FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of any Renewal Application, and (ii) to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application. In addition, General and Phoenix acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application with respect to any Station and thereby to facilitate the grant of the FCC Consent with respect to such Station, each of General, Phoenix and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Station in connection with (i) any pending complaints that such Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Station with respect to which the FCC may permit General or Phoenix (or any of their respective Subsidiaries) to enter into a tolling agreement.

(iv)     If the Closing shall not have occurred for any reason within the original effective periods of the FCC Consent, and neither party shall have terminated this Agreement pursuant to the terms hereof, General and Phoenix shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder. Upon receipt of the FCC Consent, Phoenix and General shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder. No extension of the FCC Consent shall limit the right of General and Phoenix to terminate this Agreement pursuant to the terms hereof.

Section 5.4     Access to Information.

(a)     Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Phoenix and General shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Combination Merger Effective Time, to all its properties, books, contracts and records, and, during such period, each of such parties shall, and shall cause its Subsidiaries to, make available to the other all other information concerning its business, properties and personnel as the other may reasonably request. Neither Phoenix nor General nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree or fiduciary duty or binding agreement entered into prior to the date of this Agreement. Each of Phoenix and General shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)     All information and materials provided pursuant to this Agreement shall be subject to the provisions of that certain confidentiality agreement, dated as of November 21, 2012, by and between General and Phoenix (the “Confidentiality Agreement”).

(c)     No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

Section 5.5     Employee Matters.

(a)     From and after the Conversion Merger Effective Time, the employees of General and its Subsidiaries who are employed by General and its Subsidiaries (excluding the Surviving Company and its Subsidiaries) as of the Reclassification Merger Effective Time and who remain employed by General and its Subsidiaries thereafter (the “General Continuing Employees”) and the employees of Phoenix and its Subsidiaries who are employed by the Surviving Company and its Subsidiaries as of the Conversion Merger Effective Time and who remain employed by General or any of its Subsidiaries (including the Surviving Company and its Subsidiaries) thereafter (the “Phoenix Continuing Employees”, and together with the General Continuing Employees, the “Continuing Employees”) will continue to participate and have coverage or will be offered participation and coverage under the applicable General Benefit Plans, Phoenix Benefit Plans or employee benefit plans adopted or implemented by General or its Subsidiaries at or following the Closing (each, a “New Benefit Plan”, and, together with the General Benefit Plans and the Phoenix Benefit Plans following the Closing, the “Merger Benefit Plans”), or a combination thereof, as determined by Phoenix and General prior to the Conversion Merger Effective Time, and without duplication of benefits.

(b)     General shall cause (i) each General Benefit Plan in which Phoenix Continuing Employees become eligible to participate, (ii) each Phoenix Benefit Plan in which General Continuing Employees become eligible to participate and (iii) each New Benefit Plan in which Continuing Employees become eligible to participate, to take into account for purposes of eligibility, vesting and benefit accruals (solely, in the case of benefit accruals, with respect to Merger Benefit Plans that are not defined benefit plans or provide post-retirement health or welfare benefits, except as required by applicable Law or under any Merger Benefit Plan that replaces a comparable General Benefit Plan or Phoenix Benefit Plan, as applicable), the service of such Continuing Employees with Phoenix and its Subsidiaries (and any predecessor entities) and General and its Subsidiaries (and any predecessor entities), as applicable, to the same extent as such service was credited for such purpose, with respect to a General Continuing Employee, by General and its Subsidiaries and, with respect to Phoenix Continuing Employees, by Phoenix and its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or with respect to New Benefit Plans for which prior service is not taken into account or with respect to plans for which participation and/or service is frozen.

(c)     At and following the Conversion Merger Effective Time, General shall, and shall cause the Surviving Company, as applicable, to, honor the accrued and vested obligations of General and Phoenix and their respective Subsidiaries as of the Conversion Merger Effective Time under the provisions of the General Benefit Plans, General Employment Agreements, Phoenix Benefit Plans, Phoenix Employment Agreements, and New Benefit Plans, as applicable; provided that this provision shall not prevent General, the Surviving Company or any of their respective Subsidiaries from amending, suspending or terminating any such plans or agreements to the extent permitted by the respective terms of such plans or agreements.

(d)     If Phoenix Continuing Employees become eligible to participate in a General Benefit Plan or a New Benefit Plan or General Continuing Employees become eligible to participate in a Phoenix Benefit Plan or a New Benefit Plan, in each case that provides medical, dental or other health care insurance, General shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of General or Phoenix, as applicable, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Combination Merger Effective Time for the year in which the Combination Merger Effective Time or participation in such medical, dental or other health care insurance plan of General or Phoenix, as applicable, occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous medical, dental or other health care insurance plan of Phoenix or General, as applicable, prior to the Combination Merger Effective Time for the year in which the Combination Merger Effective Time or participation in such medical, dental or health care insurance plan occurs.

(e)     For the avoidance of doubt, to the extent any Phoenix Employment Agreement expressly requires the successor of Phoenix, its business or its assets to expressly assume and agree to perform such agreement in the same manner and to the same extent that Phoenix would be required to perform it if no such succession had taken place (or such words of like import), the Surviving Company expressly so assumes and agrees.

(f)     For the avoidance of doubt, to the extent any Phoenix Labor Agreement, which covers any Phoenix Continuing Employee and which exists as of the Combination Effective Merger Time, expressly requires the successor of Phoenix, its business or its assets to expressly assume and agree to perform such agreement in the same manner and to the same extent that Phoenix would be required to perform it if no such succession had taken place (or such words of like import), the Surviving Company expressly so assumes and agrees.

(g)     Without limiting the generality of Section 8.9, this Section 5.5 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 5.5, express or implied, is intended to confer upon any other Person, including any current or former director, officer or employee of Phoenix, General or any of their respective Subsidiaries, any rights or remedies of any nature whatsoever under or by reason of this Section 5.5. Nothing in this Agreement shall prevent General, Merger Sub 1, Merger Sub 2, Merger Sub 3, Surviving General or the Surviving Company from amending, suspending or terminating any Phoenix Benefit Plans, Phoenix Employment Agreements, General Benefit Plans or General Employment Agreements to the extent permitted by the respective terms of such plans or agreements. Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Phoenix Benefit Plan, Phoenix Employment Agreement, General Benefit Plan, General Employment Agreement or any other compensation or benefit plan, program or arrangement of General, Phoenix or any of their respective Subsidiaries.

(h)     The parties hereto anticipate that, in connection with the 2014 annual meeting of shareholders of General, the General Board will propose that the shareholders of General approve an increase in the number of shares of General Common Stock available for grant under General’s equity incentive plans to such amount as may be agreed upon by a majority of the post-Combination Merger General Board, including a majority of the Phoenix Designees (as defined on Exhibit B hereto) and a majority of the General Designees (as defined on Exhibit B hereto). Phoenix Continuing Employees shall be eligible to participate in the General LTIP on and after the Combination Merger Effective Time on the same terms and conditions as similarly situated General Continuing Employees.

(i)     The parties hereto intend that General will make a $50 million contribution to the Media General Advantage Retirement Plan after the completion of a Refinancing, subject to available liquidity and any other factors deemed relevant at such time by the General Board, and consistent with General’s obligations under its financing documents.

Section 5.6     Directors’ and Officers’ Insurance.

(a)     Without limiting any additional rights that any manager, director, officer, trustee, agent, or fiduciary may have under any indemnification agreement or under the General Charter, the General Bylaws, the Phoenix Charter or the Phoenix Bylaws or, if applicable, similar organizational documents or agreements of any General Subsidiary or Phoenix Subsidiary (collectively, the “Organizational Documents”), from and after the Conversion Merger Effective Time, Surviving General and the Surviving Company (the “D&O Indemnifying Parties”), jointly and severally, shall, and shall cause their respective Subsidiaries (other than the Shield Companies) to: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Combination Merger Effective Time serving as a manager, director, officer, trustee or fiduciary of General or Phoenix or any of their respective Subsidiaries and acting in its capacity as such (collectively, the “D&O Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any D&O Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the D&O Indemnified Parties, in each case to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Surviving General and the Surviving Company’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Law that such D&O Indemnified Party is not entitled to be indemnified. Notwithstanding the foregoing, the D&O Indemnified Parties as a group may retain only one law firm to represent them with respect to each such D&O Claim unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more D&O Indemnified Parties. To the extent authorized or permitted by applicable Law, the indemnification and advancement obligations of the D&O Indemnifying Parties pursuant to this Section 5.6(a) shall extend to acts or omissions occurring at or before the Combination Merger Effective Time and any D&O Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Combination Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of General or Phoenix or any of their respective Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors, and personal and legal representatives. As used in this Section 5.6(a): (x) the term “D&O Claim” means any threatened, asserted, pending or completed action, suit or proceeding or inquiry or investigation, whether instituted by any party hereto, any Governmental Entity or any other Person, that any D&O Indemnified Party in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to (A) such D&O Indemnified Party’s duties or service as a manager, director, officer, trustee, employee, agent, or fiduciary of General or Phoenix or any of their respective Subsidiaries or (B) to the extent such person is or was serving at the request or for the benefit of General or Phoenix or any of their respective Subsidiaries, any other entity or any benefit plan maintained by any of the foregoing at or prior to the Combination Merger Effective Time; and (y) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any D&O Claim for which indemnification is authorized pursuant to this Section 5.6(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party. No D&O Indemnifying Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened D&O Claim in respect of which indemnification has been sought by such D&O Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such D&O Indemnified Party from all liability arising out of such D&O Claim, or such D&O Indemnified Party otherwise consents thereto.

(b)     Without limiting the foregoing, Surviving General and the Surviving Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Combination Merger Effective Time now existing in favor of the current or former directors, officers, agents or fiduciaries of General or Phoenix or any of their respective Subsidiaries as provided in the Organizational Documents and indemnification agreements of General and Phoenix and their respective Subsidiaries shall survive the Reclassification Merger, the Combination Merger and the Conversion Merger, as applicable, and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Conversion Merger Effective Time, the certificate of incorporation and bylaws of Surviving General and the Surviving Company LLC Agreement shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents of General, as applicable, or Phoenix, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Combination Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Combination Merger Effective Time, were directors, officers, trustees, agents or fiduciaries of General or Phoenix or any of their respective Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c)     At General’s option and expense, prior to the Combination Merger Effective Time, General may purchase (and pay in full the aggregate premium for) a six-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Combination Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, agents or fiduciaries of General or any of its Subsidiaries as General’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies, covering without limitation the transactions contemplated by this Agreement, with a claims period of six (6) years from the Combination Merger Effective Time for D&O Claims arising from facts or events that occurred on or prior to the Combination Merger Effective Time; provided, however, that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by General and its Subsidiaries for such insurance (such amount being the “General Maximum Premium”). If General shall obtain such tail policy prior to the Combination Merger Effective Time, Surviving General shall cause such policy to be maintained in full force and effect, for its full term, and honor all obligations thereunder. If General fails to obtain such tail policy prior to the Combination Merger Effective Time, Surviving General shall obtain such a tail policy, provided, however, that the premium for such tail policy shall not exceed the General Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate premiums in excess of the General Maximum Premium, Surviving General shall only be required to obtain as much coverage as can be obtained by paying a premium equal to the General Maximum Premium. At Phoenix’s option and expense, prior to the Combination Merger Effective Time, Phoenix may purchase (and pay in full the aggregate premium for) a six-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Combination Merger and the Conversion Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, agents or fiduciaries of Phoenix or any of its Subsidiaries as Phoenix’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies, covering without limitation the transactions contemplated by this Agreement, with a claims period of six (6) years from the Combination Merger Effective Time for D&O Claims arising from facts or events that occurred on or prior to the Combination Merger Effective Time; provided, however, that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by Phoenix and its Subsidiaries for such insurance (such amount being the “Phoenix Maximum Premium”). If Phoenix shall obtain such tail policy prior to the Combination Merger Effective Time, Surviving General shall cause such policy to be maintained in full force and effect, for its full term, and shall cause Phoenix to honor all its obligations thereunder. If Phoenix fails to obtain such tail policy prior to the Combination Merger Effective Time, Surviving General shall obtain, or cause the Surviving Company to obtain, such a tail policy, provided, however, that the premium for such tail policy shall not exceed the Phoenix Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate premiums in excess of the Phoenix Maximum Premium, Surviving General or the Surviving Company, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to the Phoenix Maximum Premium.

(d)     If any of Surviving General or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving General or the Surviving Company, as applicable, assume the obligations set forth in this Section 5.6.

(e)     Surviving General and the Surviving Company shall be jointly and severally obligated to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.6; provided, however, that such D&O Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f)     The provisions of this Section 5.6 are intended to be for the express benefit of, and shall be enforceable by, each D&O Indemnified Party (who are intended to be third party beneficiaries of this Section 5.6), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Surviving General, General, Phoenix and the Surviving Company and shall not be amended after the Reclassification Merger Effective Time in a manner that is adverse to any D&O Indemnified Party (including their successors, assigns and heirs) without the prior written consent of such D&O Indemnified Party (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 5.6 shall not be deemed to be exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 5.7     Advice of Changes.  Each of General, on the one hand, and Phoenix, on the other hand, shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on Phoenix, in the case of Phoenix, or a Material Adverse Effect on General, in the case of General, or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 5.7 shall not constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VI to be satisfied.

Section 5.8     Tax Matters.

(a)     Phoenix shall use its reasonable best efforts to deliver to Debevoise & Plimpton LLP, counsel to Phoenix (“Debevoise”), and Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to General (“Fried Frank”), a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Phoenix, and containing representations of Phoenix, and General shall use its reasonable best efforts to deliver to Fried Frank and Debevoise a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of General, and containing representations of General, in each case, as shall be reasonably necessary or appropriate to enable Fried Frank to render the opinion described in Section 6.2(c) and Debevoise to render the opinion described in Section 6.3(c).

(b)     Phoenix shall use its reasonable best efforts to obtain from Debevoise the opinion described in Section 6.3(c) (and any similar opinion to be attached as an exhibit to the Form S-4). General shall use its reasonable best efforts to obtain from Fried Frank the opinion described in Section 6.2(c) (and any similar opinion to be attached as an exhibit to the Form S-4).

(c)     Each of Phoenix and General shall use its reasonable best efforts (i) to cause the Combination Transaction to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) not to, and not permit or cause any Affiliate to, take or cause to be taken any action that would cause the Combination Transaction to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(d)     On or prior to the Closing Date, Phoenix shall deliver to General a certificate (i) dated as of the Closing Date, (ii) substantially in the form provided for in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and (iii) certifying that the shares of Phoenix Common Stock are not United States real property interests within the meaning of Section 897(c) of the Code.

Section 5.9     Stockholder Approval Actions.

(a)     Phoenix shall use reasonable best efforts by enforcing its rights under the Phoenix Support Agreement to cause the Phoenix Equityholders party to the Phoenix Support Agreement (i) to execute irrevocable written consents granting the Phoenix Equityholders Approval immediately (and in any event within 24 hours) and to otherwise grant the Phoenix Approvals after the execution and delivery of this Agreement and (ii) to otherwise comply with their respective obligations under the General Support Agreement.

(b)     General shall use reasonable best efforts by enforcing its rights under the General Support Agreement to cause J. Stewart Bryan, III and the Media Trust (i) to vote their respective shares of General Common Stock or to cause such shares to be voted, at the General Shareholder Meeting for the approval and adoption of the Reclassification Merger and the issuance of shares of General Common Stock pursuant to the Reclassification Merger and the Combination Merger and (ii) to otherwise comply with their obligations under the General Support Agreement.

(c)     Immediately after the execution and delivery of this Agreement, General shall execute and deliver (i) to Merger Sub 2 (with a copy to Phoenix) an irrevocable written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Combination Merger (the “Merger Sub 2 Stockholder Approval”), and (ii) to Merger Sub 3 (with a copy to Phoenix) an irrevocable written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Conversion Merger (the “Merger Sub 3 Member Approval”).

(d)     Immediately prior to the Conversion Merger Effective time, Surviving General shall execute and deliver a written consent to Phoenix approving and adopting the Conversion Merger as the sole stockholder of Phoenix (the “Phoenix Conversion Stockholder Approval”).

Section 5.10     No Solicitation.

(a)     From the date hereof until the earlier of the Combination Merger Effective Time or the termination of this Agreement in accordance with its terms, (i) Phoenix shall not, and shall cause its Subsidiaries not to, and (ii) Phoenix shall and shall cause its Subsidiaries to use its and their respective reasonable best efforts to cause the Representatives of Phoenix and of its Subsidiaries not to, directly or indirectly:

(i)      solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Phoenix or Acquisition Inquiry with respect to Phoenix;

(ii)      furnish any information regarding Phoenix or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal with respect to Phoenix or Acquisition Inquiry with respect to Phoenix;

(iii)     engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to Phoenix or Acquisition Inquiry with respect to Phoenix;

(iv)     approve, endorse or recommend any Acquisition Proposal with respect to Phoenix or Acquisition Inquiry with respect to Phoenix or withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the transactions contemplated hereby, including the Combination Merger; or

(v)     enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to Phoenix.

Notwithstanding the foregoing provisions of this Section 5.10(a), Phoenix shall be permitted to perform its obligations in respect of the administration of any transfer of Phoenix Common Stock or Phoenix warrants by the holders thereof permitted under the Phoenix Support Agreement.

(b)     From the date hereof until the earlier of the Combination Merger Effective Time or the termination of this Agreement in accordance with its terms, (i) General shall not, and shall cause its Subsidiaries not to, and (ii) General shall and shall cause its Subsidiaries to use its and their respective reasonable best efforts to cause the Representatives of General and of its Subsidiaries not to, directly or indirectly:

(i)       solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to General or Acquisition Inquiry with respect to General;

(ii)      furnish any information regarding General or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal with respect to General or Acquisition Inquiry with respect to General;

(iii)     engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to General or Acquisition Inquiry with respect to General;

(iv)     approve, endorse or recommend any Acquisition Proposal with respect to General or Acquisition Inquiry with respect to General; or

(v)      enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement (other than a confidentiality agreement on the terms described below) for any Acquisition Transaction with respect to General;

provided, however, that if after the date hereof but prior to the time that all Required General Votes are obtained (the “Approval Time”), the General Board receives a bona fide written Acquisition Proposal made after the date hereof but prior to the Approval Time and which has not resulted from a violation of this Section 5.10, General may, at any time prior to the Approval Time, contact the Person who made such Acquisition Proposal to clarify the terms and conditions thereof, and if the General Board determines in its good faith judgment, after consulting with outside counsel and nationally recognized third party financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a General Superior Offer (it being understood that, for purposes of determining whether such Acquisition Proposal constitutes or would reasonably be expected to lead to a General Superior Offer, the General Board may assume that such Acquisition Proposal will receive the necessary support of holders of General Class B Common Stock), and, after consultation with outside counsel, that the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the General Board’s fiduciary duties to General Shareholders under applicable Law, then General may, at any time prior to the Approval Time (A) furnish information with respect to General and its Subsidiaries to the Person or Persons (and its or their Representatives and potential financing sources) making such Acquisition Proposal, but only after such Person or Persons enter into a customary confidentiality agreement with General (which confidentiality agreement must be no less restrictive with respect to the confidential treatment of information by such Person than the Confidentiality Agreement) and (B) participate in discussions or negotiations with such Person or Persons (and its or their Representatives and potential financing sources) regarding any Acquisition Proposal made by such Person or Persons; provided, that General shall give written notice to Phoenix after any such determination by the General Board and before taking any of the actions described in the foregoing clauses (A) and (B). General shall promptly (and in any event, within 48 hours) provide Phoenix with all non-public information regarding General and its Subsidiaries that is provided by General to a Person or Persons (or its or their Representatives or potential financing sources) making such Acquisition Proposal that shall not have been previously provided to Phoenix or its Representatives.

(c)     Except as expressly permitted by this Section 5.10(c), the General Board shall not (i) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to Phoenix, or propose publicly to withdraw, or to qualify, amend or modify, in any manner adverse to Phoenix, the General Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “General Adverse Recommendation Change”) (it being understood that (x) subject to and without limitation of Section 5.10(d), taking a neutral position or no position with respect to any Acquisition Proposal for General shall be considered a General Adverse Recommendation Change, and (y) the following shall not constitute a General Adverse Recommendation Change prohibited hereunder: (1) any “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act, and (2) any communication by General that expressly continues to recommend the transactions contemplated hereby), (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation (including approving any transaction under, or a third party becoming an “interested shareholder” under, Section 13.1-725 of the VSCA) inapplicable to any transaction contemplated by an Acquisition Proposal, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize General or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to General (other than a confidentiality agreement in accordance with Section 5.10(b)). Notwithstanding the foregoing, at any time before the Approval Time, the General Board may withdraw the General Board Recommendation (other than in connection with an Acquisition Proposal with respect to General) if the General Board determines in its good faith judgment, after consulting with outside counsel, that the failure to make such withdrawal or recommendation would be reasonably likely to be inconsistent with the General Board’s fiduciary duties to the General Shareholders under applicable Law, provided, that General has provided Phoenix three Business Days’ prior written notice advising Phoenix that it intends to take such action and specifying, in reasonable detail, the reasons for such action, it being understood that the delivery of such notice shall not itself constitute a General Adverse Recommendation Change. Notwithstanding anything to the contrary in this Section 5.10(c), if the General Board receives after the date hereof but before the Approval Time a bona fide unsolicited written Acquisition Proposal with respect to General (which has not resulted from a violation of this Section 5.10) that the General Board determines in its good faith judgment, after consulting with outside counsel and nationally recognized third party financial advisors, constitutes a General Superior Offer (it being understood that, for purposes of determining whether such Acquisition Proposal is a General Superior Offer for purposes of clause (ii) below, the General Board may assume that such Acquisition Proposal will receive the necessary support of holders of General Class B Common Stock), (i) General may (but in no event from and after the Approval Time) terminate this Agreement pursuant to Section 7.1(g) to enter into a definitive agreement to accept such General Superior Offer (and take an action described in clause (ii) of the first sentence of this Section 5.10(c) contemporaneously therewith), if General pays the General Termination Fee required to be paid by it pursuant to Section 7.3 in connection with such termination, or (ii) the General Board may make a General Adverse Recommendation Change in connection with such General Superior Offer, but in each case described in this sentence only (1) after the third (3rd) Business Day (such three (3) Business Day period, the “Notice Period”) following General’s delivery to Phoenix of written notice, a “Notice of General Superior Offer”, advising Phoenix that the General Board is prepared to accept such General Superior Offer (which notice shall include the most current versions of such proposal, any other information and material required to be delivered under Section 5.10(b) that has not yet been provided to Phoenix, and the identity of the Person or Persons making such Acquisition Proposal) and terminate this Agreement or make a General Adverse Recommendation Change in connection with such General Superior Offer (it being understood that any such Notice of General Superior Offer regarding a General Adverse Recommendation Change shall not itself constitute a General Adverse Recommendation Change for purposes of this Agreement) (and during such Notice Period, to the extent requested by Phoenix, General and its Representatives shall negotiate in good faith with Phoenix and Phoenix’s Representatives with respect to any revisions to the terms of this Agreement or any other Transaction Documents proposed by Phoenix so that such Acquisition Proposal ceases to constitute a General Superior Offer), and (2) if after taking into consideration any revisions to the terms of this Agreement or any other Transaction Documents proposed in writing by Phoenix by 5 p.m. Eastern Time on the last day of such Notice Period, the General Board continues to believe in its good faith judgment, after consulting with outside counsel and nationally recognized third party financial advisors, that such Acquisition Proposal continues to constitute a General Superior Offer (it being understood that, for purposes of determining whether such Acquisition Proposal is a General Superior Offer for purposes of clause (ii) below, the General Board may assume that such Acquisition Proposal will receive the necessary support of holders of General Class B Common Stock), and that, after consultation with outside counsel, the failure to (i) terminate this Agreement pursuant to Section 7.1(g) or (ii) make a General Adverse Recommendation Change in connection with such General Superior Offer would be reasonably likely to be inconsistent with the General Board’s fiduciary duties to the General Shareholders under applicable Law. Any (i) amendment to the financial or other material terms of such General Superior Offer or (ii) amendment to an Acquisition Proposal that the General Board had determined no longer constitutes a General Superior Offer, shall constitute a new Acquisition Proposal and shall require General to deliver to Phoenix a new Notice of General Superior Offer and a new Notice Period (which shall be two (2), instead of three (3), Business Days in length) shall commence thereafter. Except in accordance with the procedures set forth in this Section 5.10(c), General shall have no right to terminate this Agreement pursuant to Section 7.1(g).

(d)     Nothing in this Section 5.10 shall prohibit the General Board from taking and disclosing to General’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure to its shareholders required pursuant to the rules and regulations of the SEC if the General Board determines, in its good faith judgment, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties or applicable Law; provided, however, that any such disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (ii) an express rejection of an applicable Acquisition Proposal or (iii) an express reaffirmation of its General Board Recommendation, shall be deemed a General Adverse Recommendation.

(e)     Each of General and Phoenix shall promptly advise the other party to this Agreement orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the date hereof until the Combination Merger Effective Time or, if earlier, the termination of this Agreement in accordance with its terms. If General receives an Acquisition Proposal or Acquisition Inquiry, it shall (i) promptly notify Phoenix (within no more than 48 hours) of the communication or receipt of any Acquisition Proposal, Acquisition Inquiry, or any request for discussions or negotiations that could reasonably be expected to be related to an Acquisition Inquiry or Acquisition Proposal, indicating, in connection with such notice, the identity of the person making such Acquisition Proposal or request and the material terms and conditions thereof, and (ii) keep Phoenix reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal, Acquisition Inquiry or request (including whether such Acquisition Proposal, Acquisition Inquiry or request has been withdrawn or rejected and any material change to the terms thereof).

(f)     Each of General and Phoenix shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of General (in the case of General) or Phoenix (in the case of Phoenix).

Section 5.11     Refinancing.

The parties shall use their respective commercially reasonable efforts to obtain and consummate a Refinancing (it being understood that obtaining such financing is not a condition to the parties’ obligations to consummate any of the transactions contemplated by this Agreement) in connection with the Closing, including providing and causing their respective Subsidiaries to provide, and using commercially reasonable efforts to cause their Representatives to provide, all cooperation reasonably requested by any other party in connection with obtaining any Refinancing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the parties and their respective Subsidiaries and provided that none of the parties or any of their respective Subsidiaries shall be required to enter into any agreements in connection therewith that would be binding if the Closing does not occur). Each party shall provide such information as is reasonably necessary to prepare customary offering documents for the Refinancing, and each such party shall, to the extent it is aware of any applicable developments, promptly update any such information provided by it for use in such offering documents to the extent such information would otherwise contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Section 5.12     Section 16 Matters.

Prior to the Reclassification Merger Effective Time, General shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of General Class A Common Stock or General Class B Common Stock (including derivative securities with respect to such General Class A Common Stock or General Class B Common Stock) or acquisitions of General Common Stock (including derivative securities with respect to such General Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to General, or who will become subject to such reporting requirements with respect to General, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13     2014 General Shareholders Meeting.  Prior to the Combination Merger Effective Time or the termination of this Agreement in accordance with its terms, General shall not (i) hold its annual meeting of shareholders for the 2014 calendar year, or (ii) call a special meeting of the General Shareholders for the purpose of electing directors.

Section 5.14     Transaction Litigation.  Each of General and Phoenix shall promptly notify the other of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, against it and/or its directors or officers relating to this Agreement, the other Transaction Documents or any of the transactions contemplated hereby and thereby (collectively, “Transaction Litigation”). Each of General and Phoenix shall cooperate with the other in the defense or settlement of any Transaction Litigation, shall give the other party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party’s advice due consideration with respect to such Transaction Litigation. Neither Phoenix, General nor any of their respective Subsidiaries shall agree to any settlement of Transaction Litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld).

Section 5.15     Obligations of Merger Subsidiaries.  General shall take all action necessary to cause Merger Sub 1, Merger Sub 2 and Merger Sub 3 to perform their respective obligations under this Agreement and the Reclassification Plan of Merger and to consummate the Mergers on the terms and conditions contemplated hereby and by the Reclassification Plan of Merger.

Section 5.16     Shield Companies. Notwithstanding anything in this Agreement to the contrary (including in respect of Sections 4.1, 4.2, 5.4, 5.6, 5.11 and 8.8), (i) Phoenix and its Subsidiaries shall have no duty or obligation hereunder or in the transactions contemplated hereby to cause the Shield Companies to take any action or forego from taking any action, except to the extent that Phoenix or its Subsidiaries (other than the Shield Companies) have a right to cause the Shield Companies to take any action or forego from taking any action under any Contracts in effect between Phoenix or its Subsidiaries (other than the Shield Companies), on the one hand, and any of the Shield Companies, on the other hand (each a “Shield Agreement”), (ii) the Shield Companies have no duties or obligations hereunder or in the transactions contemplated hereby, (iii) the terms and phrases, "shall cause each of its respective Subsidiaries to," "shall not permit any of its Subsidiaries to," "shall permit any of their Subsidiaries," and similar terms and phrases shall not imply or be interpreted to suggest that any of Phoenix and its Subsidiaries (other than the Shield Companies) has any control over the action or inaction of any of the Shield Companies or that Phoenix and its Subsidiaries have any obligations in respect thereof, except to the extent set forth in the Shield Agreements.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1     Conditions to Each Party’s Obligation to Effect the Combination Merger.  The respective obligations of Phoenix, on the one hand, and General, Merger Sub 1, Merger Sub 2 and Merger Sub 3, on the other, to effect the Mergers shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)     Required Approvals. (i) The waiting period under the HSR Act with respect to the acquisition of Phoenix by General shall have expired or been earlier terminated, (ii) the FCC Consent shall have been granted by the FCC and shall be in effect as issued by the FCC or as extended by the FCC, (iii) the Required General Votes shall have been obtained, and (iv) the Phoenix Equityholders Approval shall have been obtained.

(b)     No Order. No Order (whether temporary, preliminary or permanent) issued by any U.S. federal or state court of competent jurisdiction preventing the consummation of either of the Mergers shall be in effect.

(c)     Registration Statement Effective. The SEC shall have declared the Form S-4 effective and no stop order suspending the effectiveness of the Form S-4 shall have been issued.

(d)     General Charter Amendment. The General Charter Amendment shall have been filed, and accepted for filing, with the VSCC, and shall be in full force and effect.

(e)     NYSE Listing. The shares of General Voting Common Stock issuable in connection with the Reclassification Merger and the Combination Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)     Third Party Consents. The third-party consents set forth on Section 6.01(f) of the General Disclosure Letter shall have been obtained.

Section 6.2     Conditions to Obligations of General and Merger Subs.  The obligation of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to effect the Combination Merger is also subject to the satisfaction, or waiver by General, Merger Sub 1, Merger Sub 2 and Merger Sub 3, at or prior to the Closing, of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Phoenix in Section 2.2(a) and Section 2.2(b) that (i) are not made as of a specific date shall be true and correct in all respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all respects as of such date, except, in each case, (x) for any de minimis inaccuracy in the representations and warranties of Phoenix in Section 2.2(a), and (y) for any inaccuracies in the representations and warranties of Phoenix in Section 2.2(b) that would not have more than a de minimis effect on the number of fully diluted shares of Phoenix Common Stock outstanding. The representations and warranties of Phoenix in Section 2.1(a) and Section 2.3(a) that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct in all material respects as of such date. The representations and warranties of Phoenix contained in this Agreement (other than those in Section 2.1(a), Section 2.2(a), Section 2.2(b) and Section 2.3(a)) that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties (other than the representation in Section 2.7(ii))), individually or in the aggregate, would not reasonable be likely to have a Material Adverse Effect on Phoenix; and General shall have received a certificate signed on behalf of Phoenix by the Chief Executive Officer or the Chief Financial Officer of Phoenix to the foregoing effect.

(b)     Performance of Obligations of Phoenix. Phoenix shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and General shall have received a certificate signed on behalf of Phoenix by the Chief Executive Officer or the Chief Financial Officer of Phoenix to such effect.

(c)     Tax Opinion. General shall have received from Fried Frank a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Combination Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Fried Frank shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.8.

(d)     No Material Adverse Effect on Phoenix. Since the date of this Agreement, there shall not have been a Material Adverse Effect on Phoenix, and General shall have received a certificate signed on behalf of Phoenix by the Chief Executive Officer or the Chief Financial Officer of Phoenix to such effect.

Section 6.3     Conditions to Obligations of Phoenix. The obligation of Phoenix to effect the Combination Merger is also subject to the satisfaction or waiver by Phoenix at or prior to the Combination Merger Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of General in Section 3.2(a) and Section 3.2(b) that (i) are not made as of a specific date shall be true and correct in all respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all respects as of such date, except, in each case, (x) for any de minimis inaccuracy to the representations and warranties of General in Section 3.2(a), and (y) for any inaccuracies in the representations and warranties of General in Section 3.2(b) that would not have more than a de minimis effect on the number of fully diluted shares of General Class A Common Stock and General Class B Common Stock outstanding. The representations and warranties of General in Section 3.1(a), and Section 3.3(a) that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all material respects as of such date. The representations and warranties of General contained in this Agreement (other than those in Section 3.1(a), Section 3.2(a), Section 3.2(b) and Section 3.3(a)) that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties (other than the representation in Section 3.8(ii))), individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on General; and Phoenix shall have received a certificate signed on behalf of General by the Chief Executive Officer or the Chief Financial Officer of General to the foregoing effect.

(b)     Performance of Obligations of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3. Each of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3 shall have performed (i) in all respects the obligations set forth in the second sentence of Section 1.2(e) and (ii) in all material respects all other obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Phoenix shall have received a certificate signed on behalf of General, Merger Sub 1, Merger Sub 2 and Merger Sub 3 by the Chief Executive Officer or the Chief Financial Officer of General to such effect.

(c)     Tax Opinion. Phoenix shall have received from Debevoise a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Combination Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Debevoise shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.8.

(d)     No Material Adverse Effect on General. Since the date of this Agreement, there shall not have been a Material Adverse Effect on General, and Phoenix shall have received a certificate signed on behalf of General by the Chief Executive Officer or the Chief Financial Officer of General to such effect.

Section 6.4     Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1     Termination. This Agreement may be terminated at any time prior to the Combination Merger Effective Time, whether before or after approval by the stockholders of Phoenix or General:

(a)     by mutual consent of Phoenix and General in a written instrument;

(b)     by either Phoenix or General if any U.S. federal or state court of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting either of the Mergers, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have complied with its obligations pursuant to Section 5.3 with respect to such Order;

(c)     by either Phoenix or General if the Mergers shall not have been consummated on or before the first anniversary of the date hereof (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)     by either Phoenix or General if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Phoenix, in the case of a termination by General, or General, Merger Sub 1, Merger Sub 2 or Merger Sub 3, in the case of a termination by Phoenix, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or Section 6.2(b), in the case of a termination by General, or the conditions set forth in Section 6.3(a) or Section 6.3(b), in the case of a termination by Phoenix, and which, if curable, is not cured within thirty (30) days following written notice to the party committing such breach, or which by its nature or timing cannot be cured prior to the Outside Date;

(e)     by either General or Phoenix if the General Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and all of the Required General Votes were not obtained;

(f)     by Phoenix, at any time prior to the General Shareholder Meeting, (i) if a General Triggering Event shall have occurred or (ii) General shall have failed to reaffirm the General Board Recommendation within ten (10) Business Days after both (x) an Acquisition Proposal shall have been made public (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal), and (y) receipt by General of a written request to do so from Phoenix;

(g)     by General, at any time prior to the Approval Time, if the General Board determines to enter into a definitive agreement to accept a General Superior Offer in accordance with Section 5.10(c), provided General pays to Phoenix the General Termination Fee simultaneously with such termination pursuant to Section 7.3(a); or

(h)     by General, if the Phoenix Equityholders Approval is not obtained within twenty-four (24) hours following the execution and delivery of this Agreement by the parties hereto.

Section 7.2     Effect of Termination. In the event of termination of this Agreement by either Phoenix or General as provided in Section 7.1 (or by Phoenix and General as provided in Section 7.1(a)), this Agreement shall forthwith become void and have no effect, and none of the parties or any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Section 5.4(b), this Section 7.2, Section 7.3, and Article VIII (other than Section 8.8) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Phoenix nor General shall be relieved or released from any liabilities or damages arising out of its fraud or Intentional Breach of any provision of this Agreement.

Section 7.3     General Termination Fee.

(a)     If this Agreement is terminated: (i) (A) by Phoenix pursuant to Section 7.1(f) or (B) by General pursuant to Section 7.1(g); or (ii) by General or Phoenix pursuant to Section 7.1(c) or Section 7.1(e), or by Phoenix pursuant to Section 7.1(d) in respect of a breach of the covenants or agreements set forth in Section 5.1, Section 5.2 or Section 5.10, and in the case of clause (ii) of this sentence: (I)(x) in the case of a termination pursuant to Section 7.1(e), at or prior to the General Shareholder Meeting an Acquisition Proposal with respect to General shall have been publicly disclosed or announced (or any Person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal), and such Acquisition Proposal or statement of intention shall not have been withdrawn prior to the completion of the General Shareholder Meeting and (y) in the case of a termination pursuant to Section 7.1(c) or Section 7.1(d), prior to such termination an Acquisition Proposal with respect to General shall have been made, (or any Person shall have advised General of its bona fide intention, whether or not conditional, to make an Acquisition Proposal), whether or not publicly disclosed or announced; and (II) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to General is consummated; (2) a definitive agreement relating to an Acquisition Transaction with respect to General is entered into by General; or (3) the General Board shall have recommended to the General Shareholders an Acquisition Transaction, then on the date of such consummation, the execution of such definitive agreement or such recommendation, whichever is earlier, General shall pay to Phoenix, in cash at the time specified in the following sentence, a fee in the amount of twelve million dollars ($12 million) (the “General Termination Fee”); provided, that if the Acquisition Proposal referred to in the foregoing clause (I) of this sentence shall have arisen pursuant to clause (iii)(B) or (iv)(B) of the definition of Acquisition Transaction (and does not otherwise constitute an Acquisition Proposal), then unless the Acquisition Transaction referred to in the foregoing clause (II) of this sentence shall be pursuant to such Acquisition Proposal, no General Termination Fee shall be payable in respect of such Acquisition Transaction. The General Termination Fee shall be paid as follows: (x) in the case of clause (i)(A) of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause (i)(B) of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause (ii) of the preceding sentence, within two business days after the consummation of, the execution of such definitive agreement in respect of or the recommendation of the applicable Acquisition Transaction. “Acquisition Transaction” for purposes of clause (B) of clause (ii) of this Section 7.3(a) shall have the meaning assigned thereto in the definition thereof set forth in Section 8.3 except that references in the definition to “15%” shall be replaced by “50%.”

(b)     If General fails to pay when due the General Termination Fee under this Section 7.3, then: (i) General shall reimburse Phoenix for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of the General Termination Fee and the enforcement by Phoenix of its rights under this Section 7.3; and (ii) General shall pay to Phoenix interest on the amount of the General Termination Fee (for the period commencing as of the date the General Termination Fee was originally required to be paid through the date the General Termination Fee is actually paid to Phoenix in full) at a rate per annum equal to the lower of: (i) the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Law.

(c)     The parties hereto acknowledge and agree that in no event shall General be required to pay the General Termination Fee on more than one occasion, whether or not the General Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

Section 7.4     Amendment. Subject to compliance with applicable Law and Section 5.6(f), the provisions of this Agreement may be amended, modified or supplemented with the prior written consent of each of General and Phoenix, whether before or after approval by the stockholders of Phoenix or General.

Section 7.5     Extension; Waiver.  At any time prior to the Combination Merger Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of another party, (ii) waive any inaccuracies in the representations and warranties of another party contained in this Agreement, and (iii) waive compliance with any of the agreements of another party or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1     Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except to the extent set forth in Sections 5.3(c) and 7.3(b).

Section 8.2     Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or if sent via facsimile (with confirmation and same day dispatch by express courier utilizing next-day service), (b) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested), or (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     if to Phoenix, to:

c/o Young Broadcasting, LLC
441 Murfreesboro Road
Nashville, TN 37210
Attention: General Counsel
Facsimile: (615) 369-7388

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton, LLP
919 Third Avenue
New York, NY 10022
Attention: Jonathan E. Levitsky, Esq.
Facsimile: (212) 909-6836

(b)     if to General, Merger Sub 1, Merger Sub 2 or Merger Sub 3, to:

Media General, Inc.
333 E. Franklin Street
Richmond, Virginia 23219
Attention:     James F. Woodward
                      Andrew C. Carington, Esq
Facsimile: (804) 887-7021

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:     Philip Richter, Esq.
                      John E. Sorkin, Esq.
Facsimile:     (212) 859-4000

and

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036
Attention: Stephen Glover, Esq.
Facsimile: (202) 530-9598

Section 8.3     Definitions. For purposes of this Agreement,

(a)        “Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by or on behalf of General or Phoenix) that could reasonably be expected to lead to an Acquisition Proposal.

(b)        “Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of General or Phoenix) contemplating or otherwise relating to any Acquisition Transaction or possible Acquisition Transaction.

(c)        “Acquisition Transaction” with respect to General or Phoenix, as applicable, means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination , share exchange, joint venture or similar transaction involving General or Phoenix, as applicable, or any of their Subsidiaries, pursuant to which such Person or “group” would own 15% or more of the consolidated assets, revenues or net income of General or Phoenix, as applicable, and its Subsidiaries, taken as a whole, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of General or Phoenix, as applicable, (including Equity Interests of any of its Subsidiaries) or any Subsidiary of General or Phoenix, as applicable, representing 15% or more of the consolidated assets, revenues or net income of General or Phoenix, as applicable, and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing (A) 15% or more of the issued and outstanding equity securities of General or Phoenix, as applicable, or (B) 50% or more of the issued and outstanding General Class B Common Stock (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing (A) 15% or more of the issued and outstanding equity securities of General or Phoenix, as applicable, or (B) 50% or more of the issued and outstanding General Class B Common Stock or (v) any combination of the foregoing.

(d)        “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(e)        “Barter Agreement” means any Contract pursuant to which a Person has sold or traded commercial air time in consideration for property or services in lieu of or in addition to cash.

(f)         “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

(g)        “Communications Act” means the Communications Act of 1934, as amended.

(h)        “Environmental Claims” means, in respect of any Person, any and all Actions alleging noncompliance with or actual or potential liability under Environmental Law or the presence or Release of, or exposure to, any Hazardous Materials.

(i)          “Environmental Law” means all Laws relating to pollution, contamination, Hazardous Materials, natural resources, protection of the environment, or human health or safety relating to exposure to Hazardous Materials.

(j)          “Environmental Permits” means all permits, licenses, identification numbers, registrations and other governmental authorizations required under or issued pursuant to applicable Environmental Laws.

(k)         “Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor, or the value of which is determined in reference thereto.

(l)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(m)        “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(n)        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)        “FCC” means the Federal Communications Commission.

(p)        “FCC Applications” means those applications and requests for waivers required to be filed with the FCC to obtain the approvals and waivers of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement.

(q)        “FCC Consent” means the grant by the FCC of the FCC Applications, regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.

(r)         “FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the General Stations or the Phoenix Stations by the FCC, or otherwise granted to or held by General or any General Subsidiary or Phoenix or any Phoenix Subsidiary.

(s)        “FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

(t)         “Fully Diluted Shares of Phoenix” means the sum of (i) the total number of outstanding shares of Phoenix Common Stock and (ii) the total number of shares of Phoenix Common Stock issuable upon exercise of all outstanding Phoenix Warrants.

(u)        “GAAP” means U.S. generally accepted accounting principles

(v)        “General Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan), program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of General or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by General or any of its Subsidiaries or to which General or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, performance, equity or stock or stock related, deferred compensation (including any “nonqualified deferred compensation plan” as defined in Sections 409A(d)(1) and 3121(v)(2)(C) of the Code), vacation, stock purchase, stock option, severance, employment, change of control, supplemental unemployment benefit, vacation, sick or paid time off benefit, or fringe benefit (including any “specified fringe benefit plan” as defined in Section 6039D(d)(1) of the Code) plan, arrangement, program, or policy.

(w)       “General Bylaws” means the Amended and Restated Bylaws of General, dated as of February 24, 2009, as in effect on the date hereof, and as they may be further amended and restated as provided for herein in connection with the Reclassification Merger.

(x)         “General Charter” means the Amended and Restated Articles of Incorporation of General, dated as of May 28, 2004, as in effect on the date hereof, and as they may be further amended and restated as provided for herein in connection with the Reclassification Merger.

(y)        “General Charter Amendment” means articles of amendment to the General Charter substantially in the form attached as Exhibit F hereto.

(z)         “General Credit Facility” means that certain Credit Agreement, dated as of May 17, 2012 among General, BH Finance LLC, as administrative agent and a lender and the other lenders party thereto, as amended by that certain letter agreement, dated as of the date hereof among General, BH Finance LLC, as administrative agent and a lender and the other lenders party thereto.

(aa)       “General Directors’ Deferred Compensation Plan” means the Media General, Inc. Directors’ Deferred Compensation Plan, amended and restated as of November 16, 2001.

(bb)      “General Employment Agreement” means a contract or agreement of General or any of its Subsidiaries with any individual who is rendering or has rendered services thereto as an employee pursuant to which General or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(cc)      “General FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the General Stations, or otherwise granted to or held by General or any General Subsidiary.

(dd)      “General Indenture” means the Indenture, dated as of February 12, 2010, among General, the guarantors party hereto and The Bank of New York Mellon, as trustee.

(ee)       “General LTIP” means the Media General, Inc. 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007.

(ff)        “General Notes” means the notes issued pursuant to the General Indenture.

(gg)      “General Shareholder” means a holder of shares of General Class A Common Stock and/or shares of General Class B Common Stock.

(hh)      “General Stations” means the following television broadcast stations of General and its Subsidiaries: WFLA, WNCN, WCMH, WSPA, WYCW, WVTM, WJAR, WKRG, WSLS, WSAV, WJTV, WJHL, WCBD, WNCT, WBTW, WJBF, WRBL, WHLT, W02AG-D, W02AH, W02AT-D, W08AO-D, W08AT-D, W08AX, W08BF-D, W08BP-D, W09AF-D, W09AG-D, W09AR-D, W10AD-D, W10AJ, and W11AN-D.

(ii)         “General Superior Offer” shall mean a bona fide written Acquisition Proposal (except that references in the definition of Acquisition Transaction, as it applies to the definition of Acquisition Proposal, to “15%” shall be replaced by “50%”) with respect to General that is determined by the General Board, in its good faith judgment, after consulting with a nationally recognized third party financial advisor and outside legal counsel, and after taking into account all the terms of the Acquisition Proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal, the availability of any financing, the identity of the person making such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such proposal) (i) to be more favorable, from a financial point of view, to the General Shareholders than the transactions contemplated by this Agreement (taking into account any revised proposal by Phoenix to amend the terms of this Agreement or the other Transaction Documents pursuant to and in accordance with Section 5.10(c)) and (ii) is reasonably expected to be consummated.

(jj)         “General Triggering Event” shall be deemed to have occurred if General shall have failed to include in the Proxy Statement mailed to General Shareholders the General Board Recommendation or shall have effected a General Adverse Recommendation Change.

(kk)       “Hazardous Materials” means any wastes, substances, or materials that are defined or listed by any Environmental Law as hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as “hazardous wastes,” “hazardous substances,” or “toxic substances” under any Environmental Laws. “Hazardous Materials” includes, without limitation, polychlorinated biphenyls, asbestos and asbestos containing material, lead-based paints, and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).

(ll)         “Indebtedness” means, with respect to any Person, (i) all obligations evidenced by a note, bond, debenture, credit agreement or other debt instrument, (ii) all obligations with respect to letters of credit, banker’s acceptances or similar facilities, (iii) all obligations under any interest rate or currency protection agreement or swaps, forward contracts and similar agreements, (iv) all obligations for borrowed money, (v) all obligations for the deferred purchase price of property or services, including all seller notes and “earn-out” payment obligations, whether or not matured, (vi) all obligations required to be accounted for as capital leases under GAAP, (vii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or equity interests or any warrants, rights or options to acquire such capital stock or equity interests, and (viii) all guarantees issued in respect of the obligations described in clauses (i)-(vii) above of any other Person (contingent or otherwise), in each case including the aggregate principal amount of, and any accrued interest and applicable pre-payment charges, fees, penalties or premiums with respect to such obligations; provided, that, Indebtedness shall not include: (i) with respect to Phoenix or any Subsidiary of Phoenix, any intercompany indebtedness solely among Phoenix and one or more Subsidiaries thereof, or solely among two or more Phoenix Subsidiaries, (ii) with respect to General or any Subsidiary of General, any intercompany indebtedness solely among General and one or more Subsidiaries thereof, or solely among two or more General Subsidiaries, or (iii) any accounts payable or trade payables, in each case incurred in the ordinary course of business.

(mm)     “Independent Director” means any director of General who would be considered an independent director of General under Rule 303A.02 of the New York Stock Exchange Listed Company Manual (and, in the case of a director who is a member of the audit committee of the General Board, must satisfy the requirements of Rule 303A.07 of the New York Stock Exchange Listed Company Manual).

(nn)      “Intellectual Property” means all foreign and domestic intellectual property including all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not; (iii) confidential information, proprietary information, trade secrets and know-how (including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists); (iv) copyrights and works of authorship in any media (including computer software programs, source code, databases and other complications of information); (v) all applications and registrations for any of the foregoing; and (vi) all extensions, modifications, renewals, divisions, continuations, continuations-in-part, reissues, restorations, and reversions related to any of the foregoing.

(oo)      “Intentional Breach” means, with respect to any representation, warranty, agreement or covenant hereunder, an action or omission (including a failure to cure circumstances) taken or omitted to be taken after the date hereof that the breaching Person intentionally takes (or fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

(pp)      “Knowledge” or any similar phrase means (a) with respect to Phoenix or its Subsidiaries, the actual knowledge of the persons listed on Section 8.3(pp) to the Phoenix Disclosure Letter, and (b) with respect to General, the actual knowledge of the persons listed on Schedule 9.3(pp) to the General Disclosure Letter.

(qq)      “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required under GAAP to be accrued on the financial statements of such Person.

(rr)        “Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.

(ss)       “Material Adverse Effect on Phoenix” means a material adverse effect on the business, financial condition or results of operations of Phoenix, its Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or there is reasonably likely to be a “Material Adverse Effect on Phoenix”, the results and consequences of the following events, circumstances, changes, effects, developments, condition and occurrences shall not be taken into account: (i) any failure of Phoenix to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been or there is reasonably likely to be, a Material Adverse Effect on Phoenix, except to the extent otherwise excluded hereunder), (ii) any changes that generally affect the industries or markets in which Phoenix, its Subsidiaries operate, (iii) any changes in the economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) changes in Law or GAAP (or the interpretation thereof ) or in legal, regulatory or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) the announcement or pendency of this Agreement or the transactions contemplated hereby, the identity of General or any of its Affiliates or facts, circumstances or events relating to General or any of its Affiliates, or actions taken by any of them including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of General, and (viii) earthquakes, hurricanes, floods or other natural disasters, except in the case of each of clauses (ii), (iii), (iv), (v) and (viii) to the extent that Phoenix, its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the broadcasting industry in the geographic markets in which Phoenix, its Subsidiaries operate (but only to the extent of such disproportionality).

(tt)        “Material Adverse Effect on General” means a material adverse effect on the business, financial condition or results of operations of General and its Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or there is reasonably likely to be a “Material Adverse Effect on General”, the results and consequences of the following events, circumstances, changes, effects, developments, condition and occurrences shall not be taken into account: (i) any failure of General to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period or change in the market price or trading volume of the General Class A Common Stock (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure or change may be taken into account in determining whether there has been or there is reasonably likely to be, a Material Adverse Effect on General, except to the extent otherwise excluded hereunder), (ii) any changes that generally affect the industries or markets in which General and its Subsidiaries operate, (iii) any changes in economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) changes in Law or GAAP (or the interpretation thereof ) or in legal, regulatory or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) the announcement or pendency of this Agreement or the transactions contemplated hereby, the identity of Phoenix or any of its Affiliates or facts, circumstances or events relating to Phoenix or any of its Affiliates, or actions taken by any of them including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Phoenix, and (viii) earthquakes, hurricanes, floods or other natural disasters, except in the case of each of clauses (ii), (iii), (iv), (v) and (viii) to the extent that General and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the broadcasting industry in the geographic markets in which General and its Subsidiaries operate (but only to the extent of such disproportionality).

(uu)      “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(vv)      “MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.

(ww)     “NYSE” means the New York Stock Exchange, Inc.

(xx)       “Permit” means any consent, authorization, approval, registration, qualification, filing, franchise, license or permit of any Governmental Entity.

(yy)      “Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other similar Liens arising in the ordinary course of business, (iii) Liens pursuant to the General Credit Facility, the General Indenture or the Phoenix Credit Facilities and Contracts entered into in connection therewith, (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality, (v) interests of any lessor or lessee to any Phoenix Leased Property or General Leased Property, (vi) Liens that would be disclosed on current title reports or surveys and any other Liens of public record, (vii) licenses of Intellectual Property, (viii) transfer restrictions on any securities imposed by applicable Law, (ix) purchase money Liens securing rental payments under capital lease arrangements, and (x) Liens which are set forth in any Permits.

(zz)        “Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

(aaa)     “Phoenix Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan), program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Phoenix or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Phoenix or any of its Subsidiaries or to which Phoenix or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, performance, equity or stock or stock related, deferred compensation (including any “nonqualified deferred compensation plan” as defined in Sections 409A(d)(1) and 3121(v)(2)(C) of the Code), vacation, stock purchase, stock option, severance, employment, change of control, supplemental unemployment benefit, vacation, sick or paid time off benefit, or fringe benefit (including any “specified fringe benefit plan” as defined in Section 6039D(d)(1) of the Code) plan, arrangement, program or policy.

(bbb)    “Phoenix Credit Facilities” means the Phoenix Senior Credit Facility, the Phoenix WLAJ Credit Facility and the Phoenix WXXA Credit Facility.

(ccc)     “Phoenix Employment Agreement” means a contract or agreement of Phoenix or any of its Subsidiaries with individual who is rendering or has rendered services thereto as an employee pursuant to which Phoenix or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(ddd)    “Phoenix Equityholder” means any holder of shares of Phoenix Common Stock and/or Phoenix Warrants.

(eee)     “Phoenix Equityholders Agreement” means that certain Equityholders Agreement, dated as of June 24, 2010, by and among Phoenix and each of the Phoenix Equityholders.

(fff)       “Phoenix FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Phoenix Stations, or otherwise granted to or held by Phoenix or any Phoenix Subsidiary (other than the Shield Companies).

(ggg)    “Phoenix Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of June 24, 2010, among Phoenix and each of the Phoenix Equityholders.

(hhh)    “Phoenix Senior Credit Facility” means that certain Credit Agreement, dated as of December 13, 2011, by and among Phoenix, Young Broadcasting, LLC, as borrower, the lenders referred to therein, and Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, as amended by the first amendment thereto, dated as of July 26, 2012, and as further amended by the second amendment thereto, dated as of November 29, 2012, and as further amended by the third amendment thereto, dated as of the date hereof.

(iii)         “Phoenix Stations” means the following television broadcast stations of Phoenix and its Subsidiaries: KRON, WKRN, WTEN, WATE, WRIC, WBAY, KWQC, WLNS, KELO, KLFY, WCDC, KDLO, KPLO, and KCLO.

(jjj)         “Phoenix Warrant Agreement” means that certain Lender Warrant Agreement, dated as of June 24, 2010, by and among Phoenix and the Warrant Agent (as defined therein), as amended.

(kkk)     “Phoenix Warrants” means the warrants to purchase Phoenix Class A Common Stock issued pursuant to the Phoenix Warrant Agreement.

(lll)         “Phoenix WLAJ Credit Facility” means the Credit Agreement, dated as of March 1, 2013, by and among Shield Media Lansing LLC, WLAJ-TV LLC, as borrower, the lenders referred to therein, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, as supplemented by the third amendment to the Phoenix Senior Credit Facility.

(mmm)   “Phoenix WXXA Credit Facility” means the Credit Agreement, dated as of December 13, 2012, by and among Shield Media LLC, WXXA-TV LLC, as borrower, the lenders referred to therein, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, as supplemented by the third amendment to the Phoenix Senior Credit Facility.

(nnn)     “Program Rights” means rights to broadcast and rebroadcast television programs, feature films, shows or other television programming.

(ooo)     “Refinancing” means refinancing of the General Credit Facility, the General Notes and the Phoenix Credit Facilities in connection with the Closing.

(ppp)     “Release” means any spilling, leaking, pumping pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, dispersing, leaching, or migrating into, onto, or through the environment or within or upon any building, structure, facility or fixture.

(qqq)     “Renewal Application” means an application for renewal of any FCC License.

(rrr)       “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

(sss)     “SEC” means the United States Securities and Exchange Commission.

(ttt)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(uuu)     "Shield Companies" means Shield Media LLC, WXXA-TV LLC, Shield Media Lansing LLC, and WLAJ-TV LLC.

(vvv)     “Station” means a General Station or a Phoenix Station.

(www)   “Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that (i) is consolidated with such party for financial reporting purposes under GAAP, or (ii) of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person, and the terms “Phoenix Subsidiary” and “General Subsidiary” shall mean any direct or indirect Subsidiary of Phoenix or General, respectively.

(xxx)     “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

(yyy)     “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 8.4     Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Phoenix Disclosure Letter and the General Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 8.5     Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Section 8.6     Entire Agreement.  This Agreement (including the documents and the instruments referred to herein), constitutes the entire agreement among the parties hereto, and (except with respect to the Confidentiality Agreement) supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

Section 8.7     Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal Laws of the Commonwealth of Virginia applicable to contracts made and wholly performed within such commonwealth, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction, except to the extent that mandatory provisions of the DGCL govern. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Eastern District of Virginia (or, if that court does not have jurisdiction, the Circuit Court for the City of Richmond, Virginia), and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.8     Publicity.  Neither General nor Phoenix shall, and none of such Persons shall permit any of their Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of (a) General in the case of a proposed announcement or statement by Phoenix or (b) Phoenix, in the case of a proposed announcement or statement by General; provided, however, that (i) any party may, without the prior consent of the other parties (but after prior consultation to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable Law or by the rules and regulations of the NYSE or Governmental Entity to which the relevant party is subject or submits, and (ii) General need not obtain the consent of Phoenix in connection with any press release or other public announcement or public statement with respect to any Acquisition Proposal relating to General or any General Adverse Recommendation Change.

Section 8.9     Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise, but except by intestate succession) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except (i) as otherwise specifically provided in Section 5.6, (ii) for the right of Phoenix, on behalf of the Phoenix Equityholders, to pursue damages in the event of an Intentional Breach of this Agreement by General, Merger Sub 1, Merger Sub 2 or Merger Sub 3, and (iii) for the right of General, on behalf of the General Shareholders, to pursue damages in the event of an Intentional Breach of this Agreement by Phoenix, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Section 8.10     Specific Performance. The parties acknowledge and agree that each of the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any party could not be adequately compensated by monetary damages alone and that the parties would not have any adequate remedy at law. Accordingly, each party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The parties hereto further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. Each of the parties hereby expressly further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (b) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each party agrees that its initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms. If a court of competent jurisdiction denies such relief, the parties may seek alternative remedies, including damages in the same or another proceeding.

Section 8.11     Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants, and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Combination Merger Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Combination Merger Effective Time including, for the avoidance of doubt, the covenants contained in Section 5.6.

Section 8.12     Non-Recourse.  Except to the extent otherwise set forth in the other Transaction Documents, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made by the parties hereto only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the other Transaction Documents), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates of another Contracting Party. Without limiting the foregoing, to the maximum extent permitted by Law (other than as set forth in the other Transaction Documents), (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any other Contracting Party’s Nonparty Affiliate in respect of this Agreement, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, General, Merger Sub 1, Merger Sub 2, Merger Sub 3 and Phoenix have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MEDIA GENERAL, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Vice President and Chief Financial Officer

GENERAL MERGER SUB 1, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

GENERAL MERGER SUB 2, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

GENERAL MERGER SUB 3, LLC

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Vice Treasurer

NEW YOUNG BROADCASTING HOLDING CO., INC.

By:	/s/ Deborah A. McDermott
Name: Deborah A. McDermott
Title: President and CEO

Signature Page to Merger Agreement

 EXHIBIT A

PLAN OF MERGER

merging

GENERAL MERGER SUB 1, INC.

a Virginia corporation

with and into

MEDIA GENERAL, INC.,

a Virginia corporation

1.     Merger. In accordance with the Virginia Stock Corporation Act (the “VSCA”), upon the effective time and date set forth in the Articles of Merger (the “Articles of Merger”) to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Merger Effective Time”), General Merger Sub 1, Inc., a Virginia corporation (the “Merger Sub”) and a direct, wholly owned subsidiary of Media General, Inc., a Virginia corporation (“General”), shall, be merged (the “Merger”) with and into General. General shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and shall continue its existence as a corporation under the laws of the Commonwealth of Virginia. As of the Merger Effective Time, the separate corporate existence of Merger Sub shall cease.

2.     Effects of the Merger. The Merger shall have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, at the Merger Effective Time, the property owned by, and every contract right possessed by, General and Merger Sub will be vested in the Surviving Corporation without reversion or impairment, and all liabilities of General and Merger Sub will be vested in the Surviving Corporation.

3.     Articles of Incorporation and Bylaws of the Surviving Corporation. At the Merger Effective Time by virtue of the Merger, the articles of incorporation of General shall be amended and restated to be in the form of Exhibit 1 hereto, and as so amended and restated shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law (the “Amended and Restated Articles”). The bylaws of General as of the Merger Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

4.     Directors and Officers of the Surviving Corporation. From and after the Merger Effective Time, the directors of General serving immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified in accordance with the articles of incorporation and bylaws of the Surviving Corporation. From and after the Merger Effective Time, the officers of General serving immediately prior to the Merger Effective Time shall be the officers of Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

5.     Manner and Basis of Converting Shares of Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of General, Merger Sub or any General Shareholder:

(a)     subject to Section 9, each share of General Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, and each share of General Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time, in each case other than any General Cancelled Shares (as defined below), shall automatically be cancelled and retired and shall cease to exist and be converted into one (1) fully paid, validly issued and nonassessable share of General Voting Common Stock; provided, that the shares of General Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time held by Berkshire Hathaway, Inc. or any of its Affiliates (the “BH Persons”) as of such time shall be converted on a one-for-one basis into fully paid, validly issued and nonassessable shares of General Non-Voting Common Stock to the extent (but only to such extent) necessary to ensure that, immediately following the Combination Merger Effective Time, the BH Persons will hold no more than four and ninety-nine hundredths percent (4.99%) of the then outstanding shares of General Voting Common Stock;

(b)     each share of capital stock of General owned, directly or indirectly, by General or any of General’s Subsidiaries or by Phoenix or any of Phoenix’s Subsidiaries immediately prior to the Merger Effective Time (collectively, “General Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)     each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

6.     Stock Options and Other Stock-Based Awards. At the Merger Effective Time:

(a)     each General Stock Option that is outstanding immediately prior to the Merger Effective Time shall become, as of the Merger Effective Time, an option (a “General Exchange Option”) to purchase, on the same terms and conditions (including applicable vesting requirements) as applied to each such General Stock Option immediately prior to the Merger Effective Time, the number of shares of General Voting Common Stock that is equal to the number of shares of General Class A Common Stock subject to such General Stock Option immediately prior to the Merger Effective Time, at an exercise price per share of General Voting Common Stock equal to the exercise price for each such share of General Class A Common Stock subject to such General Stock Option immediately prior to the Merger Effective Time (including applicable vesting, exercise and expiration provisions); and

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(b)     each share of General Restricted Stock and each right of any kind, contingent or accrued, to receive shares of General Class A Common Stock or benefits measured in whole or in part by the value of a number of shares of General Class A Common Stock granted by General outstanding immediately prior to the Merger Effective Time (including General DSUs, restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than General Stock Options (each, other than General Stock Options, a “General Stock-Based Award”), shall become, as of the Merger Effective Time, an award, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such General Stock-Based Award immediately prior to the Merger Effective Time, with respect to the number of shares of General Voting Common Stock that is equal to the number of shares of General Class A Common Stock subject to the General Stock-Based Award immediately prior to the Merger Effective Time (a “General Exchange Stock-Based Award”). For the avoidance of doubt, shares of General Class A Common Stock issued in connection with the settlement of General Stock-Based Awards which vest on or prior to the Merger Effective Time (including vested General Restricted Stock) shall be treated in the manner set forth in Section 5(a).

7.     Stock Certificates; Book Entry Shares. Each certificate that immediately prior to the Merger Effective Time represented shares of General Class A Common Stock or shares of General Class B Common Stock and all shares of General Class A Common Stock and General Class B Common Stock held in book-entry form immediately prior to the Merger Effective Time, in each case other than General Cancelled Shares and shares of General Class B Common Stock in respect of which appraisal rights are properly demanded and perfected in accordance with the VSCA, shall from and after the Merger Effective Time represent an equal number of shares of General Voting Common Stock, except that certificates representing shares of General Class A Common Stock of the BH Persons that are converted into shares of General Non-Voting Common Stock in accordance with Section 5(a) shall from and after the Merger Effective Time represent an equal number of shares of General Non-Voting Common Stock.

8.     Withholding Rights. General (and any agent acting on behalf of General) shall be entitled to deduct and withhold from the consideration otherwise payable in accordance herewith such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Law. To the extent that amounts are so withheld or deducted and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes in connection with the Merger as having been paid to the Person in respect of which such deduction and withholding was made.

9.     Dissenters’ Rights. Shares of General Class B Common Stock in respect of which the holders thereof have complied with all requirements for demanding and perfecting appraisal rights as set forth in Article 15 of the VSCA (such holders, “General Dissenting Shareholders”) shall not be converted into or represent the right to receive the consideration provided for in Section 5(a). General Dissenting Shareholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA. Each share of General Class B Common Stock held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Merger Effective Time, the right to receive the consideration provided for in Section 5(a), without any interest thereon.

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10.     Amendment and Termination. At any time prior to the Merger Effective Time, this Plan of Merger may be amended by General and Merger Sub, whether before or after receipt of the approval of the General Shareholders; provided, however, that following approval of the Merger by the General Shareholders, there shall be no amendment or change to the provisions hereof that by applicable Law would require further approval by the General Shareholders, including to effect any of the changes listed in §13.1-716E of the VSCA.

11.     Defined Terms. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a)     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(b)     “Combination Merger” shall mean the merger of Merger Sub 2 with and into Phoenix, on the terms and subject to the conditions set forth in the Merger Agreement.

(c)     “Combination Merger Effective Time” shall mean the time that the Combination Merger shall become effective as specified in the certificate of merger with respect to the Combination Merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

(d)     “GAAP” means U.S. generally accepted accounting principles.

(e)     “General Class A Common Stock” shall mean the Class A Common Stock, par value $5.00 per share, of General.

(f)     “General Class B Common Stock” shall mean the Class B Common Stock, par value $5.00 per share, of General.

(g)     “General Directors’ Deferred Compensation Plan” shall mean the General, Inc. Directors’ Deferred Compensation Plan, amended and restated as of November 16, 2001.

(h)     “General DSUs” shall mean all deferred stock units outstanding under the General Directors’ Deferred Compensation Plan.

(i)     “General LTIP” shall mean the General, Inc. 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007.

(j)     “General Non-Voting Common Stock” shall mean the Non-Voting Common Stock, no par value per share, of General as provided for in the Amended and Restated Articles.

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(k)     “General Restricted Stock” shall mean the shares of restricted General Class A Common Stock outstanding under the General LTIP.

(l)     “General Shareholder” shall mean a holder of shares of General Class A Common Stock and/or shares of General Class B Common Stock.

(m)     “General Stock Options” shall mean the outstanding options to purchase shares of General Class A Common Stock issued under the General LTIP.

(n)     “General Voting Common Stock” shall the Voting Common Stock, no par value per share, of General as provided for in the Amended and Restated Articles.

(o)     “Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization.

(p)     “Law” shall mean any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity.

(q)     “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of June 5, 2013, by and among General, Merger Sub, Merger Sub 2, General Merger Sub 3, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of General, and Phoenix.

(r)     “Merger Sub 2” shall mean General Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned subsidiary of General.

(s)     “Person” shall mean an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

(t)     “Phoenix” shall mean New Young Broadcasting Holding Co., Inc., a Delaware corporation.

(u)     “Subsidiary” when used with respect to any Person, shall mean any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that (i) is consolidated with such party for financial reporting purposes under GAAP, or (ii) of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person, and the terms “Phoenix Subsidiary” and “General Subsidiary” shall mean any direct or indirect Subsidiary of Phoenix or General, respectively.

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EXHIBIT B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MEDIA GENERAL, INC.

ARTICLE I

The name of the Corporation is MEDIA GENERAL, INC.

ARTICLE II

A.     The aggregate number of shares which the Corporation shall have the authority to issue, each of which shall have no par value per share, are as follows:

Class	No. of Shares
Voting Common	400,000,000
Non-Voting Common	400,000,000
Preferred	50,000,000

B.     The preferences, limitations, and relative rights of the different classes of shares are as follows:

(1) Preferred Shares

(a) The Board of Directors is authorized, without shareholder action, to classify or reclassify any or all of the unissued Preferred Shares from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to these Articles of Incorporation setting forth:

(i) The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

(ii) Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by law;

(iii) Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, and (z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(iv) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

(v) The amount payable to holders of shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(vi) Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

(vii) Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the Virginia Stock Corporation Act (as it exists on the date hereof or as it may be amended from time to time, the “VSCA”).

(b) Before the issuance of any shares of a series of Preferred Shares, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by the VSCA.

(c) Each series of Preferred Shares shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Shares shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors with respect to any series at the time of the establishment thereof.

(2) Common Shares.

(a) Except as otherwise provided in the Articles of Amendment establishing any series of Preferred Shares, the holders of outstanding Voting Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation. Notwithstanding any provision in the VSCA to the contrary, the holders of the Non-Voting Common Shares shall not have any voting power with respect to the election of directors, the adoption of any amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution or for any other purpose, and shall not have the right to participate in any meeting of shareholders, except as may be required by the VSCA. In the event that the approval of the holders of the Voting Common Shares shall be required by the VSCA for the adoption of an amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution, then, unless the Board of Directors requires a greater vote, such approval shall require a majority of all votes cast in respect thereof by holders of the Voting Common Shares, in lieu of such vote as would otherwise be required by the VSCA at a meeting at which a quorum of the Voting Common Shares exists.

(b) Except as may be otherwise specifically provided in these Articles, in all other respects, including, but not by way of limitation, the right to receive the payment of cash dividends, the right to share in the property or business of the Corporation in event of its liquidation in whole or in part, and the right to share in the assets of the Corporation in event of its dissolution and the distribution of such assets by way of return of capital, each Voting Common Share and each Non-Voting Common Share shall rank equally and be identical.

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(3) Other Rights.

(a) The holders of the Voting Common Shares and Non-Voting Common Shares shall be treated equally, according to the number of Voting Common Shares or Non-Voting Common Shares they hold, as applicable, in the payment of any share dividend or other distribution of shares, but the holders of the Voting Common Shares shall be issued only Voting Common Shares in respect of their shares of Voting Common Shares in the payment of any such share dividend or distribution, while the holders of the Non-Voting Common Shares shall be issued only Non-Voting Common Shares in respect of their shares of Non-Voting Common Stock in the payment of any such share dividend or other distribution of shares.

(b) No holder of shares of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (i) any shares of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of any class, whether or not such shares, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (ii) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of any class of the Corporation, or any of them, any such shares, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

(c) (i) Subject to Section B(3)(c)(iii) of this Article II and Article III, each Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Non-Voting Common Share; provided, however, that such conversion shall not be permitted if, following and after giving effect to such conversion, no Voting Common Shares would remain issued and outstanding.

(ii) Subject to Section B(3)(c)(iii) of this Article II and Article III, each Non-Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Voting Common Share.

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(iii) To effect a conversion of Voting Common Shares or Non-Voting Common Shares permitted by this Section B(3)(c) of this Article II, a holder of Voting Common Shares or Non-Voting Common Shares shall deliver to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, the certificate or certificates representing the Voting Common Shares or Non-Voting Common Shares to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of conversion and transfer, or, in the case of shares held in book-entry form, deliver written notice to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, with a copy to the Secretary of the Corporation at its principal corporate office, stating that such holder elects to convert such shares and stating the name or names of the person or persons in which the shares issued upon such conversion are to be issued (and setting forth the addresses of such persons), together with proper instruments of conversion and transfer in accordance with the procedures of the transfer agent and The Depository Trust Company or any successor depositary (“DTC”), as applicable. Subject to Article III, conversion shall be deemed to have been effected at the time and date when the conversion is reflected in the books of the transfer agent following compliance with the requirements described in the immediately preceding sentence, as applicable, with respect to the shares to be converted, and the person exercising such conversion (or, if the notice specifies another person to whom shares are to be issued upon conversion, such other person) shall be deemed to be the holder of record of the class and number of shares issuable upon such conversion at such time; provided, however, that, if any such conversion should require the prior approval from the Federal Communications Commission or any successor governmental agency (the “FCC”), such approval shall have been received prior to any such conversion; and provided further, that, if, as a result of such requested conversion, the holder seeking conversion or any holder of Voting Common Shares would acquire or be deemed to hold an interest subject to FCC media ownership and qualifications reporting requirements (including without limitation an “attributable interest” in the Corporation within the meaning of Federal Communications Laws (as hereinafter defined)), the conversion shall not become effective until the Corporation shall have requested and received, pursuant to Section B of Article III, information sufficient in the Corporation’s reasonable judgment to determine whether to exercise its rights under Section C of Article III with respect to the conversion and the Corporation in its reasonable judgment shall have determined not to exercise such rights. If a requested conversion would cause any holder other than the converting holder (“Other Holder”) to acquire or be deemed to hold an attributable interest in the Corporation under the Federal Communications Laws, the Corporation shall have the discretion to convert shares of Voting Common Shares held by such Other Holders to Non-Voting Common Shares but only to the extent reasonably necessary to ensure that such Other Holders will remain non-attributable in the Corporation, provided, however, that (1) each such Other Holder will be given prior written notice indicating the number of shares of such Other Holder’s Voting Common Shares that the Corporation proposes to convert to Non-Voting Common Shares, (2) each such Other Holder will be given a reasonable opportunity to make a showing that such Other Holder may hold an attributable interest in the Corporation consistent with the Federal Communications Laws, (3) at the request of any such Other Holder, the proposed conversion to Non-Voting Common Shares shall not be made with respect to such Other Holder if the showing required in the preceding clause (2) is made to the reasonable satisfaction of the Corporation and (4) the Corporation shall have no other authority in the circumstances set forth in this subsection (c) to alter the Voting Common Stock holdings of any such Other Holder without such Other Holder’s prior written consent. As promptly as practicable following any holder’s conversion of Voting Common Shares or Non-Voting Common Shares as aforesaid, the Corporation shall (1) in the case of conversions of certificated Voting Common Shares or Non-Voting Common Shares, issue and deliver to the converting holder, or to such holder’s transferee, as the case may be, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares issuable upon such conversion and if the certificates surrendered by the converting holder evidence more Voting Common Shares or Non-Voting Common Shares than the holder has elected to convert, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares, as applicable, which have not been converted and (2) in the case of conversions of book-entry Voting Common Shares or Non-Voting Common Shares, cause the transfer agent to effect (directly or through DTC) a book-entry deposit of Voting Common Shares or Non-Voting Common Shares issuable upon such conversion to the converting holder, or to such holder’s transferee, as the case may be. Subject to Article III, in the case of certificated Voting Common Shares or Non-Voting Common Shares, after the conversion is reflected in the books of the transfer agent and pending the issuance and delivery of such certificates, the certificate or certificates evidencing the Voting Common Shares or Non-Voting Common Shares that have been surrendered for conversion shall be deemed to evidence the Non-Voting Common Shares or Voting Common Shares, as applicable, issuable upon such conversion. Any dividends declared and not paid on Voting Common Shares or Non-Voting Common Shares prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment notwithstanding such conversion, and no holder of Voting Common Shares or Non-Voting Common Shares issued upon a conversion occurring after a record date for a declared and unpaid dividend shall be entitled to receive any payment of such dividend with respect to such Voting Common Shares or Non-Voting Common Shares, as applicable. The Corporation shall at all times reserve and keep available out of its authorized but unissued Voting Common Shares and Non-Voting Common Shares, solely for the purpose of effecting the conversions provided for in this Section B(3)(c) of this Article II, such number of Voting Common Shares and such number of Non-Voting Common Shares, respectively, as shall from time to time be sufficient to effect any conversion provided for in this Section B(3)(c) of this Article II and shall take all such corporate action as may be necessary to assure that such Voting Common Shares and such Non-Voting Common Shares shall be validly issued, fully paid and non-assessable upon such conversion.

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C.     Special Meetings. Special meetings of the shareholders of the Corporation may be called solely by the Chairman of the Board of Directors, the President of the Corporation or the Board of Directors.

D.     Control Share Acquisitions. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Company.

ARTICLE III

A.     Restrictions on Stock Ownership or Transfer. As contemplated by this Article III, the Corporation may restrict the ownership, conversion, or proposed ownership, of shares of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would give rise to an FCC Regulatory Limitation (as hereinafter defined). Ownership, conversion, or proposed ownership shall be deemed to give rise to an “FCC Regulatory Limitation” if it (1) is inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (2) materially limits or impairs or could reasonably be expected to materially limit or impair any existing business activity or proposed business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limits or impairs under the Federal Communications Laws the acquisition of an attributable interest in a full-power television station or a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party, (4) subjects or could reasonably be expected to subject the Corporation or any of its subsidiaries to any rule, regulation, order or policy under the Federal Communications Laws having or which could reasonably be expected to have a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership, or (5) requires prior approval from the FCC and such approval has not been obtained. For purposes of Section B(3)(c)(iii) of Article II and this Article III, the term “Federal Communications Laws” shall mean any law administered or enforced by the FCC, including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations, orders and policies of the FCC. The Corporation may, but is not required to, take any action permitted under this Article III; and the grant of specific powers to the Corporation under this Article III shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

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B.     Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may give rise to an FCC Regulatory Limitation or subject the Corporation to FCC reporting requirements, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, and other ownership interests and affiliations) as the Corporation shall reasonably request.

C.     Denial of Rights, Refusal to Transfer. (1) If (a) any person from whom information is requested pursuant to Section B of this Article III does not provide all the information requested by the Corporation completely and accurately in a timely manner or (b) the Corporation shall conclude that a person’s ownership, conversion, or proposed ownership of, or that a person’s exercise of any rights of ownership with respect to, shares of the Corporation, either alone or in combination with other existing or proposed ownership of shares of any other person, would give rise to an FCC Regulatory Limitation, then in the case of either clause (a) or any provision of clause (b) of this Section C(1), the Corporation may (A) refuse to permit the transfer to such proposed share owner or conversion by such person of shares of the Corporation, (B) suspend those rights of share ownership the exercise of which causes or could cause any situation described in any provision of clause (b) of this Section C(1) to occur, (C) require the conversion of any or all shares held by such holder into shares of any other class of shares in the Corporation with equivalent economic value (it being understood that for such purposes a Voting Common Share and a Non-Voting Common Share are deemed to have an equivalent economic value), (D) require the exchange of any or all shares held by such holder for warrants to acquire, at a nominal exercise price, the same number and class of shares of the Corporation, (E) condition the acquisition (including due to conversion) of such shares on the prior consent of the FCC, to the extent such consent is required, (F) to the extent that the remedies in the foregoing clauses (A) through (E) are not reasonably feasible, redeem any or all such shares of the Corporation held by such holder in accordance with the terms and conditions set forth in Section C(2) of this Article III, and/or (G) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such holder or proposed holder, with a view towards obtaining such information or preventing or curing any situation described in clause (a) or in any provision of clause (b) of this Section C(1); provided, however, that to the extent reasonably feasible without materially adversely affecting the ability of the Corporation to prevent or cure the situation described in clause (a) and/or (b) of this Section C(1), the Corporation shall use its good faith efforts (x) to cause any of the remedies listed in the preceding clauses (A) through (G) to be imposed in a substantially similar manner when imposed on similarly situated persons or stockholders at substantialy the same timeand (y) to minimize the impact of the exercise of any such remedy on the interests in the Corporation of the subject holders or persons or other shareholders of the Corporation or other persons with an interest in the Corporation, subject in all cases to the primary goal of preventing or curing any situation described in clause (a) or any provision of clause (b) of this Section C(1); provided, further, that in the circumstances set forth in Section B(3)(c)(iii) of Article II, the only remedy available to the Corporation with respect to Other Holders will be the remedy set forth therein. Any such refusal of transfer or suspension of rights pursuant to clause (A) or (B) of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in any of the situations described in clause (b) of this Section C(1).

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(2) Without limiting the foregoing, the terms and conditions of redemption pursuant to Section C (1)(F) of this Article III shall be as follows:

(a) the redemption price of any shares of the Corporation to be redeemed pursuant to Section C(1)(F) of this Article III shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(b) the redemption price of such shares will be paid in cash;

(c) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors in good faith, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in good faith;

(d)      at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date shall be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such record holders and is then subject to immediate payment to them upon surrender of the share certificates or compliance with DTC policies and procedures for the redemption of book-entry securities for their redeemed shares;

(e)      from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on shares (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

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(f)      such other terms and conditions as the Board of Directors shall determine in good faith.

(3) For purposes of this Section C:

(a) “Fair Market Value” shall mean, with respect to a share of the Corporation of any class or series, the volume weighted average sales price for such a share on the national securities exchange (if any) on which such capital stock is then listed during the 20 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III; provided, however, that if such shares are not traded on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the 20 most recent days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III, or if trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Board of Directors in good faith. Notwithstanding the foregoing, a Non-Voting Common Share shall be deemed to have a Fair Market Value equal to the Fair Market Value of a Voting Common Share determined in accordance with the foregoing sentence.

(b) “person” shall mean an individual, a corporation, a general or limited partnership, an association, a limited liability company, a governmental entity, a trust or other entity or organization.

(c) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of the Corporation pursuant to or on the date specified in Section C(2)(d) of this Article III, as the case may be.

(4) The Corporation shall instruct the Corporation’s transfer agent that the shares of the Corporation are subject to the restrictions set forth in this Article III and such restrictions shall be noted conspicuously on the certificate or certificates representing such shares or, in the case of uncertificated securities, contained in the notice or notices sent as required by law or pursuant to the policies and procedures of DTC in the case of book-entry securities.

D.     Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of Section B(3)(c)(iii) of Article II or this Article III, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event Section B(3)(c)(iii) of Article II or this Article III permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any) so long as such action is not contrary to the provisions of Section B(3)(c)(iii) of Article II or this Article III. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other persons for all other purposes of Section B(3)(c)(iii) of Article II and this Article III. The Board of Directors may delegate all or any portion of its powers under Section B(3)(c)(iii) of Article II and this Article III to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by the VSCA, may exercise the authority granted by Section B(3)(c)(iii) of Article II and this Article III through duly authorized officers or agents of the Corporation. Nothing in Section B(3)(c)(iii) of Article II or this Article III shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under the VSCA.

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E.     Reliance. To the fullest extent permitted by the VSCA, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any person pursuant to Section B(3)(c)(iii) of Article II or this Article III (including, without limitation, Section B of this Article III) and the information, opinions, reports or statements prepared or presented by (1) one or more officers or employees of the Corporation whom the Director believes, in good faith, to be reliable and competent in the matters presented, (2) legal counsel, public accountants, or other persons as to matters the director believes, in good faith, are within the person's professional or expert competence, or (3) a committee of the Board of Directors of which he is not a member if the Director believes, in good faith, that the committee merits confidence. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of the Corporation owned by any holder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G or Form 13F under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of shares of the Corporation.

F.     Severability. If any provision of Section B(3)(c)(iii) of Article II or this Article III or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section B(3)(c)(iii) of Article II or Article III or the application of such provision to any other person.

ARTICLE IV

A.     Number of Directors. From the period beginning on the Combination Merger Effective Time (as hereinafter defined) until the election of Directors at the 2014 annual meeting of shareholders of the Corporation (the “2014 Annual Meeting”), the number of Directors constituting the Board of Directors shall be 14, unless otherwise determined by the Board of Directors in accordance with Section D of this Article IV. As of the election of Directors at the 2014 Annual Meeting, the number of Directors constituting the Board of Directors shall be reduced to 11. After the election of Directors at the 2014 Annual Meeting, the number of Directors constituting the Board of Directors shall be such number as may be fixed from time to time in the bylaws or by resolution adopted by the affirmative vote of a majority of the Board of Directors, but shall not be fewer than three (3); provided, that during the Nominating Committee Designation Period the number of Directors constituting the Board of Directors shall continue to be 11 unless such change is approved by a majority of the Phoenix Designees serving as Directors.

B.     Vacancies. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors constituting the Board of Directors, the Board of Directors shall have the sole authority to fill such vacancy, subject to Section C(2) of this Article IV.

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C.     The Nominating Committee Designation Period.

(1) During the period beginning on the Combination Merger Effective Time through the 2017 annual meeting of shareholders of the Corporation (such period, the “Nominating Committee Designation Period”), the Board of Directors shall maintain a Nominating and Governance Committee (the “Nominating Committee”). The Nominating Committee shall be comprised of five Directors, three of whom shall initially be Phoenix Designees (as hereinafter defined) who are Independent Directors (as hereinafter defined) and two of whom shall initially be General Designees (as hereinafter defined) who are Independent Directors, each appointed by the Board of Directors in accordance with Section 1.2(e) of the Merger Agreement. In the event that at any time during the Nominating Committee Designation Period, the Nominating Committee shall be comprised of fewer than three Phoenix Designees, the remaining Phoenix Designees who are members of the Nominating Committee (and, in the absence of any Phoenix Designees then serving on the Nominating Committee, the Directors who are Phoenix Designees), acting by a majority vote of such members or Directors, shall have the power and authority to recommend to the Board of Directors an Independent Director to fill such vacancy on the Nominating Committee who shall be a Phoenix Designee, and such recommended Independent Director shall thereafter be a member of the Nominating Committee upon the commencement of the next meeting of the Board of Directors, unless the first agenda item of such meeting relates to the ratification or rejection of such nominee (which agenda item may cover any other matter contemplated by this Section C to be the first agenda item), in which case such Independent Director shall become a member of the Nominating Committee immediately after the consideration of such agenda item (unless such nomination is rejected by vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee). In the event that at any time during the period beginning on the Combination Merger Effective Time through the 2014 annual meeting of shareholders of the Corporation, the Nominating Committee shall be comprised of fewer than two General Designees, the remaining General Designees who are members of the Nominating Committee (and, in the absence of any General Designees then serving on the Nominating Committee, the Directors who are General Designees), acting by a majority vote of such members or Directors, shall have the power and authority to recommend to the Board of Directors an Independent Director to fill such vacancy on the Nominating Committee who shall be a General Designee, and such recommended Independent Director shall thereafter be a member of the Nominating Committee upon the commencement of the next meeting of the Board of Directors, unless the first agenda item of such meeting relates to the ratification or rejection of such nominee (which agenda item may cover any other matter contemplated by this Section C to be the first agenda item), in which case such Independent Director shall become a member of the Nominating Committee immediately after the consideration of such agenda item (unless such nomination is rejected by vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee). During the Nominating Committee Designation Period, (i) the Board of Directors shall not have authority to fill any vacancy on the Nominating Committee that is contemplated to be filled in accordance with this Section C(1) other than with an Independent Director recommended in accordance with the foregoing, and such appointment shall require a vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee or a deemed appointment in accordance with this Section C(1) and (ii) no member of the Nominating Committee shall be removed without the vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee.

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(2) At all times during the Nominating Committee Designation Period, but subject to Section C(3) of this Article IV, (x) the Nominating Committee, acting by a majority vote of its members, shall have the power and authority to recommend to the Board of Directors (i) the persons to be nominated by the Board of Directors for election as Directors in connection with each meeting of shareholders of the Corporation at which the election of Directors will occur (but no greater number of persons than the number of Directors that will comprise the Board of Directors as of such meeting of shareholders) and (ii) persons to be appointed to fill vacancies occurring on the Board of Directors, and (y) such nominated persons and appointees shall thereafter become the Board of Director’s nominees or appointees upon the commencement of the next meeting of the Board of Directors, unless the first agenda item of such meeting relates to the ratification or rejection of such nominee or appointment (which agenda item may cover any other matter contemplated by this Section C to be the first agenda item), in which case such nominated persons or appointees shall become the Board of Director’s nominees or appointees immediately after the consideration of such agenda item (unless such nomination or appointment is rejected by a vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee). During the Nominating Committee Designation Period, the Board of Directors shall not have the authority to nominate persons for election as Directors in connection with a meeting of shareholders of the Corporation or to appoint persons to fill vacancies on the Board of Directors, unless such persons are recommended by the Nominating Committee in accordance with the foregoing, and such persons are nominated or appointed by the Board of Directors by vote of a majority of the Board of Directors that includes the affirmative vote of at least one Phoenix Designee or deemed nominated or appointed in accordance with this Section C(2). Furthermore, during the Nominating Committee Designation Period, at least two Phoenix Designees must be in attendance at any meeting of the Nominating Committee in order for a quorum to be present for the conduct of business.

(3) The Nominating Committee shall recommend to the Board of Directors eleven (11) persons as nominees for election as Directors at the 2014 Annual Meeting (a majority of which must be Independent Directors or persons who would be Independent Directors if elected), including (i) five Phoenix Designees selected by the Nominating Committee, (ii) five General Designees selected by the Nominating Committee, who shall include the Chairman of the Board of Directors at the time of such nomination (if the Chairman of the Board of Directors is a General Designee), the Vice-Chairman of the Board of Directors at the time of such nomination (if the Vice-Chairman of the Board of Directors is a General Designee), and the Chief Executive Officer of the Corporation at the time of such nomination (if the Chief Executive Officer is a General Designee), and (iii) one additional person (as determined by the Nominating Committee in its discretion).

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D.     Approval of Certain Matters.

(1) Prior to the election of Directors at the 2014 Annual Meeting, the approval of any of the following matters shall require, in addition to any approval required by the VSCA, the affirmative vote of at least 10 Directors:

(a) any change in the size of the Board of Directors, except for the reduction in the size of the Board of Directors in connection with the 2014 Annual Meeting as expressly contemplated by Section A of this Article IV;

(b) any merger or consolidation of the Corporation with any other Person, or sale of all or substantially all of the assets of the Corporation;

(c) any change to the composition, structure or authority of any committee of the Board of Directors;

(d) any amendment of, or modification to, these Articles of Incorporation or the bylaws of the Corporation; and

(e) the hiring of, or termination of employment by the Corporation of, any “executive officer” of the Corporation (as such term is defined in Rule 405 under the Securities Act of 1933, as amended).

(2) During the Nominating Committee Designation Period, (i) the Board of Directors may not take any action pursuant to the first sentence of Section 13.1-689.F of the VSCA with respect to the Nominating Committee without the vote of a majority of the Board of Directors that includes a majority of the Phoenix Designees serving as Directors and (ii) the members of the Nominating Committee may not take any action pursuant to the second sentence of Section 13.1-689.F of the VSCA.

E.     Definitions. For purposes of this Article IV:

(1) “Combination Merger Effective Time” has the meaning given to such term in the Merger Agreement.

(2) “General Designees” means the nine (9) initial Directors serving on the Board of Directors immediately following the Reclassification Merger Effective Time who also served on the Board of Directors immediately prior to the Reclassification Merger Effective Time, and (ii) any other Director designated in writing as a General Designee by (x) a majority of the General Designees serving on the Nominating Committee, or (y) in the absence of any General Designees serving on the Nominating Committee, a majority of the General Designees serving as Directors.

(3) “Independent Director” means a Director who qualifies as “independent” under Rule 303A.02 of the New York Stock Exchange Listed Company Manual.

(4) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 5, 2013, by and among the Corporation, General Merger Sub 1, Inc., a Virginia corporation, General Merger Sub 2, Inc., a Delaware corporation, General Merger Sub 3, LLC, a Delaware limited liability company, and Phoenix, as such agreement may be amended from time to time, to which these Amended and Restated Articles of Incorporation are attached.

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(5) “Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a governmental entity, a trust or other entity or organization.

(6) “Phoenix” means New Young Broadcasting Holding Co., Inc., a Delaware corporation.

(7) “Phoenix Designees” means (i) the five (5) initial Directors serving on the Board of Directors immediately following the Combination Merger Effective Time who were designated in writing by Phoenix to serve on the Board of Directors pursuant to Section 1.2(e) of the Merger Agreement, and (ii) any other Director designated in writing as a Phoenix Designee by (x) a majority of the Phoenix Designees serving on the Nominating Committee, or (y) in the absence of any Phoenix Designees serving on the Nominating Committee, a majority of the Phoenix Designees serving as Directors.

(8) “Combination Merger Effective Time” has the meaning given to such term in the Merger Agreement.

ARTICLE V

A.     Every reference in this Article V to a Director or Officer shall include every Director or Officer or former Director or Officer of the Corporation and every person who served at the request of the Corporation or one of its subsidiaries as a Director, Officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and, in all of such cases, his or her heirs, executors and administrators. In addition, in this Article V, the terms “applicant”, “expenses”, “liability”, “party”, and “proceeding” shall have the respective meanings set forth in Section 13.1-696 of the VSCA.

B.     In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or Officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article V, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

C.     The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or Officer of the Corporation, or (b) any Director or Officer who is or was serving at the request of the Corporation as a Director, trustee, partner or Officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or Officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

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D.     The provisions of this Article V shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article V shall have any effect on the rights provided under this Article V with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to provide any indemnity under this Article V and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such Director or Officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

E.     The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section B or C of this Article V.

F.     Any indemnification under Section C of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section C of this Article V.

The determination shall be made:

(1) if there are two or more disinterested directors, by the Board of Directors by a majority vote of disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(2) by special legal counsel:

(a) selected by the Board of Directors or its committee in the manner prescribed in Section F(1) of this Article V; or

(b) if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested directors may participate; or

(3) by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested director may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under Section F(2) of this Article V to select counsel.

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Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article V shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. If the nominees are unable to agree upon such special legal counsel, such special legal counsel shall be selected upon application to a court of competent jurisdiction.

G.     (1) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section C of this Article V if the applicant furnishes the Corporation:

(a) a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section C of this Article V; and

(b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

(2) The undertaking required by Section G(1)(b) of this Article V shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Authorizations of payments under this section shall be made by the persons specified in Section F of this Article V.

H.     The Corporation may indemnify or contract to indemnify any person not specified in Section B or C of this Article V who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section C of this Article V.

I.     The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article V and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article V.

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J.     The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article V on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article V. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article V or applicable laws of the Commonwealth of Virginia.

K.      Each provision of this Article V shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

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EXHIBIT C

Form of

MEDIA GENERAL, INC.

Bylaws

Amended and Restated as of ________ ___, 2013

-i-

TABLE OF CONTENTS

(continued)

 -ii-

Article I
Meetings of Shareholders

Section 1.     Place of Meetings. Meetings of Shareholders shall be held at the principal office of the Corporation in Richmond, Virginia or at such other place, either within or without the Commonwealth of Virginia, as from time to time may be fixed by the Board of Directors. The Board may, in its sole discretion, permit Shareholders to participate in any meeting of Shareholders by means of remote communication as authorized by the Virginia Stock Corporation Act (as it exists on the date hereof or as it may be amended from time to time, the “VSCA”) and subject to any guidelines and procedures as may be adopted by the Board.

Section 2.     Annual Meetings. The Annual Meetings of Shareholders shall be held on a date fixed by the Board of Directors.

Section 3.     Special Meetings. Special meetings of the Shareholders may be called solely by the Chairman of the Board, the President or the Board of Directors. At a special meeting of Shareholders, no business shall be transacted and no corporate action taken other than that stated in the notice of the special meeting.

Section 4.     Notice of Meetings. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than 60 days before the date of the meeting (except as a different time is specified in these Bylaws or by the VSCA) either personally or by mail, by or at the direction of the Chairman of the Board, a Vice Chairman, the Secretary, or the Officer or persons calling the meeting, to each Shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the Shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. Without limiting the manner by which notice otherwise may be given effectively to Shareholders, any notice to a Shareholder given by the Corporation may be given by a form of electronic transmission consented to by the Shareholder to whom the notice is given. Any such consent shall be revocable by the Shareholder by written or electronic notice to the Corporation. Any such consent shall be deemed revoked (a) if the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice, provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, “electronic transmission” means any form or process of communication, not directly involving the physical transfer of paper or other tangible medium that (i) is suitable for the retention, retrieval and reproduction of information by the recipient, and (ii) is either (A) retrievable in paper form by the recipient through an automated process used in conventional commercial practice or (B) retrievable in perceivable form and the sender and the recipient have consented in writing to the use of such form of electronic transmission.

Notice of a Shareholders’ meeting to act on an amendment of the Articles of Incorporation, on a plan of merger or exchange of shares, on a sale of assets of the Corporation that requires shareholder approval, a plan of redomestication or conversion or the dissolution of the Corporation shall be given, in the manner provided above, not less than 25 nor more than 60 days before the date of the meeting. Any such notice shall be accompanied, as appropriate, by such additional documents as may be required by law.

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Notwithstanding the foregoing, a written waiver of notice signed by the person or persons entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A Shareholder who attends a meeting shall be deemed to have (A) waived objection to lack of notice or defective notice of the meeting, unless at the beginning of the meeting he or she objects to holding the meeting or transacting business at the meeting, and (B) waived objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless he or she objects to considering the matter when it is presented.

Section 5.     Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Shareholders; provided however, that when any specified action is required to be voted upon by a class of stock voting as a class or series, holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified action. If a quorum is present, action on a matter is approved if the votes cast in favor of the action exceed the votes cast opposing the action, except when a larger vote or a vote by class or series is required by the VSCA and except that in elections of Directors those receiving the greatest number of votes shall be deemed elected even though not receiving a majority. Less than a quorum may adjourn, without notice other than by announcement at the meeting, until a quorum shall attend.

Section 6.     Organization and Order of Business. At all meetings of the Shareholders, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman (if any), the President (if one shall have been elected by the Board) or, in the absence of all of the foregoing, the most senior Executive Vice President, shall act as chairman of the meeting. In the absence of all of the foregoing officers or, if present, with their consent, a majority of the shares entitled to vote at such meeting, may appoint any person to act as chairman. The Secretary of the Corporation or, in the Secretary’s absence, an Assistant Secretary, shall act as secretary at all meetings of the Shareholders. In the event that neither the Secretary nor any Assistant Secretary is present, the chairman of the meeting may appoint any person to act as secretary of the meeting.

The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the dismissal of business not properly presented, the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof, the opening and closing of the voting polls and any recess or adjournment of the meeting.

Section 7.     Voting. A Shareholder may vote his or her shares in person or by proxy. Any proxy shall be delivered to the secretary of the meeting at or prior to the time designated by the chairman of the meeting or in the order of business for so delivering such proxies. No proxy shall be valid after eleven months from its date, unless otherwise provided in the proxy. Each holder of record of stock of any class or series shall, as to all matters in respect of which stock of such class or series has voting power, be entitled to such vote as is provided in the Articles of Incorporation for each share of stock of such class or series standing in the holder’s name on the books of the Corporation. Unless required by the VSCA or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the Shareholder voting or by such Shareholder’s proxy, if there be such proxy.

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Section 8.     Written Authorization. A Shareholder or a Shareholder’s duly authorized attorney-in-fact may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the Shareholder or such Shareholder’s duly authorized attorney-in-fact or authorized officer, director, employee or agent signing such writing or causing such Shareholder’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

Section 9.     Electronic Authorization. The President or the Secretary may approve procedures to enable a Shareholder or a Shareholder’s duly authorized attorney-in-fact to authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram, cablegram, internet transmission, telephone transmission or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either be set forth or submitted with information from which the inspectors of elections can determine that the transmission was authorized by the Shareholder or the Shareholder’s duly authorized attorney-in-fact. If it is determined that such transmissions are valid, the inspectors shall specify the information upon which they relied. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 10.     Advance Notice Provisions for Election of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Shareholders, or at any special meeting of Shareholders called for the purpose of electing Directors, (a) by or at the direction of the Board of Directors or (b) by any Shareholder of the Corporation (i) who is a Shareholder of record of Voting Common Shares in respect of which such nomination is made, and is entitled to vote such shares, on the date of the giving of the notice provided for in this Section 10 of Article 1 and on the record date for the determination of Shareholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 10 of Article 1.

In addition to any other applicable requirements, for a nomination to be made by a Shareholder such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

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To be timely, a Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an Annual Meeting, not earlier than the close of business on the 120th and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder in order to be timely must be delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the 90th day prior to such Annual Meeting or, if the first public announcement or notice of the date of such Annual Meeting is made or given to Shareholders less than 100 days prior to the date of such Annual Meeting, the close of business on the 10th day following the day on which public announcement was made or notice of the date of such meeting is mailed, whichever first occurs and (b) in the case of a special meeting of Shareholders called for the purpose of electing Directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

To be in proper written form, a Shareholder’s notice to the Secretary must set forth (a) as to each person whom the Shareholder proposes to nominate for election as a Director (i) the name, age, business address and residence address of the person, (ii) the employer and principal occupation of the person, (iii) a biographical profile of the person, including educational background and business and professional experience, (iv) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (v) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of Directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is proposed to be made (i) the name and address of such Shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of each Associated Person (as defined below) referred to in clause (iii), (ii) the employer and principal occupation of such Shareholder, of such beneficial owner, if any, and of each Associated Person referred to in clause (iii), (iii) (A) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially, or of record, by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any shares of capital stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock the Corporation (each of the foregoing, a “Derivative Instrument”), in each case that is, directly or indirectly, owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (C) any short interest in any shares of capital stock of the Corporation held by such Shareholder, by such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (D) any rights to dividends on the shares of capital stock of the Corporation owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, in each case that are separated or separable from the underlying shares of capital stock of the Corporation, (E) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company in which such Shareholder, such beneficial owner if any, or any Associated Person of such Shareholder or beneficial owner is a general partner or manager or, directly or indirectly, beneficially owns an interest, and (F) any performance related fees (other than an asset-based fee) that such Shareholder, such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments, (iv) a description of all arrangements or understandings between such Shareholder, beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner, on the one hand, and each proposed nominee and any other person or persons (including their names), on the other hand, relating to the Corporation or any of the shares of its capital stock, including any arrangements or understandings pursuant to which the nomination(s) are to be made by such Shareholder or beneficial owner, (v) a representation that such Shareholder is a Shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons named as nominees in the notice, (vi) a statement whether such Shareholder or any other person known to the Shareholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal and (vii) any other information relating to such Shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a Director if elected. Any such notice shall be supplemented not later than five business days after the record date for the applicable meeting to disclose the information referred to in clause (b) as of the record date.

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No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 10 of Article 1. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective, and such defective nomination shall be disregarded. If the nominating Shareholder does not appear in person or by proxy at the meeting to present a nominee, such nominee shall be disregarded, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

An “Associated Person” of any Shareholder or beneficial owner means (i) any affiliate or person acting in concert with such Shareholder or beneficial owner and (ii) each director, officer, employee, general partner or manager of such Shareholder or beneficial owner or any such affiliate or person with which such Shareholder or beneficial owner is acting in concert.

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Section 11.     Advance Notice Provisions for Business to be Transacted at Annual Meeting. No business may be transacted at an Annual Meeting of Shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the Annual Meeting by any Shareholder of the Corporation (i) who is a Shareholder of record of any class entitled to vote on such business on the date of the giving of the notice provided for in this Section 11 of Article 1 and on the record date for the determination of Shareholders entitled to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 11 of Article 1. For the avoidance of doubt, the foregoing clause (c) shall be the exclusive means for a Shareholder to present proposals (except proposals submitted in accordance with the eligibility and procedural requirements of Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement) for consideration by the Shareholders at any Annual Meeting of Shareholders.

In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not earlier than the close of business on the 120th and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder in order to be timely must be delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the 90th day prior to such Annual Meeting or, if the first public announcement or notice of the date of such Annual Meeting is made or given to Shareholders less than 100 days prior to the date of such Annual Meeting, the close of business on the 10th day following the day on which public announcement was made or notice of the date of such meeting is mailed, whichever first occurs.

To be in proper written form a Shareholder’s notice to the Secretary must set forth as to each matter such Shareholder proposes to bring before the Annual Meeting (A) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, and (B) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the business is proposed to be brought (i) the name and address of such Shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of each Associated Person referred to in clause (iii), (ii) the employer and principal occupation of such Shareholder, of such beneficial owner, if any, and of each Associated Person referred to in clause (iii), (iii) (A) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially, or of record, by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (B) any Derivative Instrument that is, directly or indirectly, owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (C) any short interest in any shares of capital stock of the Corporation held by such Shareholder, by such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (D) any rights to dividends on the shares of capital stock of the Corporation owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, in each case that are separated or separable from the underlying shares of capital stock of the Corporation, (E) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company in which such Shareholder, such beneficial owner if any, or any Associated Person of such Shareholder or beneficial owner is a general partner or manager or, directly or indirectly, beneficially owns an interest, and (F) any performance related fees (other than an asset-based fee) that such Shareholder, such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments, (iv) a description of all arrangements or understandings between such Shareholder, beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner, on the one hand, and any person or persons (including their names), on the other hand, in connection with the proposal of such business by such Shareholder and any material interest of such Shareholder, beneficial owner or any Associated Person of such Shareholder or beneficial owner in such business, (v) a representation that such Shareholder is a Shareholder of record and intends to appear in person or by proxy at the meeting to bring such business before the meeting, (vi) a statement whether such Shareholder or any other person known to the Shareholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal and (vii) any other information relating to such Shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for such business in a contested solicitation pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Any such notice shall be supplemented not later than five business days after the record date for the applicable meeting to disclose the information referred to in clause (b) as of the record date.

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Notwithstanding the foregoing, no disclosure shall be required with respect to ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is proposing business solely as a result of being the Shareholder of record or nominee holder that is directed to prepare and submit the Shareholder’s notice required by these Bylaws on behalf of a beneficial owner.

The foregoing notice requirements shall be deemed satisfied by a Shareholder if the Shareholder has notified the Corporation of such Shareholder’s intention to present a proposal at an Annual Meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such Shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such Annual Meeting.

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No business shall be conducted at the Annual Meeting of Shareholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 11 of Article 1; provided, however, that once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 11 of Article 1 shall be deemed to preclude discussion by any Shareholder of any such business. If the Chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting, and such business shall not be transacted. If the Shareholder or its proxy does not appear at the meeting to present its proposed business, such proposed business shall not be transacted, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

Section 12.     Inspectors. The Corporation shall appoint one or more inspectors to act at a meeting of Shareholders and make a written report of the inspector’s determinations. The Corporation may designate one or more persons as alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at any meeting of Shareholders, the chairman of such meeting shall appoint one or more inspectors to act at the meeting. Each inspector shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

Article II
Directors

Section 1.     General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors, subject to any requirement of Shareholder action.

Section 2.     Number, Election, Term and Qualification. The number of Directors of the Corporation shall be determined in the manner set forth in the Articles of Incorporation. Directors shall be elected each year at the Annual Meeting of Shareholders. Directors shall hold their offices until the next annual meeting of the Shareholders and until their successors are elected and qualified or until there is a decrease in the number of Directors.

Section 3.     Vacancies. Except as limited by the VSCA and except as otherwise provided in the Articles of Incorporation, any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors.

Section 4.     Removal. At a meeting called expressly for that purpose, any Director may be removed from office, with or without cause, by a vote of the Shareholders holding a majority of the shares of the class of stock which elected such Director. If any Directors are so removed, new Directors may be elected at the same meeting.

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Section 5.     Compensation. The Board of Directors may compensate Directors for their services as such and may provide for the payment of all expenses incurred by Directors in attending regular and special meetings of the Board of Directors.

Article III
Directors’ Meetings

Section 1.     Annual Meeting. The Annual Meeting of the Board of Directors (which meeting shall be considered a regular meeting for the purposes of notice) shall be held on the same day as the Annual Meeting of Shareholders for the purpose of electing Officers, unless the Board shall determine otherwise, and carrying on such other business as properly may come before such meeting.

Section 2.     Regular Meetings. Regular meetings of the Board of Directors shall be held for the purpose of carrying on such business as may properly come before the meeting at such times and at such places, within or without the Commonwealth of Virginia, as may be designated by the Chairman and specified in the notice of the meeting. Furthermore, regular meetings of the Board of Directors shall be held immediately following each special meeting of Shareholders to act upon any matter considered by the Shareholders and to consider such other business as may properly come before the meeting. Any such meeting shall be held at the place where the Shareholders’ meeting was held.

Section 3.     Special Meetings. Special meetings of the Board of Directors shall be held on the call of the Chairman of the Board, a Vice Chairman, or any three members of the Board of Directors, at the principal office of the Corporation or at such other place as the Chairman may direct.

Section 4.     Notice. Notice of regular and special meetings of the Board of Directors shall be (i) mailed to each Director addressed to him or her at his or her usual place of business or other designated address at least five days prior to the time of the meeting, or (ii) given by telegraph, telephone or any form of electronic transmission previously approved by a Director, which approval has not been revoked, to each Director or delivered to him or her personally at least 48 hours prior to the time of the meeting; provided that notice of a special meeting must set forth the purpose for which the meeting is called; and provided, further, that notice need not be given of regular meetings held at times and places fixed by resolution of the Board of Directors.

Section 5.     Quorum. A majority of the Directors shall constitute a quorum for the transaction of business. Except as otherwise provided in the Articles of Incorporation, the act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 6.     Waiver of Notice. Notwithstanding any other provisions of these Bylaws, whenever notice of any meeting for any purpose is required to be given to any Director a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be the equivalent to the giving of such notice.

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A Director who attends a meeting shall be deemed to have had timely and proper notice thereof unless, at the beginning of the meeting or promptly upon his or her arrival, the Director objects to the transaction of any business at the meeting and does not thereafter vote or assent to action taken at the meeting.

Section 7.     Action Without A Meeting. Any action which is required to be taken at a meeting of the Directors or by a Directors’ Committee may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed before such action by all of the Directors or all of the members of the Committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote.

Article IV
Directors’ Committees

Section 1.     Committees. Committees with limited authority may be designated by a resolution adopted by a majority of the full number of Directors or as set forth in the Articles of Incorporation.

Article V
Officers; Chairman and Vice Chairman of the Board

Section 1.     Officers. The Officers of the Corporation shall be a President, one or more Vice Presidents (any one or more of whom may be designated as an Executive Vice President or a Senior Vice President), a General Counsel, a Secretary, a Treasurer, a Controller and, in the discretion of the Board of Directors, one or more Assistant Secretaries, Assistant Treasurers and Assistant Controllers. The Chairman of the Board and any Vice Chairmen of the Board may, but need not be, Officers of the Corporation.

Section 2.     Election, Term. Officers shall be elected at the regular Annual Meeting of the Board of Directors or at such other time as the Board of Directors may determine and shall hold office, unless removed, until the next Annual Meeting of the Board of Directors and until their successors are elected and qualified. The Chairman of the Board and any Vice Chairmen of the Board shall be elected at the regular Annual Meeting of the Board of Directors or at such other time as the Board of Directors may determine and shall hold office, unless removed, until the next Annual Meeting of the Board of Directors and until their successors are elected and qualified. The Chairman of the Board and any Vice Chairmen of the Board shall be chosen from the members of the Board of Directors.

Section 3.     Removal. Any Officer may be removed with or without cause at any time by the Board of Directors at any duly called meeting. The Chairman of the Board and any Vice Chairmen of the Board may be removed from such office with or without cause at any time by the Board of Directors at any duly called meeting.

Section 4.     Duties of Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Shareholders and Directors, and shall see that all the orders and resolutions of the Board of Directors are carried into effect, subject, however, to the rights of the Directors to delegate any specific powers. He shall, in addition, have such powers and duties as may be specifically assigned by the Board of Directors.

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Section 5.     Duties of Vice Chairmen of the Board. Subject to the control of the Board of Directors and the Chairman of the Board and to the provisions of the Articles of Incorporation and Bylaws, the Vice Chairmen shall severally perform such duties as may, from time to time, be assigned to each by the Chairman of the Board or the Board of Directors.

Section 6.     Duties of President. Subject to the control of the Board of Directors and the Chairman of the Board and to the provisions of the Articles of Incorporation and Bylaws, the President shall perform such duties as may, from time to time, be assigned to him by the Chairman of the Board or the Board of Directors.

Section 7.     Duties of Vice Presidents. The Vice Presidents shall severally perform such duties as may, from time to time, be assigned to each by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

Section 8.     Duties of General Counsel. The General Counsel shall be the chief legal officer of the Corporation. The General Counsel shall, with the help of those whom he or she may employ (including any firm of which he may be a member) supervise the handling of all claims made by or against the Corporation, the filing of such statements, reports or other documents as may be required by state and federal agencies controlling corporations and their securities, render legal advice to the Officers and Directors and generally manage all matters of a legal nature for the Corporation.

Section 9.     Duties of Secretary. The Secretary shall keep a record in proper books for the purpose of all meetings and proceedings of the Board of Directors and also the minutes of the Shareholders’ meetings, and record all the votes of the Corporation. The Secretary shall attend to the giving and serving of all notices of the Corporation and shall notify the Directors and Shareholders of their respective meetings. The Secretary shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed to all documents which are authorized to be executed on behalf of the Corporation under its corporate seal. The Secretary shall have custody of all deeds, leases, and contracts and shall have charge of the books, records and papers of the Corporation relating to its organization and management. In addition, the Secretary shall perform such other duties as may from time to time be delegated to him by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

Section 10.     Duties of Treasurer. The Treasurer shall have custody of all the funds and securities of the Corporation and shall dispose of the same as provided in these Bylaws, or as directed by the Board of Directors. The Treasurer shall have the care and custody of all securities, books of account, documents and papers of the Corporation except such as are kept by the Secretary. The Treasurer shall keep regular and full accounts showing receipts and disbursements. The Treasurer shall at all times submit to the Board of Directors such statements as to the financial condition of this Corporation as they may require and shall perform such other duties as may from time to time be delegated to the Treasurer by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

Section 11.     Duties of Controller. The Controller shall be responsible for all accounting, budgeting, and internal auditing functions of the Corporation, subject to the direction of the Chairman of the Board, the Vice Chairmen, the President, the Vice President designated as Principal Accounting Officer, or the Board of Directors. In addition, the Controller shall perform such other duties as may from time to time be delegated to him by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

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Section 12.     Duties of Assistant Secretaries. The Assistant Secretaries shall, jointly or severally, in the absence or incapacity of the Secretary or vacancy in the office of Secretary, perform the duties of the Secretary. They shall also perform such other duties as may from time to time be delegated to them by the Chairman of the Board, the Vice Chairmen, the President, the Board of Directors or the Secretary.

Section 13.     Duties of Assistant Treasurers. The Assistant Treasurers shall, jointly and severally, in the absence or incapacity of the Treasurer or vacancy in the office of Treasurer, perform the duties of the Treasurer. They shall also perform such other duties as may from time to time be delegated to them by the Chairman of the Board, the Vice Chairmen, the President, the Board of Directors or the Treasurer.

Section 14.     Duties of Assistant Controllers. The Assistant Controllers shall, jointly and severally, in the absence or incapacity of the Controller or vacancy in the office of Controller, perform the duties of the Controller, and shall in general assist the Controller in the performance of his duties. They shall also perform such other duties as may from time to time be delegated to them by the Chairman of the Board, the Vice Chairmen, the President, the Board of Directors or the Controller.

Section 15.     Compensation. The Board of Directors shall fix the compensation of all of the Officers of the Corporation and the Chairman of the Board and any Vice Chairmen of the Board.

Section 16.     Bonds. The Board of Directors may by resolution require that any or all Officers, agents and employees of the Corporation give bond to the Corporation, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and comply with such other conditions as may from time to time be required by the Board of Directors.

Article VI
Certificates of Stock

Section 1.     Form. The shares of capital stock of the Corporation may be certificated or uncertificated as provided under the VSCA. Certificates representing shares of the capital stock of the Corporation shall be in such form as is permitted by law and prescribed by the Board of Directors and shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary or any other Officer authorized by a resolution of the Board of Directors. Transfer agents and/or registrars for one or more classes of the stock of the Company may be appointed by the Board and may be required to countersign certificates representing stock of such class or classes. Certificates may, but need not, be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the Officers upon such certificates may be facsimiles if the certificate is countersigned by a Transfer Agent or registered by a Registrar other than the Corporation itself or an employee of the Corporation. In the event that any officer, transfer agent or registrar whose signature or facsimile thereof shall have been used on a stock certificate shall for any reason cease to be such officer, transfer agent or registrar of the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person was such officer, transfer agent or registrar at the date of issuance. Within a reasonable time after the issuance or transfer of uncertificated shares of the Corporation, the Corporation shall send, or cause to be sent, to the holder a written statement that shall include the information required by the VSCA to be set forth on certificates for shares of capital stock.

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In case any Officer who has signed or whose facsimile signature has been placed upon a stock certificate shall have ceased to be such Officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such Officer at the date of its issue.

Section 2.     Transfer Agents and Registrars. Transfer Agents and/or Registrars for the stock of the Corporation may be appointed by the Board of Directors and may be required to countersign stock certificates.

Section 3.     Lost, Destroyed and Mutilated Certificates. Holders of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion, or any Officer of the Corporation appointed by the Board of Directors for that purpose may in his discretion, cause one or more new certificates for the same number of shares in the aggregate to be issued to such Shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

Section 4.     Transfer of Stock. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney, and in the case of shares of stock of the Corporation represented by certificates, on surrender of the certificates for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. Uncertificated shares shall be transferable or assignable only on the books of the Corporation upon proper instruction from the holder of such shares. The Corporation will recognize the right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

Section 5.     Closing of Transfer Books and Fixing Record Date. For the purposes of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other proper purpose, the Board of Directors of this Corporation may fix in advance a date as the record date for any such determination of Shareholders, such date in any case to be not more than 70 days prior to the date on which the particular action requiring such determination of Shareholders is to be taken. If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders, or Shareholders entitled to receive payment of a dividend, the date on which the notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders has been made as provided in this section with respect to any meeting, such determination shall apply to any adjournment thereof.

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Article VII
Voting of Stock Held

Unless otherwise provided by the vote of the Board of Directors, the Chairman of the Board, a Vice Chairman, the President, or the Secretary may from time to time appoint an attorney or attorneys or agent or agents of this Corporation to cast the votes which this Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities may be held by this Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any other such corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of this Corporation such written proxies, consents, waivers or other instruments as he may deem necessary or proper in the premises; or the Chairman of the Board, a Vice Chairman, the President, or the Secretary may attend any meeting of the holders of stock or other securities of such other corporation and thereat vote or exercise any powers of this Corporation as the holder of such stock or other securities of such other corporation.

Article VIII
Miscellaneous

Section 1.     Checks, Notes, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange, promissory notes, acceptances and other instruments of a similar character shall be signed by such Officer or Officers or agent or agents of the Corporation as shall be thereunto authorized from time to time by the Board of Directors.

Section 2.     Fiscal Year. The fiscal year of the Corporation shall be determined in the discretion of the Board of Directors, but in the absence of any such determination it shall be the calendar year.

Section 3.     Corporate Seal. The Corporate Seal shall be circular and shall have inscribed thereon, within and around the circumference, the words “Media General, Inc., Richmond, VA.” In the center shall be the word “Seal.”

Article IX
Amendments

Section 1.     New Bylaws and Alterations. Except as otherwise provided for in the Articles of Incorporation, these Bylaws may be amended or repealed and new Bylaws may be made at any regular or special meeting of the Board of Directors by a majority of the Board. However, Bylaws made by the Board of Directors may be repealed or changed and new Bylaws may be made by the Shareholders and the Shareholders may prescribe that any Bylaw made by them shall not be altered, amended, or repealed by the Directors.

Section 2.     Legislative Amendments. In event any portion of these Bylaws is subsequently altered by act of the General Assembly of Virginia those portions thereof which are not affected by such legislation shall remain in full force and effect until and unless altered or repealed in accordance with the other terms hereof.

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 Exhibit D

Phoenix Designees to General Board

H.C. Charles Diao

Soohyung Kim

Howard Schrott

Kevin Shea

Thomas J. Sullivan

EXHIBIT E

LETTER OF TRANSMITTAL

for the Exchange of outstanding shares of

Class A Common Stock, Class B Common Stock and Warrants of

New Young Broadcasting Holding Co., Inc.

for shares of Voting Common Stock or Non-Voting Common Stock of

Media General, Inc.

pursuant to the

Agreement and Plan of Merger, dated as of June 5, 2013, by and among Media General Inc., General Merger Sub 1, Inc., General Merger Sub 2, Inc., General Merger Sub 3, LLC and New Young Broadcasting Holding Co., Inc.

By Registered Mail, Overnight Carrier or Hand Delivery:

Media General, Inc.

333 E. Franklin Street

Richmond, Virginia 23219

Attn: [__]

Telephone: [__]

Fax: (804) 887-7021

This letter of transmittal (this “Letter of Transmittal”) is being sent to you pursuant to that certain Agreement and Plan of Merger, dated as of June 5, 2013 (as it may be amended from time to time, the “Merger Agreement”), by and among Media General, Inc., a Virginia corporation (“General”), General Merger Sub 1, Inc., a Virginia corporation and wholly owned subsidiary of General (“Merger Sub 1”), General Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of General (“Merger Sub 2”), General Merger Sub 3, LLC, a Delaware limited liability company and wholly owned subsidiary of General (“Merger Sub 3”), and New Young Broadcasting Holding Co., Inc., a Delaware corporation (“Phoenix”). A copy of the Merger Agreement accompanies this Letter of Transmittal for your reference. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

At the closing of the transactions contemplated by the Merger Agreement (the “Closing”, and the date on which the Closing occurs, the “Closing Date”), General will reclassify each outstanding share of its existing Class A Common Stock, par value $5.00 per share, of General (the “General Class A Common Stock”) and each outstanding share of its existing Class B Common Stock, par value $5.00 per share, of General (the “General Class B Common Stock”) into one (1) share of either a newly-created class of Voting Common Stock, of General (the “General Voting Common Stock”), or a newly-created class of Non-Voting Common Stock, of General (the “General Non-Voting Common Stock”, and together with the General Voting Common Stock, the “General Common Stock”), in each case by means of a merger of Merger Sub 1 with and into General (the “Reclassification Merger”, and the effective time thereof, the “Reclassification Merger Effective Time”), on the terms and subject to the conditions set forth in the Merger Agreement, with General being the surviving corporation in the Reclassification Merger.

Immediately following the Reclassification Merger Effective Time, Merger Sub 2 will be merged with and into Phoenix (the “Combination Merger”, and the effective time thereof, the “Combination Merger Effective Time”), with Phoenix being the surviving corporation in the Combination Merger. At the Combination Merger Effective Time:

●

each outstanding share of Class A Common Stock, par value $0.01 per share, of Phoenix (the “Phoenix Class A Common Stock”) and each outstanding share of Class B Non-Voting Common Stock, par value $0.01 per share, of Phoenix (“Phoenix Class B Common Stock”, and together with the Phoenix Class A Common Stock, the “Phoenix Common Stock”) that you hold will be converted into the right to receive 730.6171 shares of General Voting Common Stock; and

●

each outstanding warrant (each, a “Warrant” and collectively, the “Warrants”) to acquire shares of the Phoenix Class A Common Stock you hold will be automatically converted into the right to receive 730.6171 shares of General Voting Common Stock for each share of Phoenix Class A Common Stock subject to such Warrant.

However, you may, by indicating below, elect to receive shares of General Non-Voting Common Stock in lieu of any or all of the shares of General Voting Common Stock you are otherwise entitled to receive.

The whole number of shares of General Voting Common Stock and/or General Non-Voting Common Stock which you will have the right to receive pursuant to the Merger Agreement for your shares of Phoenix Common Stock and Warrants is referred to herein as the “Merger Consideration”.

No fractional shares of General Voting Common Stock or General Non-Voting Common Stock will be issued to you. In lieu of any fractional share you would otherwise be entitled to receive, you will receive a cash payment in lieu of such fractional shares equal to (1) the fraction of a share that you would otherwise be entitled to multiplied by (2) the closing price of the General Class A Common Stock on the NYSE on the trading day immediately prior to the Closing Date.

This Letter of Transmittal is to be used by you for the surrender of certificates representing shares of Phoenix Common Stock and/or certificates representing Warrants. In order to receive the Merger Consideration with respect to the shares of Phoenix Common Stock and/or Warrants that you hold, you must (1) complete and sign this Letter of Transmittal in accordance with the instructions in this Letter of Transmittal, and (2) mail or deliver this Letter of Transmittal, together with certificates representing shares of Phoenix Common Stock and/or certificates representing Warrants being surrendered and all other required documents (or if applicable, affidavits of lost certificates), including a properly completed Internal Revenue Service (“IRS”) Form W-9 (attached hereto as Exhibit B) or, if applicable, the appropriate Form W-8 (forms of which are available at www.irs.gov), and any additional letters or statements reasonably requested by General in respect thereof, to Media General Inc., 333 E. Franklin Street, Richmond, Virginia 23219, Attention: [__].

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The General Common Stock to be issued pursuant to the Merger Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. Under the Securities Act, such securities will not be eligible for transfer unless they are (i) registered under the Securities Act or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act.

In addition, pursuant to the terms of the Written Consent and Voting Agreement, dated as of June 5, 2013, by and among General, Phoenix and the Equityholders party thereto (the “Phoenix Support Agreement”), the Registration Rights Agreement, dated as of June 24, 2010, by and among Phoenix and the Equityholders party thereto, was amended and restated and you are now party to an Amended and Restated Registration Rights Agreement, dated as of June 5, 2013, by and among General, Phoenix, and the other parties thereto (the “General Registration Rights Agreement”), attached hereto as Exhibit A, unless you indicate below (or upon other notice to General, pursuant to Section 10(b) of the General Registration Rights Agreement), that you elect to remove yourself as a party to the General Registration Rights Agreement. If you elect to remove yourself as a party to the General Registration Rights Agreement, you will not be eligible to receive certain rights specified therein including: demand registration rights, takedown rights under a “shelf” registration statement, and “piggyback” registration rights. If you do not elect to opt out of the General Registration Rights Agreement, you will not be able to short or, after the Closing, sell or short any shares of General Common Stock until the six-month anniversary of the Closing unless such sale occurs in connection with a registered underwritten public offering. You should consult with your attorney to determine whether remaining a party to the Registration Rights Agreement makes sense for you.

Any request for assistance in connection with this Letter of Transmittal or related matters should be addressed to Media General Inc., 333 E. Franklin Street, Richmond, Virginia 23219, Attention: [__].

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For the shares of Phoenix Common Stock and/or Warrants you are surrendering, please indicate below the name and address of the record holders of such shares of Phoenix Common Stock and/or Warrants. The names and addresses of the record holders should be printed exactly as they appear on the certificates representing such shares of Phoenix Common Stock and/or the certificates representing such Warrants. Please indicate below the number of each certificate representing such shares of Phoenix Common Stock and the total number of shares of Phoenix Class A Common Stock or Phoenix Class B Common Stock, as applicable, represented by each such certificate. With respect to each certificate representing Warrants, please also indicate below the number of shares of Phoenix Class A Common Stock issuable upon exercise of each Warrant represented thereby (“Warrant Shares”).

Description of Certificates Representing Phoenix Common Stock/Warrants

Being Surrendered for Exchange

Name(s) of Record Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on the certificate(s))	Certificate(s) and Share(s) Surrendered (If additional space is necessary, please list additional share information on Exhibit E or attach additional sheets)
	Certificate Number(s) (if applicable)	Total Number of Shares of Phoenix Class A Common Stock represented by certificate(s)/ Warrant Shares represented by certificate(s) (as applicable)	Total Number of Shares of Phoenix Class B Common Stock represented by certificate(s)

A. Total Shares of Phoenix Common Stock Surrendered (1):
B. Total Warrant Shares Surrendered (2):

1.	Equals the aggregate number of shares represented by the certificates representing shares of Phoenix Class A Common Stock and Phoenix Class B Common Stock surrendered herewith.

2.	Equals the aggregate number of shares of Phoenix Class A Common Stock issuable upon exercise of the Warrants surrendered herewith.

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Please indicate below the number of shares of General Voting Common Stock and/or shares of General Non-Voting Stock to be received by you in exchange for your shares of Phoenix Common Stock and/or Warrant Shares. Except as otherwise set forth in the Merger Agreement or the governing documents of General in effect as of the Closing, you may elect to receive any combination of shares of General Voting Common Stock or General Non-Voting Common Stock in exchange for your shares of Phoenix Common Stock or Warrants.

Description of General Common Stock to be Received upon Exchange of

Phoenix Common Stock and/or Warrants

C. Total Shares of Phoenix Common Stock Surrendered (Box A above)	Total Shares of General Common Stock Issuable (3)	Number of Shares of General Voting Common Stock to be Received	Number of Shares of General Non-Voting Common Stock to be Received

D. Total Warrant Shares Surrendered (Box B above)	Total Shares of General Common Stock Issuable (4)	Number of Shares of General Voting Common Stock to be Received	Number of Shares of General Non-Voting Common Stock to be Received

3.	Equals the number set forth in Box C multiplied by the Exchange Ratio (which is 730.6171), rounded down to the nearest whole number.

4.	Equals the number set forth in Box D multiplied by the Exchange Ratio (which is 730.6171), rounded down to the nearest whole number.

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Method of Delivery

Please Read Accompanying Instructions Carefully

____	Check here if one or more certificates for surrendered shares of Phoenix Common Stock or certificates representing surrendered Warrants are enclosed herewith.

____	Check here if you have enclosed an Affidavit of Loss and Indemnity, a form of which is attached as Exhibit D.

Lost or Destroyed Certificates

If any of your certificates representing Phoenix Common Stock or certificates representing Warrants has been lost, destroyed or stolen, please see the instruction on Lost, Stolen or Destroyed Certificates. Please fill out the remainder of this Letter of Transmittal and indicate above on the Description of Certificates Representing Phoenix Common Stock/Warrants Being Surrendered for Exchange the number of Shares represented by the lost, stolen, or destroyed certificate(s) and return to General an Affidavit of Loss and Indemnity in the form of Exhibit D attached hereto.

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NOTE: SIGNATURES MUST BE PROVIDED BELOW

PLEASE READ THE FOLLOWING AND THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

Upon the terms and subject to the conditions of the Merger Agreement, the undersigned hereby surrenders, or causes to be surrendered, to General the shares of Phoenix Common Stock (the “Surrendered Shares”) and/or Warrants (the “Surrendered Warrants”) indicated as being surrendered above under “Description of Certificates Representing Phoenix Common Stock/Warrants Being Surrendered for Exchange” in exchange for the applicable Merger Consideration payable in respect of such shares of Phoenix Common Stock and/or Warrants at the Closing. Subject to the Merger Agreement, and this Letter of Transmittal, the undersigned hereby assigns and transfers, or causes to be assigned and transferred, to General, all right, title and interest in and to the Surrendered Shares and/or Surrendered Warrants, free and clear of any and all liens, security interests, restrictions, claims or other encumbrances, effective upon the later of (1) the Combination Merger Effective Time, and (2) the delivery of all certificates representing Surrendered Shares or Surrendered Warrants to General being surrendered by you in connection with this Letter of Transmittal (or, if applicable, an affidavit of lost certificate(s) upon the terms set forth herein and in the Merger Agreement) and the delivery to General of a duly executed and properly completed Letter of Transmittal (including all ancillary documents thereto). Capitalized terms used in these instructions and not defined herein shall have meanings ascribed to them in the Merger Agreement.

Representations and Warranties

The undersigned represents and warrants to, and for the benefit of, each of General and Phoenix, as follows as of the date the undersigned executes and delivers this Letter of Transmittal and, if later, as of the Closing Date:

●

The undersigned has all corporate or other organizational power and authority to execute and deliver this Letter of Transmittal and to perform its obligations hereunder. This Letter of Transmittal has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding obligation of the undersigned, enforceable against such Equityholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

●

The undersigned does not own, beneficially or of record, any Phoenix Equity other than the Surrendered Shares and/or Surrendered Warrants being surrendered herewith (except to the extent that such Equityholder may be deemed to beneficially own other Phoenix Equity owned by other Equityholders, including as a result of the Equityholders Agreement (as defined below) and other agreements among the Equityholders). The undersigned is the sole record owner of the Surrendered Shares and/or Surrendered Warrants being surrendered herewith, and has power to dispose of (or cause to be disposed of) such Surrendered Shares and/or Surrendered Warrants sufficient to perform its obligations hereunder.

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●

Except as contemplated by the Merger Agreement, no filing with any Governmental Entity, and no authorization, consent or approval of any other Person (other than such approvals of the undersigned's Affiliates as have been obtained on or prior to the date hereof) is necessary for the execution of this Letter of Transmittal by the undersigned or the performance by the undersigned of the undersigned's obligations hereunder. None of the execution and delivery of this Letter of Transmittal by the undersigned, or the performance by the undersigned of the undersigned's obligations hereunder shall (i) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the undersigned's Surrendered Shares and/or Surrendered Warrants pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the undersigned is a party or by which the undersigned or any of the undersigned's Surrendered Shares and/or Surrendered Warrants are bound, or (ii) violate any applicable law, rule, regulation, order, judgment, or decree applicable to the undersigned, except for any of the foregoing as would not impair the undersigned’s ability to perform the undersigned's obligations under this Letter of Transmittal.

●

The undersigned is acquiring shares of General Common Stock pursuant to the Combination Merger for its own account and not with a view to, or for offer or sale in connection with, any distribution, whether in violation of the Securities Act or otherwise, other than pursuant to and in accordance with this Letter of Transmittal, the Merger Agreement, or the transactions contemplated thereby. The undersigned understands that the shares of General Common Stock that will be acquired by it pursuant to the Combination Merger are not listed on any national securities exchange and that the shares of General Common Stock acquired by it pursuant to the Combination Merger will constitute “restricted securities” (as defined under Rule 144(a) under the Securities Act) and may not be sold, transferred or otherwise disposed of unless such sale, transfer or other disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. The undersigned will not sell, transfer or otherwise dispose of or offer for sale any of such shares unless such sale, transfer or other disposition or offer is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

●

The undersigned is an “accredited investor” (as defined in Rule 501(a) under the Securities Act), and the undersigned (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Combination Merger and an investment in the General Common Stock, and the undersigned is capable of bearing any risk and complete loss of its investment in the General Common Stock.

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●

The undersigned and, if the undersigned is not a natural person, its officers and/or trustees, as applicable, have had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Letter of Transmittal and the Merger Agreement and have had full access to such other information concerning the General Common Stock, General and Phoenix and any of their respective subsidiaries as it has requested. The undersigned has received all information that it believes is necessary or appropriate in connection with its investment in the General Common Stock.

●

The undersigned is an informed and sophisticated party and has engaged, to the extent the undersigned deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated by the Merger Agreement and this Letter of Transmittal. The undersigned acknowledges that the undersigned has not relied upon any investigation that may have been made by General with respect to the General Common Stock or any express or implied representations or warranties of any nature made by or on behalf of or imputed to General or Phoenix, whether or not any such representations, warranties or statements were made in writing or orally. Without limiting the generality of the foregoing, the undersigned acknowledges that none of General or Phoenix nor their respective subsidiaries has made, makes, or will make any representation or warranty, express or implied, with respect to (i) any projections, estimates or budgets delivered to or made available to the undersigned of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of General or Phoenix and of any of their respective subsidiaries or the future business and operations of General and Phoenix and their respective subsidiaries; or (ii) any other information or documents made available to the undersigned or its counsel, accountants or advisors with respect to General and Phoenix or their respective subsidiaries or their respective businesses or operations.

Miscellaneous

1.

The undersigned’s representations, warranties, agreements and covenants in this Letter of Transmittal will be governed by, and construed in accordance with, the internal laws of the Commonwealth of Virginia applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles that would result in the application of the laws of any other jurisdiction. The undersigned hereby agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter of Transmittal or the transactions contemplated hereby shall be brought in the United States District Court for the Eastern District of Virginia (or, if that court does not have jurisdiction, the Circuit Court for the City of Richmond, Virginia), and the undersigned hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on the undersigned anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the undersigned agrees that service of process on it at the address of such holder so indicated in a returned Letter of Transmittal shall be deemed effective service of process on the undersigned. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OF TRANSMITTAL OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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2.

The undersigned will, upon request, execute and deliver any additional documents reasonably deemed by General and Phoenix to be necessary or desirable to complete the assignment and transfer to General, free and clear of any and all liens, security interests, restrictions, claims or other encumbrances, of the Surrendered Shares and/or the Surrendered Warrants pursuant to this Letter of Transmittal and the Merger Agreement. The undersigned acknowledges and agrees that upon receipt of the Merger Consideration payable in respect of the Surrendered Shares and Surrendered Warrants contemplated by the Merger Agreement, the undersigned will have no further rights in respect of the Phoenix Common Stock and/or Warrants.

3.

The undersigned shall reasonably cooperate with Phoenix and General in connection with their efforts to make any necessary filings and submissions with, and obtain any necessary consents, approvals, waivers and authorizations of, actions or nonactions by, any Governmental Entity or any third party necessary to be made in connection with the transactions contemplated by the Merger Agreement and by this Letter of Transmittal, including by providing to Phoenix or General such information regarding such Equityholder and its Affiliates as shall be reasonably requested by Phoenix or General in connection with such efforts. The undersigned shall make as promptly as reasonably practicable all necessary filings and submissions required to be made by it with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement and this Letter of Transmittal.

4.

The undersigned hereby permits General and Phoenix to publish and disclose in the DGCL Notices, the Phoenix Information Statement, any and all applicable filings with the SEC and/or the FCC, and any other disclosures or filings required by applicable Law the undersigned's identity and ownership of Phoenix Equity, the nature of the undersigned's commitments, arrangements and understandings pursuant to this Letter of Transmittal and/or the text of this Letter of Transmittal.

5.

The undersigned hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that the undersigned may have under applicable Law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to the undersigned's shares of Phoenix Common Stock or Warrants.

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6.

The undersigned shall not, and shall not permit any of its Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Letter of Transmittal or the Merger Agreement without the prior consent of General and Phoenix; provided, however, that (i) the undersigned may, without the prior consent of General or Phoenix (but after prior consultation with both of them to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable Law or by the rules and regulations of the NYSE or Governmental Entity to which the relevant party is subject or submits, and (ii) the undersigned may make any disclosure that is required to be made by the undersigned pursuant to Section 13(d) under the Exchange Act, in which case the undersigned shall use its reasonable best efforts to allow General and Phoenix reasonable time to comment on such disclosure in advance of such issuance and shall consider and address in good faith the views and comments made by General and Phoenix regarding any such disclosure.

7.

The execution and delivery by the undersigned of this Letter of Transmittal shall constitute a binding agreement on the part of the undersigned with and for the benefit of, General and Phoenix, to the extent set forth above, upon and subject to the terms of the Merger Agreement and this Letter of Transmittal.

8.

In the event the Merger Agreement is terminated for any reason, the undersigned instructs General to return any certificates representing shares of Phoenix Common Stock and/or certificates representing Warrants to the undersigned at its address set forth herein.

9.

All questions as to the form of all documents and the validity (including time of receipt) of this Letter of Transmittal and all certificates and other documents included herewith will be determined jointly by General and Phoenix, and such determination shall be final and binding.

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PLEASE SIGN HERE

(TO BE COMPLETED BY EACH HOLDER OF PHOENIX COMMON STOCK OR WARRANTS)

This Letter of Transmittal must be signed by the registered holder exactly as his, her or its name appears on the certificate(s) representing the Phoenix Common Stock and/or Warrants being surrendered herewith.

If signature is by a trustee, executor, administrator, grantor, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below under “Capacity” and, unless waived by General, submit evidence satisfactory to General of such person’s authority to so act. It is understood that any trustee, executor, administrator, grantor, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity is signing solely in his or her capacity as such, and not in his or her individual capacity, and any recovery against such person shall be limited to solely to the resources of the entity for which he or she is signing.

This Letter of Transmittal may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same letter.

Registration Rights Agreement Opt-Out Election

The holder(s) of Phoenix Common Stock and/or Warrants identified in this Letter of Transmittal, by marking an “X” below, hereby elect not to remain a party to the Registration Rights Agreement. The holder(s) of Phoenix Common Stock and/or Warrants acknowledge(s) receiving advice that such holder(s) will not be entitled to the benefits of the General Registration Rights Agreement by electing not to become a party to the General Registration Rights Agreement. Such holder(s) further acknowledge(s) receiving advice to consult with an attorney before determining whether to remain a party to the General Registration Rights Agreement.

(Signature of Registered Holder or Authorized Signatory):

x

Dated:______________________________________________________________

Name(s):____________________________________________________________

(Please Type or Print)

Capacity (full title): ____________________________________________________

Address (including Zip Code):	_________________________________
_________________________________
_________________________________

Area Code and Telephone No.: ___________________________________________

_____     Check here if you elect not to remain a party to the General Registration Rights Agreement

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INSTRUCTIONS TO THE LETTER OF TRANSMITTAL

IMPORTANT – PLEASE READ THESE INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS LETTER OF TRANSMITTAL

Delivery of Letter of Transmittal and Other Required Documents

THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE HOLDER OF PHOENIX COMMON STOCK AND/OR WARRANTS, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY GENERAL. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signatures on Letter of Transmittal

If any Surrendered Shares or Surrendered Warrants are registered in the names of two or more persons, all such persons must sign this Letter of Transmittal and the required Exhibits.

If any Surrendered Shares or Surrendered Warrants are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of such Surrendered Shares or Surrendered Warrants.

Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign the Letter of Transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence satisfactory to General of their power to act in that capacity unless waived by General.

Merger Consideration

Subject to General's acceptance of your duly executed and completed Letter of Transmittal, together with all other documents required to be delivered in connection herewith, General will, promptly following the later of your delivery of such documents to General and the Combination Merger Effective Time, issue, at the election of General, either certificates or evidence of shares in book-entry form representing the Merger Consideration payable to you hereunder and under the Merger Agreement. Any certificates representing the Merger Consideration, and any written correspondence or other documents pursuant to this Letter of Transmittal, will be mailed to the address of the undersigned indicated in this Letter of Transmittal.

No fractional shares of General Voting Common Stock or General Non-Voting Common Stock shall be issued in the Combination Merger as a result of the conversion of Phoenix Common Stock or Warrants, but each holder of Phoenix Common Stock or Warrants otherwise entitled to a fractional share of General Voting Common Stock or General Non-Voting Common Stock will receive a cash payment in lieu thereof. Subject to General's acceptance of your duly executed and completed Letter of Transmittal, in the event that you are entitled to a cash payment with respect to any fractional shares, such cash payment will be made by check mailed to you at the address accompanying your signature to this Letter of Transmittal.

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Questions and Requests for Assistance or Additional Copies

Questions or requests for assistance in connection with the Merger Agreement or this Letter of Transmittal or requests for additional copies of the Merger Agreement, this Letter of Transmittal or related matters, should be addressed to Media General Inc., 333 E. Franklin Street, Richmond, Virginia 23219, Attention: Media General Inc., 333 E. Franklin Street, Richmond, Virginia 23219, Attention: [__].

IRS Form W-9 and W-8

Each holder of Surrendered Shares or Surrendered Warrants that are being surrendered herewith must complete the IRS Form W-9 (attached hereto as Exhibit B) or, if applicable, the appropriate Form W-8 (forms of which are available at www.irs.gov). Please refer to the attached Exhibit C for information about these forms. FAILURE TO COMPLETE AN IRS FORM W-9 OR APPLICABLE FORM W-8 MAY RESULT IN BACKUP WITHHOLDING ON ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER AGREEMENT.

Transfer Taxes

Each holder of Surrendered Shares or Surrendered Warrants that are being surrendered herewith generally should not be obligated to pay any transfer taxes. However, if transfer tax would apply to the Combination Merger, then the amount of any transfer taxes, imposed by reason of the payment of consideration to a person other than the registered holder, will be payable by such person. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to General by such person, the amount of such transfer taxes will be billed directly to such person.

Lost, Stolen or Destroyed Certificates

If any certificate has been lost, stolen or destroyed, notify General in writing immediately for instruction. Your letter should be forwarded along with your properly completed Letter of Transmittal and any other certificates you may have in your possession. You are required to execute an Affidavit of Loss and Indemnity in connection with each such lost or destroyed certificate(s), in the form of Exhibit D attached hereto (an “Affidavit”), and send it General. General may also request that you provide a bond of indemnity in an amount and upon terms reasonably satisfactory to General. Please fill out one Affidavit for each certificate that you have lost (photocopy the attached Affidavit, if necessary). Each Affidavit is a legal document that represents your binding obligation in accordance with the terms thereof. General may require you to reimburse it for certain fees and expenses in connection with the exchange of stock represented by lost, stolen or destroyed certificates. Please contact General at Media General Inc., 333 E. Franklin Street, Richmond, Virginia 23219, Attention: [__] with questions.

General and Phoenix will Determine the Validity of any Surrender

General and Phoenix will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of shares of Phoenix Common Stock or Warrants. General and Phoenix reserve the right to reject any or all Letters of Transmittal that are not completed in a manner reasonably satisfactory to General and Phoenix. No surrender of shares of Phoenix Common Stock or Warrants will be valid until all defects and irregularities shall have been cured or waived. General and Phoenix’s interpretation of the terms and conditions of the Merger Agreement and this Letter of Transmittal will be final and binding.

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EXHIBIT A

Amended and Restated Registration Rights Agreement

EXHIBIT B

IRS FORM W-9

Form **W-9**
(Rev. December 2011)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Give Form to the requester. Do not send to the IRS.

Print or type
See **Specific Instructions** on page 2.

Name (as shown on your income tax return)

Business name/disregarded entity name, if different from above

Check appropriate box for federal tax classification:
☐ Individual/sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ▶

☐ Other (see instructions) ▶

☐ Exempt payee

Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

City, state, and ZIP code

List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on the "Name" line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN* on page 3.

Social security number

☐☐☐ – ☐☐ – ☐☐☐☐

Note. If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.

Employer identification number

☐☐ – ☐☐☐☐☐☐☐

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (defined below).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 4.

Sign Here **Signature of U.S. person ▶** **Date ▶**

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form

A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income.

Note. If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien,
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,
- An estate (other than a foreign estate), or
- A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners' share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income.

Cat. No. 10231X Form **W-9** (Rev. 12-2011)

Form W-9 (Rev. 12-2011) Page **2**

The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

- The U.S. owner of a disregarded entity and not the entity,
- The U.S. grantor or other owner of a grantor trust and not the trust, and
- The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person, do not use Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS a percentage of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Form W-9.

Also see *Special rules for partnerships* on page 1.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name.

If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

Sole proprietor. Enter your individual name as shown on your income tax return on the "Name" line. You may enter your business, trade, or "doing business as (DBA)" name on the "Business name/disregarded entity name" line.

Partnership, C Corporation, or S Corporation. Enter the entity's name on the "Name" line and any business, trade, or "doing business as (DBA) name" on the "Business name/disregarded entity name" line.

Disregarded entity. Enter the owner's name on the "Name" line. The name of the entity entered on the "Name" line should never be a disregarded entity. The name on the "Name" line must be the name shown on the income tax return on which the income will be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a domestic owner, the domestic owner's name is required to be provided on the "Name" line. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on the "Business name/disregarded entity name" line. If the owner of the disregarded entity is a foreign person, you must complete an appropriate Form W-8.

Note. Check the appropriate box for the federal tax classification of the person whose name is entered on the "Name" line (Individual/sole proprietor, Partnership, C Corporation, S Corporation, Trust/estate).

Limited Liability Company (LLC). If the person identified on the "Name" line is an LLC, check the "Limited liability company" box only and enter the appropriate code for the tax classification in the space provided. If you are an LLC that is treated as a partnership for federal tax purposes, enter "P" for partnership. If you are an LLC that has filed a Form 8832 or a Form 2553 to be taxed as a corporation, enter "C" for C corporation or "S" for S corporation. If you are an LLC that is disregarded as an entity separate from its owner under Regulation section 301.7701-3 (except for employment and excise tax), do not check the LLC box unless the owner of the LLC (required to be identified on the "Name" line) is another LLC that is not disregarded for federal tax purposes. If the LLC is disregarded as an entity separate from its owner, enter the appropriate tax classification of the owner identified on the "Name" line.

Form W-9 (Rev. 12-2011) Page 3

Other entities. Enter your business name as shown on required federal tax documents on the "Name" line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the "Business name/ disregarded entity name" line.

Exempt Payee

If you are exempt from backup withholding, enter your name as described above and check the appropriate box for your status, then check the "Exempt payee" box in the line following the "Business name/ disregarded entity name," sign and date the form.

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note. If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

The following payees are exempt from backup withholding:

1. An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2),

2. The United States or any of its agencies or instrumentalities,

3. A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

4. A foreign government or any of its political subdivisions, agencies, or instrumentalities, or

5. An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6. A corporation,

7. A foreign central bank of issue,

8. A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

9. A futures commission merchant registered with the Commodity Futures Trading Commission,

10. A real estate investment trust,

11. An entity registered at all times during the tax year under the Investment Company Act of 1940,

12. A common trust fund operated by a bank under section 584(a),

13. A financial institution,

14. A middleman known in the investment community as a nominee or custodian, or

15. A trust exempt from tax under section 664 or described in section 4947.

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 15.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 9
Broker transactions	Exempt payees 1 through 5 and 7 through 13. Also, C corporations.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 5
Payments over $600 required to be reported and direct sales over $5,000 [1]	Generally, exempt payees 1 through 7 [2]

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney, and payments for services paid by a federal executive agency.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see *Limited Liability Company (LLC)* on page 2), enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.ssa.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting IRS.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: *A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.*

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, below, and items 4 and 5 on page 4 indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on the "Name" line must sign. Exempt payees, see *Exempt Payee* on page 3.

Signature requirements. Complete the certification as indicated in items 1 through 3, below, and items 4 and 5 on page 4.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

Form W-9 (Rev. 12-2011) Page **4**

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee [1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner [1]
5. Sole proprietorship or disregarded entity owned by an individual	The owner [3]
6. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(i)(A))	The grantor*
For this type of account:	**Give name and EIN of:**
7. Disregarded entity not owned by an individual	The owner
8. A valid trust, estate, or pension trust	Legal entity [4]
9. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11. Partnership or multi-member LLC	The partnership
12. A broker or registered nominee	The broker or nominee
13. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(i)(B))	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or "DBA" name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships* on page 1.

***Note.** Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, social security number (SSN), or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: *spam@uce.gov* or contact them at *www.ftc.gov/idtheft* or 1-877-IDTHEFT (1-877-438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

EXHIBIT C

Important Tax Information

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS LETTER OF TRANSMITTAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) ANY SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS DESCRIBED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Under the U.S. federal income tax laws, General may be required to withhold 28% of the amount of any cash payments made to certain holders of Phoenix Common Stock and holders of Warrants who surrender such stock or warrants with respect to any cash received in lieu of fractional shares of General Common Stock. In order to avoid such backup withholding, each equityholder that is a United States person for U.S. federal income tax purposes must provide General with its correct taxpayer identification number (“TIN”) by completing the attached Form W-9. If General is not provided with the correct TIN, the equityholder may be subject to a penalty imposed by the Internal Revenue Service (“IRS”) and cash payments in lieu of fractional shares may be subject to backup withholding. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS. For further information concerning backup withholding and instructions for completing the Form W−9 (including how to obtain a TIN if you do not have one), consult the attached Form W−9.

An equityholder that is not a United States person for U.S. federal income tax purposes must submit the appropriate completed Form W-8 (available at www.irs.gov) to avoid backup withholding.

Failure to complete and return the Form W-9 or an applicable Form W-8 may require General to withhold 28% of the amount of any cash payment made to you in lieu of a fractional share of General Common Stock.

 EXHIBIT D

Affidavit of Loss and Indemnity

This Affidavit of Loss and Indemnity is being delivered to General pursuant to the Instructions to the Letter of Transmittal sent by General to the undersigned holder of Class A Common Stock, par value $0.01 per share (the “Phoenix Class A Common Stock”), of New Young Broadcasting Holding Co., Inc., a Delaware corporation (“Phoenix”), Class B Non-Voting Common Stock, par value $0.01 per share, of Phoenix (“Phoenix Class B Common Stock”, and together with the Phoenix Class A Common Stock, the “Phoenix Common Stock”), and/or outstanding warrants (each, a “Warrant” and collectively, the “Warrants”) to acquire shares of the Phoenix Class A Common Stock.

The undersigned holder does hereby certify to General and Surviving General that he, she or it is (or, if the Closing has occurred, was) the owner and holder of certificate no.________ representing _________  shares of Phoenix Common Stock and/or certificate no. _________ representing __________ shares of Warrants and does further certify as follows:

1.	The undersigned holder has made a diligent search for said certificate(s) and has been unable to locate said certificate(s);

2.	The undersigned holder has not assigned, sold, endorsed, pledged, deposited, transferred or hypothecated said certificate(s), the shares represented thereby or any interest therein;

3.	The undersigned holder has not assigned any power of attorney or other authorization respecting the certificates or the shares represented thereby;

4.	The undersigned holder will, in the event said certificate(s) is or are recovered, cause the same to be returned to Surviving General for cancellation; and

5.

The undersigned holder agrees to indemnify and save harmless
General and Surviving General, and each of their affiliates, successors and assigns from any and all loss, liability, damages, penalties, fines, costs, taxes and expenses (including all reasonable attorneys’ fees and court costs) incurred by General and Surviving General, and each of their affiliates, successors and assigns, resulting from, arising out of, relating to or caused by the loss, misplacement or destruction of said certificate(s) or the payment by General or Surviving General of any amounts as contemplated by the Letter of Transmittal; provided, however, that in no event will the undersigned holder be liable for any amounts under this section in excess of the undersigned’s share of the Merger Consideration actually received by the undersigned holder in respect of the shares or Warrants represented by this affidavit.

*     *     *     *     *     *     *

IN WITNESS WHEREOF, the undersigned has executed this Affidavit of Loss and Indemnity as of the ____ day of , 2013.

Print Name of Holder

By:
Name:
Its:

)

)     ss.

)

     On the       day of           , before me personally came               who, being duly sworn, did depose and say that he is the person described in and who executed the foregoing instrument, that he executed and delivered said instrument; and that he acknowledged said instrument to be the free act and deed of said corporation or individual.

_______________________

Notary Public

G-1

EXHIBIT E

DISCLOSURES

G-2

EXHIBIT F

ARTICLES OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

MEDIA GENERAL, INC.

I.

The name of the corporation is Media General, Inc. (the “Corporation”).

II.

Article II of the Corporation’s Amended and Restated Articles of Incorporation (the “Articles”) is hereby amended as follows (collectively, the “Amendment”):

A.     Section B(2)(b) of Article II of the Articles is hereby amended by inserting the following at the end thereof:

“For the avoidance of doubt, the holders of the Class A Common Stock shall not have any voting power with respect to the authorization of any plan of merger (including any amendment to these Articles included in any such plan of merger), share exchange or entity conversion or the authorization of any disposition of assets or dissolution and shall not have the right to participate in any meeting of stockholders held for any such purpose.”

B.     Section B(2) of Article II of the Articles is hereby further amended by inserting the following at the end thereof as a new Section B(2)(d):

“(d) Pursuant to Section 13.1-638E of the Virginia Stock Corporation Act, the Corporation may restrict the ownership, conversion, or proposed ownership, of shares of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would give rise to an FCC Regulatory Limitation (as hereinafter defined). Ownership, conversion, or proposed ownership shall be deemed to give rise to an “FCC Regulatory Limitation” if it (1) is inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (2) materially limits or materially impairs any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limits or materially impairs under the Federal Communications Laws the acquisition of an attributable interest in a full-power television station or a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary is considering entering into a definitive agreement with a third party, (4) subjects or could reasonably be expected to subject the Corporation or any of its subsidiaries to any rule, regulation, order or policy under the Federal Communications Laws having or which could reasonably be expected to have a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership, (5) it would, in the judgment of the Corporation, delay or impair the ability of the Corporation to obtain approval or consent of the FCC in connection with a proposed business combination transaction or (6) requires the prior approval from the Federal Communications Commission or any successor governmental agency (the “FCC”) for a change of control and such approval has not been obtained. The term “Federal Communications Laws” shall mean any law administered or enforced by the FCC, including, without limitation, the Communications Act of 1934, as amended , and the rules, regulations, orders and policies of the FCC. The Corporation may, but is not required to, take any action permitted under this Section B(2)(d) of Article II; and the grant of specific powers to the Corporation under this Section B(2)(d) of Article II shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation. In furtherance of the foregoing, if in connection with any proposed plan of merger, share exchange or entity conversion, any holder of shares of the Corporation would be entitled to receive, or would beneficially own, voting stock of the Corporation or any other surviving corporation that would be deemed to give rise to an FCC Regulatory Limitation, then the Corporation shall have the right to provide in such plan of merger, share exchange or entity conversion that such holder shall instead receive non-voting stock of the Corporation or surviving corporation to the extent necessary to ensure that the transaction will not be deemed to give rise to an FCC Regulatory Limitation; provided that the shares of non-voting stock received by such holder, as determined by the Board of Directors in good faith, shall have all of the same preferences, limitations and relative rights as the voting stock of the Corporation or such surviving corporation other than voting rights.”

III.

The foregoing amendment was duly approved and adopted on June 5, 2013 by the Board of Directors of the Corporation at a duly called meeting of such Board at which a quorum was present and acting throughout. The Board of Directors of the Corporation submitted the amendment to the shareholders of the Corporation for their approval at a special meeting of shareholders pursuant to Section 13.1-655 of the Virginia Stock Corporation Act. The designation, number of outstanding shares and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment were as follows:

Designation	Number of Shares Outstanding	Number of Votes Entitled to be Cast
Class A Common Stock, $5.00 par value
Class B Common Stock, $5.00 par value

The total number of undisputed votes cast for the amendment by the holders of the Corporation’s Class A Common Stock was _____ and by the holders of the Corporation’s Class B Common Stock was _____. The number of votes cast for the amendment separately by each voting group was sufficient for approval of the amendment by that voting group.

IV.

Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the effective date of the amendment shall be _______, 2013 (the “Effective Date”).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer as of this __ day of ____, 2013.

GENERAL, INC.

By:
Name:
Title:

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